Exhibit 99.5

PUBLIC ACCOUNTS 2023-2024	Consolidated Financial Statements of the Gouvernement du Québec

Fiscal year ended March 31, 2024

Published in accordance with section 86
of the Financial Administration Act (CQLR, chapter A-6.001)

Public Accounts 2023-2024 - Volume 1

Legal deposit - Bibliothèque et Archives nationales du Québec
October 2024

ISSN 0706-2850 (Print version)
ISSN 1925-1823 (PDF)

© Gouvernement du Québec, 2024

Her Honour the Honourable Manon Jeannotte

Lieutenant Governor of Québec

Parliament Building

Québec

Your Honour,

I am pleased to present you with the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2024. They are presented in two volumes:

Volume 1 includes the consolidated financial statements of the Gouvernement du Québec audited by the Auditor General of Québec, a financial analysis of these financial statements, the budgetary balance established in accordance with the Balanced Budget Act as well as changes in main trends, including those of the government's consolidated revenue and expenditure and net debt over 10 fiscal years.

Volume 2 includes the report of excess expenditures and other costs of budgetary departments and bodies over appropriations approved by Parliament and the report of special funds' excess expenditures and investments over amounts approved by Parliament as well as detailed information for each department, budgetary body, and special fund.

Respectfully yours,

Eric Girard

Minister of Finance

Québec, October 2024

Mr. Eric Girard

Minister of Finance

Parliament Building

Québec

Dear Minister,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2024. These accounts have been prepared under section 86 of the Financial Administration Act (CQLR, chapter A-6.001), in accordance with the government's accounting policies and the public sector accounting standards.

Respectfully yours,

Lucie Pageau, CPA

Comptroller of Finance

Québec, October 2024

Presentation of the Public Accounts

The Public Accounts 2023-2024 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the public sector accounting standards and pursuant to the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). They are published in two volumes. In addition to these volumes, further information to facilitate an understanding of the public accounts is published on the Ministère des Finances website in the section Public Accounts.

Volume 1 - Consolidated financial statements of the Gouvernement du Québec

Volume 1 presents the results and financial position of the Gouvernement du Québec. The financial operations include those of the National Assembly, of the people it appoints, of the government departments, and of all bodies, funds and enterprises controlled by the government.

Volume 1 presents a financial analysis to increase the usefulness and transparency of these consolidated financial statements. The analysis includes the highlights for the 2023-2024 fiscal year and compares the actual results with both forecast results forecast in the 2023-2024 budget and the 2022-2023 results. It also presents the government's budget balance in compliance with the Balanced Budget Act. Finally, it presents the development of main trends relating to important items in the consolidated financial statements and the outcome of the analysis of 10 indicators.

In accordance with the Auditor General Act (CQLR, chapter V-5.01), the Auditor General of Québec prepares an Independent Auditor's Report included with the government's consolidated financial statements and in which she expresses her opinion on the financial statements.

Volume 2 - Financial information on the Consolidated Revenue Fund: general fund and special funds

Volume 2 presents the financial information on the Consolidated Revenue Fund, which is made up of the general fund and the special funds. This volume is divided into two sections. The first section shows the revenue of government departments and budget-funded bodies, their authorized appropriations, the expenses and other costs charged to each of these appropriations and, lastly, the financial operations of the specified purpose accounts they administer. The second section presents the revenue of the special funds as well as their approved and realized expenses and investments.

Acknowledgements

Preparing the Public Accounts requires the participation and collaboration of many employees from different government departments, funds, bodies, and organizations, from the health and social services, education and higher education networks as well as from government enterprises. We would like to thank all of them for their help in preparing these documents.

PUBLIC ACCOUNTS 2023-2024	1

ANALYSIS OF THE

CONSOLIDATED

FINANCIAL STATEMENTS

▌ 1.  Highlights for fiscal year 2023-2024

Summary of consolidated results

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

			Actual results			Actual results	Change
			as at	Change		as at	compared with
	Budget		March 31,	compared		March 31,	the 2022-2023
	2023-2024	(1),(2)	2024	with Budget		2023 (3)	actual results
				M$	%	(restated)	M$	%
REVENUE

Income and property taxes	65 446		62 948	(2 498)	(3.8)	64 521	(1 573)	(2.4)
Consumption taxes	27 290		27 083	(207)	(0.8)	26 597	486	1.8
Duties, permits and royalties	5 739		5 888	149	2.6	5 784	104	1.8
Miscellaneous revenue	12 707		13 505	798	6.3	11 984	1 521	12.7
Revenue from government enterprises	6 807		5 241	(1 566)	(23.0)	6 620	(1 379)	(20.8)
Own-source revenue	117 989		114 665	(3 324)	(2.8)	115 506	(841)	(0.7)
Federal government transfers	29 742		30 876	1 134	3.8	28 737	2 139	7.4
Total revenue	147 731		145 541	(2 190)	(1.5)	144 243	1 298	0.9

EXPENDITURE

Santé et Services sociaux	59 015		61 000	1 985	3.4	59 341	1 659	2.8
Éducation	20 335		20 058	(277)	(1.4)	19 511	547	2.8
Enseignement supérieur	10 480		10 476	(4)	0.0	9 655	821	8.5
Famille	8 210		8 917	707	8.6	7 835	1 082	13.8
Transports et Mobilité durable	6 957		6 700	(257)	(3.7)	6 400	300	4.7
Emploi et Solidarité sociale	5 322		5 728	406	7.6	8 983	(3 255)	(36.2)
Affaires municipales et Habitation	4 546		4 914	368	8.1	4 936	(22)	(0.4)
Économie, Innovation et Énergie	3 680		3 830	150	4.1	3 280	550	16.8
Environnement, Lutte contre les changements climatiques, Faune et Parcs	2 283		2 431	148	6.5	1 673	758	45.3
Other portfolios	17 564		17 499	(65)	(0.4)	15 533	1 966	12.7
Sub-total	138 392		141 553	3 161	2.3	137 147	4 406	3.2
Debt service	9 464		9 982	518	5.5	10 222	(240)	(2.3)
Total expenditure	147 856		151 535	3 679	2.5	147 369	4 166	2.8

Provision for contingencies	1 500			(1 500)	(100.0)

ANNUAL OPERATING DEFICIT	(1 625)		(5 994)	(4 369)	―	(3 126)	(2 868)	―

(1) These numbers correspond to data presented in Budget 2023-2024 of the Ministère des Finances tabled on March 21, 2023, adjusted to ensure comparability with the expenditures as at March 31, 2024. Details of these reclassifications are presented in Note 3 of the consolidated financial statements.

(2) For the purposes of establishing budget forecasts, certain factors that constitute risk and uncertainty factors do not depend directly on the government but can lead to real results that differ from those anticipated. Such factors are presented in Appendix 1, "Risks and uncertainties".

(3) Certain figures for 2022-2023 have been reclassified for consistency with the presentation adopted as at March 31, 2024.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	5

1.  Highlights for fiscal year 2023-2024 (cont'd)

6	PUBLIC ACCOUNTS 2023-2024

1.  Highlights for fiscal year 2023-2024 (cont'd)

Total revenue as at March 31, 2024
(billions of dollars, percentage of total revenue)

Expenditure as at March 31, 2024
(billions of dollars, percentage of total expenditure)

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	7

1.  Highlights for fiscal year 2023-2024 (cont'd)

Accumulated deficit

$118.3B

Increase of $3.4B (2.9%) compared to 2022-2023

$257.4B

Increase of $28.9B (12.6%) compared to 2022-2023

Assets

$375.7B

Increase of $32.3B (9.4%) compared to 2022-2023

Liabilities

Budget balance

−$8.0B

Increase in deficit of $2.0B compared to 2022-2023

Includes a payment of $2.0B in revenue to the Generations Fund

Net debt in % of GDP

38.9%

Increase of 0.6% compared to 2022-2023

Target: 30% of GDP by 2037-2038

8	PUBLIC ACCOUNTS 2023-2024

1.  Highlights for fiscal year 2023-2024 (cont'd)

Budget balance

In Budget 2023-2024, tabled on March 21, 2023, the government forecast a deficit of $1 625 million for fiscal 2023-2024 as well as a budgetary deficit of $3 998 million within the meaning of the Balanced Budget Act (CQLR, chapter E-12.00002), taking into account the payment of $2 373 million in dedicated revenue to the Generations Fund.

The consolidated financial statements of the Gouvernement du Québec for the fiscal year ended March 31, 2024 show an annual operating deficit of $5 994 million. Taking into account deposits of revenues dedicated to the Generations Fund of $2 047 million, the budgetary balance withing the meaning of the Balanced Budget Act for the fiscal year ended March 31, 2024 shows a deficit of $8 041 million.

Plan to restore balanced budget

In December 2023, the Balanced Budget Act was modernized to make its administration more flexible and simpler while maintaining the constraint related to budget balance. In keeping with the provisions in the modernized Act, the $6 084-million budget deficit observed for fiscal year 2022-2023 in the Public Accounts tabled in the fall of 2023 obliges the government to present a plan to restore balanced budget not later than the publication of Budget 2025-2026. The plan must present decreasing deficits over a maximum period of five years and make provision for a balanced budget not later than 2029-2030. Moreover, the government must, for the fiscal year preceding the year in which balanced budget is achieved, make provision for a deficit representing 25% or less of the 2022-2023 budget deficit, i.e., a maximum of $1 521 million.

▌ 2.  Variance analysis

In accordance with the standards set out by the Public Sector Accounting Board, the financial analysis that accompanies the government's consolidated financial statements compares real results with those in its initial budget, adjusted to take into account some reclassifications,1 as well as those of the previous fiscal year.

______________________________________

1 The budget forecasts for expenditures by portfolios have been reclassified to ensure comparability with actual expenditures recorded as at March 31, 2024. Details of these reclassifications are presented in Note 3 of the consolidated financial statements.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	9

2.  Variance analysis (cont'd)

2.1. Own-source revenue

Income and property taxes

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

		Actual results	Change with		Actual results	Change with
	Budget	as at	2023-2024		as at	2022-2023
	2023-2024	March 31, 2024	budget		March 31, 2023	actual results
			M$	%		M$	%

Personal income tax	43 126	41 863	(1 263)	(2.9)	42 251	(388)	(0.9)

Contributions for health services	7 944	8 533	589	7.4	7 914	619	7.8

Corporate taxes	13 192	11 402	(1 790)	(13.6)	13 243	(1 841)	(13.9)

School property tax	1 184	1 150	(34)	(2.9)	1 113	37	3.3

TOTAL	65 446	62 948	(2 498)	(3.8)	64 521	(1 573)	(2.4)

The 2023-2024 forecast of $65 446 million reflected impact on tax revenues of moderate growth of the economic activity in 2023 on tax revenues, mainly as regards personal income tax revenues, which stood at $43 126 million, a slight increase over real results as at March 31, 2023. This forecast was due in particular to growth in household income, which in turn was supported by a robust labour market and by growth in wages and salaries. On the other hand, it also considered the impact of the lowering of the first two tax brackets, which came into force on January 1, 2023. Revenue forecasts related to corporation taxes and health services contributions, which were fairly stable in relation to real results as at March 31, 2023, took into account an expected −4.9% change in the operating surplus in 2023 and 5.3% in 2024, and the impact of the new tax holiday for major investment projects.

The increase in nominal GDP of 3.7% in 2023 exceeded the 2.7% forecast announced in Budget 2023-2024. However, the increase stemmed by and large from persistent inflation in 2023. Indeed, real GDP, which excludes the impact of inflation, fell by 0.4% in relation to the forecast in 2023. It grew by 0.2% as against the 0.6% increase anticipated in Budget 2023-2024. Accordingly, despite the increase in wages and salaries, persistent inflation and the impact of greater-than-anticipated tightening of monetary policy curbed economic activity in 2023. These less favourable than anticipated economic prospects affected income and property taxes, which were 3.8% lower than forecast.

More specifically, personal income tax and corporation tax revenues declined by 2.9% and 13.6% in relation to the budget, and by 0.9% and 13.9% compared with real results as at March 31, 2023.

10	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Income and property taxes (cont'd)

The variation in personal income tax in relation to the budget is attributable in particular to lower-than-anticipated tax revenue in fiscal year 2023-2024, despite the upward adjustment of wages and salaries. This variation is also attributable to less favourable changes in capital gains and the income of individuals in business observed in the wake of the processing of income tax returns for the 2023 taxation year. The reduction in relation to 2022-2023 is mainly due to the downturn in revenues attributable to the lowering on January 1, 2023, of the first two tax brackets by 1 percentage point, and the significant indexation of the taxation system1 pertaining to 2023 (6.44%) and 2024 (5.08%).

As for corporation taxes, the 13.9% reduction in the net operating surplus of corporations largely explains the 13.9% decrease compared with real results as at March 31, 2023, and the 13.6% downward variation in relation to the forecast, mainly because of the economic slowdown and lower prices for raw materials, which affected the prices of natural resource exports.

Furthermore, revenues from health services contributions rose by 7.4% in relation to the budget and by 7.8% in relation to real results as at March 31, 2023. The variations stem mainly from wage and salary gains, which stood at 6.0% in 2023, sustained by labour market dynamism.

______________________________________

1 The statutory indexation of the main parameters of the personal income tax system, namely the various tax brackets, the basic amount and several deductions and tax credits. The indexation rate is determined by the increase in the Québec consumer price index, excluding alcohol, tobacco and recreational cannabis.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	11

2.  Variance analysis (cont'd)

2.1. Own-source revenue (cont'd)

Consumption taxes

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

		Actual results	Change with		Actual results	Change with
	Budget	as at	2023-2024		as at	2022-2023
	2023-2024	March 31, 2024	budget		March 31, 2023	actual results
			M$	%		M$	%

Sales	23 505	23 306	(199)	(0.8)	22 909	397	1.7
Fuel	2 081	2 157	76	3.7	2 157	0	0.0
Tobacco	982	912	(70)	(7.1)	817	95	11.6
Alcoholic beverages	635	618	(17)	(2.7)	635	(17)	(2.7)
Other	87	90	3	3.4	79	11	13.9

TOTAL	27 290	27 083	(207)	(0.8)	26 597	486	1.8

The 2023-2024 forecast of $27 290 million reflected notably a growth in household consumption1 compared with the previous year, growth supported among other things by a robust labour market, wage increases, and the support measures announced by different levels of government to help households face inflation. What is more, anticipated consumption tax revenues lagged, especially because of the anticipated downturn in investments in residential construction, stemming from the impact on household budgets of higher interest payments and the increased cost of living.

As at March 31, 2024, revenue from consumption taxes, mainly the Québec sales tax, is slightly below forecasts, with a downward variation of 0.8% due, in particular, to greater-than-anticipated downturn in investments in residential construction.

Compared with actual results as at March 31, 2023, revenue from consumption taxes is up 1.8%. This change is mainly attributable to a 4.7% increase in household consumption in 2023, sustained by population growth, accumulated household savings, the reduction in personal income tax, and wage and salary gains. Higher revenues are partially offset by the mitigating effect of higher interest rates and inflation on household consumption and the slowdown in investments in residential construction, which fell by 14.8% during the same period. Moreover, the increase in the specific tax on tobacco products, came into force in February 2023, is the main factor that explains the $95-million increase in this source of revenue.

______________________________________

1 Household consumption excluding food expenditures and shelter.

12	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.1. Own-source revenue (cont'd)

Duties, permits and royalties

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

		Actual results	Change with		Actual results	Change with
	Budget	as at	2023-2024		as at	2022-2023
	2023-2024	March 31, 2024	budget		March 31, 2023	actual results
			M$	%		M$	%

Motor vehicles	1 626	1 744	118	7.3	1 616	128	7.9

Natural resources	1 821	1 594	(227)	(12.5)	2 006	(412)	(20.5)

Greenhouse gas emissions	1 353	1 549	196	14.5	1 267	282	22.3

Other	939	1 001	62	6.6	895	106	11.8

TOTAL	5 739	5 888	149	2.6	5 784	104	1.8

The 2023-2024 forecast of $5 739 million, which was comparable to actual results as at March 31, 2023, included a drop in government natural resource royalties, more specifically mining royalties, because of the anticipated downturn in metal prices. On the other hand, revenues from greenhouse gas (GHG) emission rights auction sales were expected to increase. Lastly, the revenue forecast for duties, permits and royalties also considered the impact of capping at 3% the indexation of government user fees.

As at March 31, 2024, revenues from duties, permits and royalties totalling $5 888 million were 2.6% higher than forecast in the budget and 1.8% higher than real results for 2022-2023. The different sources of revenue nonetheless experienced variations that were offset, with the most significant ones pertaining to natural-resource-related revenues and GHG emissions.

Natural resources

Such revenues were $227 million lower than forecast and $412 million below the previous year's figure. The reduction in mining royalties explains the downward variations. Indeed, lower market prices for metals and the significant increase in production costs that certain corporations demanded in the wake of investments depressed mining profits subject to such royalties. The downturn in natural-resource-related revenues is also attributable to reduced revenues from timber sales, due in particular to lower prices for finished products. This decline exceeded the forecast for 2023-2024.

GHG emissions

These revenues exceed the forecast by $196 million and revenues in the preceding year by $282 million. The upturn in relation to the forecast stems mainly from higher-than-anticipated growth in the average price of the units sold. Despite the lower volume of GHG emission rights auction sales compared with 2022-2023, the revenues increased because of higher average prices for the units sold.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	13

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Miscellaneous revenue

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

		Actual results	Change with		Actual results	Change with
	Budget	as at	2023-2024		as at	2022-2023
	2023-2024	March 31, 2024	budget		March 31, 2023	actual results
			M$	%		M$	%

Miscellaneous revenue	12 707	13 505	798	6.3	11 984	1 521	12.7

The 2023-2024 forecast of $12 707 million reflected a generalized growth in the various revenues generated by the different organizations that make up the government, particularly revenues of the health and social services, education and higher education networks. Among other things, the forecast took into account an increase in revenues from tuition fees, linked to an expected growth in the higher education clientele, bearing in mind the impact of capping at 3% the indexation of government user fees.

Actual miscellaneous revenue as at March 31, 2024 of $13 505 million exceeds the forecast by 6.3%. This variation is due in particular to higher-than-forecast growth in interest income on tax receivables administered by the Agence du revenu du Québec, growth explained in part by the rise in interest rates. This variation also stems from a higher-than-anticipated increase in the goodwill of bodies in the health and social services, education, and higher education networks attributable, by way of an example, to a stronger-than-anticipated post-pandemic recovery.

Compared to the previous fiscal year's actual results, revenue growth can be broken down as follows (millions of dollars):

	Actual results	Actual results
	as at	as at
	March 31, 2024	March 31, 2023	Variance
			M$	%

Sales of goods and services	6 354	6 242	112	1.8
Health and social services network user contributions	1 667	1 513	154	10.2
Income on accounts receivable and loans	1 784	1 052	732	69.6
Income on investments	829	525	304	57.9
Fines, forfeitures and recoveries	1 232	1 228	4	0.3
Third-party donations	1 004	904	100	11.1
Tuition fees	543	451	92	20.4
Transfers from entities other than the federal government	92	69	23	33.3

TOTAL	13 505	11 984	1 521	12.7

14	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Miscellaneous revenue (cont'd)

The overall growth of $1 521 million is mainly the result of the increase relating to health and social services network user contributions, income on accounts receivable and loans as well as income on investments.

Health and social services network user contributions

The $154-million increase is due to the increase in revenues from health and social services institutions, attributable among other things to growth in contributions from non-resident users, and to higher revenues from users of adult residential care in rehabilitation centres and residential and long-term care centres.

Income on accounts receivable and loans

The $732-million increase is mainly due to higher interest income on tax claims administered by the Agence du revenu du Québec, notably due to higher interest rates on accounts receivable.

Income on investments

The $304-million increase is mainly attributable to more significant realized gains in 2023-2024 than in 2022-2023, in particular because of favourable equity market performance.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	15

2.  Variance analysis (cont'd)

2.1.  Own-source revenue (cont'd)

Revenue from government enterprises

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

		Actual results	Change with		Actual results	Change with
	Budget	as at	2023-2024		as at	2022-2023
	2023-2024	March 31, 2024	budget		March 31, 2023	actual results
			M$	%		M$	%

Hydro-Québec	3 525	2 027	(1 498)	(42.5)	3 665	(1 638)	(44.7)
Société des alcools du Québec	1 459	1 428	(31)	(2.1)	1 427	1	0.1
Loto-Québec	1 498	1 508	10	0.7	1 597	(89)	(5.6)
Investissement Québec	216	121	(95)	(44.0)	(226)	347	153.5
Other	109	157	48	44.0	157	―	―

TOTAL	6 807	5 241	(1 566)	(23.0)	6 620	(1 379)	(20.8)

The 2023-2024 forecast of $6 807 million reflected a return to normalcy in the anticipated results of Investissement Québec, which fell significantly because of the volatility of rates on the financial markets and the uncertain economic outlook in 2022-2023. The forecasts also reflected a downturn in Hydro-Québec's expected results, stemming from the anticipated reduction in the value of its electricity exports.

Hydro-Québec

The net value of Hydro-Québec's electricity exports fell more markedly than forecast in 2023-2024. This situation is due to the low runoff in the regions where the main basins are located stemming from scarce snow cover at the end of the winter of 2022-2023, lower-than-normal flood waters, and modest summer and fall precipitation in northern Québec. This context led to reduced electricity surpluses for sale in 2023-2024, which explains the 42.5% variation in relation to Budget 2023-2024 and the 44.7% decrease in relation to real results for 2022-2023. Additionally, the government corporation's higher operating expenses exacerbated the reduction in relation to 2022-2023 mainly as a result of more extensive maintenance work aimed at enhancing the quality and reliability of the service.

Investissement Québec

Revenues from Investissement Québec were 44.0% lower than forecast, and 153.5% higher than actual results as at March 31, 2023. The return to normalcy of the expected results did not fully materialize because of financial market volatility and the global context of economic uncertainty. The increase in relation to 2022-2023 is attributable to the unfavourable yields sustained in 2022-2023 in the investments of the venture capital and investment fund portfolio because of the downward spiral of financial markets.

16	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.2. Federal government transfers

Federal government transfers

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

		Actual results	Change with		Actual results	Change with
	Budget	as at	2023-2024		as at	2022-2023
	2023-2024	March 31, 2024	budget		March 31, 2023	actual results
			M$	%		M$	%

Equalization	14 037	14 037	―	―	13 666	371	2.7

Health transfers	8 660	8 714	54	0.6	7 082	1 632	23.0

Transfers for post-secondary education and other social programs	1 366	1 451	85	6.2	1 294	157	12.1

Other programs	5 679	6 674	995	17.5	6 695	(21)	(0.3)

TOTAL	29 742	30 876	1 134	3.8	28 737	2 139	7.4

The 2023-2024 forecast of $29 742 million mainly considered an increase in equalization and the Canada Health Transfer (CHT) due to anticipated growth in Canada's nominal GDP. The forecast also included a one-off increase in the CHT, of which Québec's share was estimated at $447 million.

As at March 31, 2024, federal government transfers of $30 876 million exceed forecast by $1 134 million, or 3.8%

This variation is notably attributable to:

  a reduction in the value of the Québec special abatement,1 which has led to a greater-than-forecast increase of $168 million in transfers for health and of $103 million in transfers for post-secondary education and other social programs;

  higher-than-forecast revenues of $995 million from the "Other programs" category, due in particular to:

- $225 million in unplanned revenues related to the conclusion in November 2023 of the agreement concerning the Housing Accelerator Fund, for a total of $900 million over four years,

- higher-than-anticipated federal government transfer revenues of $194 million for for personal protective equipment (PPE) and other supplies received and used by March 31, 2024,

______________________________________

1 The Québec special abatement (16.5% of federal personal income tax collected in Québec) is subtracted from federal government transfer revenues.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	17

2.  Variance analysis (cont'd)

2.2.  Federal government transfers (cont'd)

- the completion at a higher-than-anticipated pace of infrastructure projects subject to federal financing, including those financed by the Société de financement des infrastructures locales, in respect of which $290 million more in revenues than anticipated were recorded.

Compared with actual results for 2022-2023, those for 2023-2024 show an increase of $2 139 million, due to the net impact of the following items:

Equalization

The growth of $371 million, or 2.7%, in equalization revenues is explained by the increase in the equalization envelope across Canada, whose growth is linked to that of Canada's nominal GDP.

Health transfers

The $1 632-million increase in health transfers is due in particular to:

  $833 million due to the growth of the Canada Health Transfer related to the variation in Canada's nominal GDP;

  $124 million in the wake of the reduction in the value of the Québec special abatement, a portion of which is subtracted from the Canada Health Transfer;

  $627 million following the conclusion of two new agreements that call for additional funding to support Québec's priorities in the realm of health and long-term care.

Transfers for post-secondary education and other social programs

The $157-million increase is attributable to increases of:

  $71 million resulting from the indexation of the Canada Social Transfer;

  $86 million following the reduction in the value of the Québec special abatement, a portion of which is deducted from the Canada Social Transfer.

Other programs

The $21-million decrease in transfer revenues for other programs is explained by various changes:

  a one-off federal transfer of of $197 million in 2022-2023 to help support public transit authorities in the wake of the pandemic;

  a $444-million decrease in federal government transfer revenues related to pandemic-related PPE and other supplies received and used by March 31, 2024.

The decrease is partly offset by:

  a $250-million increase in revenues from the asymmetrical childcare agreement signed in 2021-2022 for a period of 5 years;

  a $225-million grant stemming from the new agreement pertaining to the Housing Accelerator Fund.

18	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.3. Comparison of actual and anticipated expenditures

Consolidated expenditure

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

		Expenditure
	Budget	as at
	2023-2024	March 31, 2024	Variation
			M$	%

Portfolios expenditure	138 392	141 553	3 161	2.3

Debt services	9 464	9 982	518	5.5

Consolidated expenditure	147 856	151 535	3 679	2.5

Portfolio expenditures

Expenditure estimates are established for each portfolio when the budget is prepared. Such estimates, funds are stipulated in the Contingency Fund of the Conseil du trésor et Administration gouvernementale portfolio to notably cover1 unforeseen expenditures under government programs. Accordingly, portfolio expenditures are managed in a comprehensive manner, notably to ensure enhanced budget agility and the sound, efficient management of public funds.

The actual expenditures that the Contingency Fund covers are recorded in the portfolios that benefited from them. This situation can engender variations in relation to the initial budget allocated to certain portfolios when they are absorbed by the amounts budgeted in the Contingency Fund.

Moreover, during the economic and financial update, the spending forecasts for the portfolios may be subject to a revision, as they could also be when the subsequent budget is tabled.

Overall, 2023-2024 portfolio expenditures stand at $141 553 million, i.e., a $3 161 million or 2.3% surplus in relation to the $138 392 million forecast. This discrepancy is due notably to:

  higher-than-anticipated expenditures of $610 million in the Santé et Services sociaux portfolio concerning PPE and other supplies;

  $1 247 million in higher-than-anticipated compensation expenses related to independent labour in health and social services institutions;

______________________________________

1 The Contingency Fund is also intended to cover expenditures on subsidized infrastructure as well as certain measures announced in the Budget. In the 2023-2024 budget plan, forecasts for these expenditures are included in the portfolios that plan to carry them out.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	19

2.  Variance analysis (cont'd)

2.3.  Comparison of actual and anticipated expenditures (cont'd)

Portfolio expenditures (cont'd)

  the additional expenditures announced in Update on Québec's Economic and Financial Situation - Fall 2023:

- $265 million in additional emergency assistance granted by the Transports et Mobilité durable portfolio to cover the anticipated deficit of public transit companies,

- $184 million in additional subsidies paid by the Affaires municipales et Habitation portfolio to build 7 500 affordable new public housing units under the Québec Affordable Housing Program and the partnership with the tax-advantaged funds,

- $128 million in higher-than-anticipated financial assistance payments by the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio to support climate change adaptation measures;

  $285 million in advance payments, announced in the 2024-2025 Budget Plan, made by the Famille portfolio concerning subsidies to the operation of educational childcare services for 2024-2025;

  the unforeseen expenditures of $144 million plus interest of the Transports et Mobilité durable portfolio to compensate the owners of taxi permits following a judgment handed down by the court concerning the class action lawsuit launched against the government;

  the higher-than-anticipated last-resort financial assistance of $323 million granted by the Emploi et Solidarité sociale portfolio notably caused by a higher-than-anticipated number of beneficiaries and a revision of the indexation of benefits during the year;

  higher-than-anticipated subsidies of $308 million by the Affaires municipales et Habitation portfolio granted for municipal infrastructure projects, engendered, in particular, by more extensive-than-anticipated work;

  a higher-than-anticipated increase in the number of applications and the average amount granted for the following tax credits of the Économie, Innovation et Énergie portfolio:

– the investment tax credit, in the higher-than-anticipated amount of $192 million,

– the tax credits for scientific research and experimental development, in the higher-than-anticipated amount of $110 million;

  higher-than-anticipated subsidies of $273 million by the Finances portfolio attributable to the extension of the gasoline tax program and Québec's contribution, the extension which was not known when the budget was prepared.
20	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.3.  Comparison of actual and anticipated expenditures (cont'd)

Portfolio expenditures (cont'd)

Moreover, wage provisions stemming from the government offers submitted and the agreements concluded in the context of the renewal of the collective agreements, more specifically in the Santé et Services sociaux and Éducation portfolios, contributed to the surplus in relation to the forecasts. However, this surplus was offset by the non-realization of expenditures on the order of $651 million in the Éducation portfolio stemming from the strike by school staff in the fall of 2023.

Lastly, the subsidies granted for municipal and collective transportation infrastructure projects were $575 million lower than anticipated for the Transports et Mobilité durable portfolio, mainly because the work completed was less extensive than anticipated.

Debt service

The $518-million surplus in debt service expenditures in relation to the forecast is mainly explained by a higher-than-anticipated increase in interest rates.

Compliance with legislative authorizations

A surplus of consolidated expenditures in relation to those stipulated in the portfolios does not automatically require the approval of appropriations or the issuance by Parliament of additional expenditure authorizations. Indeed, the consolidated expenditures include those of government departments, budgetary organizations, special funds, non-budget-funded bodies and bodies in the health and social services, education and higher education networks. Only the expenditures of government departments, budgetary organizations, and special funds are subject to an annual parliamentary vote. Furthermore, certain expenditures are covered by permanent appropriations granted pursuant to specific statutes or by the appropriations provided in the Contingency Fund.

In 2023-2024, no excess expenditure and other costs were observed in the annual appropriations of the government departments while surpluses of $1 190 million and $652 million, respectively, on the amounts approved were observed in the expenditures and investments of the special funds.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	21

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year

Santé et services sociaux

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
		(restated)	M$	%

Transfers	8 524	8 168	356	4.4

Remuneration	37 626	36 490	1 136	3.1

Operating	14 713	14 562	151	1.0

Doubtful accounts and other allowances	137	121	16	13.2

TOTAL	61 000	59 341	1 659	2.8

This portfolio includes mainly the activities of the health and social services network institutions and the programs administered by the Régie de l'assurance maladie du Québec. It also includes the expenditures of other health-related government agencies such as Héma-Québec.

The increase of $1 659 million compared with expenditures in 2022-2023 stems essentially from the increase in transfer expenditures, remuneration, and operations.

Transfers

The $356-million increase in transfer expenditures is attributable in particular to:

  a $130-million increase attributable to spending growth related to the tax credit for senior assistance and the tax credit for home-support services for seniors;

  a $92-million increase in the expenditures of health and social services institutions to support community-based organizations.

Remuneration

The $1 136 million increase in compensation expenses is mainly explained by:

  a $549-million increase in expenditures related to wage provisions of health and social services institutions stemming from the government offers submitted and the agreements concluded in the context of the renewal of the collective agreements;

  a $643-million increase in costs related to reliance on independent labour in health and social services institutions because of the labour shortage and the increase in the average hourly rate during the fiscal year;

22	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Santé et services sociaux (cont'd)

  a $450-million increase in the remuneration of general practitioners and specialists because of the increase in the number of medical services rendered and their costs.

These increases are partially offset by a $760-million reduction in expenditures attributable to the incentive pay granted in 2022-2023 in the health and social services institutions.

Operating

The $151-million increase in operating expenditures is attributable to several variations, including:

  a $224-million increase in the cost of medicines, mainly those used for cancer treatments;

  a $151-million increase in remuneration paid to non-institutional staff, mainly because of higher costs and the purchase of new spaces;

  a $56-million increase in maintenance and repair expenditures, a $50-million increase in food costs, and a $100-million increase in medical and surgical supplies, due in particular to inflation;

  a $779-million decrease in the consumption of PPE and other supplies.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	23

2.  Variance analysis (cont'd)

2.4. Comparison of expenditures with those of the preceding year (cont'd)

Éducation

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
		(restated)	M$	%

Transfers	1 362	1 095	267	24.4

Remuneration	14 236	14 194	42	0.3

Operating	4 449	4 212	237	5.6

Doubtful accounts and other allowances	11	10	1	10.0

TOTAL	20 058	19 511	547	2.8

This portfolio mainly covers the activities of preschool, primary and secondary education institutions. It also includes programs to promote leisure and sports activities, and to manage national parks.

The $547-million increase in expenditures in relation to 2022-2023 stems by and large from the increase in transfer and operating expenditures. While overall compensation expenses did not increase substantially, they nonetheless experienced various fluctuations that were compensated.

Transfers

The $267-million increase in transfer expenditures stems principally from growth in subsidies granted to private educational institutions, especially to consider the indexation of staff wages and to support their infrastructure projects.

Remuneration

The $42-million increase in compensation expenses is mainly due to:

  a $341-million increase in expenditures related to wage provisions stemming from the government offers submitted and the agreements concluded to renew the collective agreements;

  a $376-million increase in expenditures pertaining to wage progression and the increase in teaching staff in response to rising student numbers.

Both increases are largely offset by the non-realization of $651 million in remuneration expenditures due to the strike by school staff in the fall of 2023.

Operating

The $237-million increase in operating expenditures is attributable, in particular, to the increase in the cost of school transportation, higher expenditures related to building maintenance and sports, cultural, and extracurricular activities, and the leasing of additional space to accommodate higher school enrolments.

24	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Enseignement supérieur

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
		(restated)	M$	%

Transfers	4 903	4 597	306	6.7

Remuneration	4 209	3 958	251	6.3

Operating	1 324	1 119	205	18.3

Doubtful accounts and other allowances	40	(19)	59	(310.5)

TOTAL	10 476	9 655	821	8.5

This portfolio mainly comprises expenditures on college and university educational institutions. It also includes student financial assistance.

The $821-million increase in expenditures in relation to 2022-2023 stems by and large from the increase in transfer, remuneration, and operating expenditures.

Transfers

The $306-million increase in transfer expenditures is mainly explained by:

  a $195-million increase related to the increase in subsidies for private universities, in particular to consider wage indexation in 2023-2024;

  a $143-million increase attributable to the impact of a full year of the Québec Perspective Scholarship program introduced in September 2022.

Remuneration

The $251-million increase in compensation expenses is mainly due to the wage provisions stemming from the government's offers submitted and the agreements concluded in the context of the renewal of the collective agreements and wage progression.

Operating

The $205-million increase in operating expenditures in 2023-2024 stems from insignificant variations.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	25

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Famille

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
			M$	%

Transfers	8 680	7 627	1 053	13.8

Remuneration	134	117	17	14.5

Operating	103	91	12	13.2

Doubtful accounts and other allowances	―	―	―	―

TOTAL	8 917	7 835	1 082	13.8

This portfolio mainly includes expenses dedicated to the financing of educational childcare services and financial assistance for families.

Expenditures increased by $1 082 million in relation to 2022-2023, which is essentially attributable to higher transfer expenditures.

Transfers

The $1 053 million increase in transfer expenditures stems chiefly from:

  a $566-million increase in the subsidies granted to childcare centres and daycare centres, mainly because of the creation of new spaces in the network and the allocation to the managers of home childcare services of new subsidized spaces;

  a $229-million increase in expenditures related to the Family Allowance tax credit resulting from the 6.44% indexation of the credit on January 1, 2023, and 5.08% on January 1, 2024.

26	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Transport et Mobilité durable

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
		(restated)	M$	%

Transfers	2 565	2 699	(134)	(5.0)

Remuneration	827	708	119	16.8

Operating	3 299	2 984	315	10.6

Doubtful accounts and other allowances	9	9	―	―

TOTAL	6 700	6 400	300	4.7

This portfolio mainly includes expenditures for the construction, maintenance and operation of road infrastructure, as well as the financing of public transit services. This portfolio also includes expenditures related to the management of the government's fleet of rolling stock, aircrafts and ferry services.

The $300-million increase in expenditures in relation to 2022-2023 is mainly attributable to higher operating expenditures, partially offset by a reduction in transfer expenditures.

Transfers

The $134-million decrease in transfer expenditures is primarily due to  the non-recurrence of one-off initiatives in 2022-2023 to support collective transportation and the road network, including:

  advance payments of subsidies for collective transportation totalling $500 million in 2022-2023, i.e., $237 million paid to the Réseau de transport de la Capitale, $146 million to the Autorité régionale de transport métropolitain (ARTM), and $117 million to the Société de transport de Laval;

  $200 million in selective assistance attributed to the ARTM in 2022-2023 to support the revival of collective transportation;

  $197 million in subsidies to support transit companies faced with the repercussions of the COVID-19 pandemic, granted through the Programme d'aide d'urgence au transport collectif des personnes (PAUTCP) pursuant to the Accord sur la relance sécuritaire.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	27

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Transport et Mobilité durable (cont'd)

This decrease is partially offset by:

  a $329-million increase in the subsidies granted for municipal infrastructure and collective transportation projects, mainly because of more extensive work carried out than in 2022-2023;

  $265 million in additional emergency assistance to offset part of the anticipated deficit in 2024 of transit companies;

  $200 million in additional assistance to support the revival of collective transportation.

Operating

The $315-million increase in operating expenditures is mainly due to the recognition of expenditures, i.e., $144 million plus interest, to compensate the owners of taxi permits in the wake of a judgment handed down by the court concerning a class action lawsuit launched against the government.

28	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Emploi et Solidarité sociale

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
			M$	%

Transfers	5 018	8 372	(3 354)	(40.1)

Remuneration	503	442	61	13.8

Operating	163	145	18	12.4

Doubtful accounts and other allowances	44	24	20	83.3

TOTAL	5 728	8 983	(3 255)	(36.2)

This portfolio mainly includes expenditures on financial assistance programs for individuals, including last-resort financial assistance and employment assistance programs. Expenditures related to the activities of Services Québec, the Directeur de l'état civil and the Registraire des entreprises, as well as to the administration of the Québec Parental Insurance Plan, are also included in this portfolio.

The $3 255-million decrease in expenditures in relation to 2022-2023 is mainly attributable to a reduction in transfer expenditures.

Transfers

The $3 354 million decrease in transfers is attributable mainly to:

  the $3 371 million decrease stemming from the non-recurrence of the one-time amounts granted in 2022-2023 to contend with the rising cost of living;

  the $184-million decrease in expenditures pertaining to the allowances granted to individuals participating in labour force training, especially caused by the conclusion of activities related to the Programme pour la requalification et l'accompagnement en technologies de l'information et des communications (PRATIC);

  the payment of a one-off envelope of $100 million in 2022-2023 to the Programme de formations de courte durée (COUD) to support businesses encountering recruiting problems.

This reduction is partially offset by a $321-million increase in the costs associated with last-resort financial assistance, attributable to the increase in the clientele stemming, in particular, from an increase in the number of asylum seekers and the annual indexation of benefits. This $321-million increase is also attributable to the impact of a full year of the new Basic Income Program intended for individuals with a persistent severely limited capacity for employment, which stems from the Government Action Plan to Foster Economic Inclusion and Social Participation, which seeks to lift 100 000 individuals out of poverty and increase the income of the poor.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	29

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Affaires municipales et Habitation

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
		(restated)	M$	%

Transfers	4 547	4 624	(77)	(1.7)

Remuneration	132	117	15	12.8

Operating	157	183	(26)	(14.2)

Doubtful accounts and other allowances	78	12	66	550.0

TOTAL	4 914	4 936	(22)	(0.4)

This portfolio mainly includes expenditures on financial support for municipalities, notably for infrastructure, social housing and compensation in lieu of taxes, as well as regional and metropolitan development measures.

The $22-million decrease in expenditures in relation to 2022-2023 is attributable to variations, including a reduction in transfer expenditures.

Transfers

The $77-million decrease in the transfer expenditure in relation to the results of the preceding year is mainly due to:

  a $694-million reduction in the subsidies granted to municipal infrastructure projects, stemming, in particular, from:

– write-downs of $421 million made in 2022-2023 for municipal infrastructure projects in respect of which the work was carried out in previous years,

– $251 million in non-recurrent subsidies granted in 2022-2023 to accelerate the completion and support the purchase and construction of affordable social housing units.

30	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Affaires municipales et Habitation (cont'd)

This decrease is partially offset by:

  $310 million of additional expenditures attributable to the program to share with the municipalities the growth in revenues of 1 point of Québec sales tax;

  a $124-million increase due to the AccèsLogis Québec program and the new Québec affordable housing program;

  a $92-million increase attributable to the Shelter Allowance Program because of the increase in the number of beneficiary households following the simplification of the financial assistance application process;

  $109 million in additional subsidies granted to build affordable social housing units under the partnership with the tax-advantaged funds.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	31

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Économie, Innovation et Énergie

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
			M$	%

Transfers	3 238	2 819	419	14.9

Remuneration	93	83	10	12.0

Operating	217	179	38	21.2

Doubtful accounts and other allowances	282	199	83	41.7

TOTAL	3 830	3 280	550	16.8

This portfolio mainly includes expenditures dedicated to financing economic development projects, as well as supporting research, innovation and the development of energy resources.

The $550-million increase in expenditures in relation to 2022-2023 stems by and large from the increase in transfer expenditures.

Transfers

The $419-million increase is mainly attributable to an increase in the number of applications and the average amount granted for the following tax credits:

  the investment tax credit, in respect of which expenditures rose by $251 million;

  the tax credits for scientific research and experimental development, in respect of which expenditures increased by $177 million.

32	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
			M$	%

Transfers	1 726	1 083	643	59.4

Remuneration	337	293	44	15.0

Operating	364	293	71	24.2

Doubtful accounts and other allowances	4	4	―	―

TOTAL	2 431	1 673	758	45.3

This portfolio mainly includes expenditures on measures to fight climate change, protect the environment and conserve biodiversity. These expenditures also include the operation of public dams, land management of the State's water domain, and the conservation of wildlife resources and their habitats.

Expenditures in 2023-2024 increased by $758 million in relation to those in the preceding year. This variation is mainly attributable mainly to an increase in transfer expenditures.

Transfers

The $643-million change in transfer expenditures in relation to the results of the preceding year is chiefly attributable to the impacts of the enhancement of the 2030 Plan for a Green Economy announced in Budget 2023-2024, including:

  the $278-million increase in subsidies granted under the Drive Electric program because of a significant increase in electric vehicle sales;

  the $143-million increase in subsidies granted to Hydro-Québec in particular to carry out five conversion projects on off-grid electricity distribution systems. The subsidies are intended to support the industry in the attainment of carbon neutrality without increasing demand on Hydro-Québec's central system;

  the $97-million increase stemming, in particular, from subsidies related to programs that seek to reduce GHG emissions, i.e., ÉcoPerformance, Technoclimat, and Valorisation des rejets thermiques.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	33

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Other portfolios

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure	Expenditure
	as at	as at
	March 31, 2024	March 31, 2023	Variance
			M$	%

Transfers	6 803	5 792	1 011	17.5

Remuneration	6 409	5 994	415	6.9

Operating	3 745	3 383	362	10.7

Doubtful accounts and other allowances	542	364	178	48.9

TOTAL	17 499	15 533	1 966	12.7

This group includes the expenditures of 16 other portfolios encompassing programs in the culture, immigration, tourism, and natural resources sectors, and the activities of the judicial system, public security, international relations, legislative power, and central bodies.1

The $1 966-million increase in expenditures in relation to 2022-2023 stems from higher in expenditures in the four categories.

Transfers

The $1 011-million increase in transfers in 2023-2024 results from several variations within the group's portfolios, including:

  a $371-million increase in expenditures associated with the tax credit for film production services resulting from a rising number of applications and an increase in the average amount requested. This credit, linked to the Culture et Communications portfolio, seeks to promote shooting in Québec of foreign film productions;

  financial assistance totalling $100 million paid to telecommunications firms under the project administered by the Conseil exécutif portfolio to enhance regional cell phone coverage in Québec through the construction of cell phone sites in certain regions.

Remuneration

The $415-million increase in compensation expenditures is due, in particular, to the wage provisions stemming from the government's offers submitted and the agreements concluded in the context of the renewal of the collective agreements.

______________________________________

1 The Ministère des Finances, the Ministère du Conseil exécutif, and the Secrétariat du Conseil du trésor.

34	PUBLIC ACCOUNTS 2023-2024

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Other portfolios (cont'd)

Operating

The $362-million increase in operating expenditures in 2023-2024 results from insignificant variations within the group's 16 portfolios.

Doubtful accounts and other allowances

The $178-million increase in doubtful account expenditures and other provisions is essentially due to the revision of the estimates of the doubtful account expenditure, attributable to the higher accounts receivable balance compared with 2022-2023.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	35

2.  Variance analysis (cont'd)

2.4.  Comparison of expenditures with those of the preceding year (cont'd)

Debt service

Fiscal year ended March 31, 2024

(millions of dollars, unless otherwise indicated)

	Expenditure as at March 31, 2024	Expenditure as at March 31, 2023	Variance
			M$	%

Debt service	9 982	10 222	(240)	(2.3)

Debt service mainly comprises interest on the debt and interest on retirement plans liability and other future benefits1 of public and parapublic sector employees. Note 5 in the consolidated financial statements breaks down the composition of debt service.

The $240-million decrease in debt service in relation to 2022-2023 is attributable to:

  the $1 235-million increase in investment income of the sinking funds pertaining to borrowings.2 In 2023-2024, the funds recorded losses on the disposal of assets in the context of the management of investment activities below those observed in 2022-2023;

  the $560-million increase attributable to the investment income of the funds linked to the pension plans and other employee future benefits. Such revenues reduce the expenditure.

These variations are partially offset by an increase totalling $1 555 million in the other elements comprising debt service, especially because of growth in the average volume of debts contracted on financial markets and higher interest rates.

______________________________________

1 This corresponds to the interest on obligations relating to retirement plans and other future benefits of public and parapublic sector employees, minus the investment income of the Retirement Plans Sinking Fund (RPSF) and the specific funds of the plans.

2 Revenues from the sinking funds pertaining to borrowings are deducted from debt service. They comprise interest generated on the investments and gains and losses on dispositions of assets.

36	PUBLIC ACCOUNTS 2023-2024

▌ 3.  Balanced Budget Act

Budget balance

The Balanced Budget Act (the Act) specifies the calculation of the budget balance and decrees the applicable rules when a budgetary deficit is anticipated or observed. The budget balance corresponds to the annual surplus (deficit) related to the activities from which are deducted the revenues allocated to the Generations Fund.

The Act stipulates that the government cannot provide for a budgetary deficit except under one of the following three specific circumstances:

  a catastrophe that significantly affects revenues or expenditures;

  a significant deterioration in economic conditions;

  changes in the federal transfer programs to the provinces that would reduce the transfer payments paid to the government.

In December 2023, the Act was modernized to enhance its flexibility and simplicity while maintaining the constraint related to budget balance. From this modernization stem, in particular, the abolition of the stabilization reserve and the increase in the threshold of the budgetary deficit beyond which the submission by the government of a plan to restore fiscal balance is required. This threshold stood at $1 billion in the Act prior to its modernization. Henceforth, the government must submit a plan to restore balanced budget when it observes a budgetary deficit higher than the revenues recorded for a given year in the Generations Fund. The plan must be submitted not later than the time of the second Budget Speech given after the presentation of the Public Accounts.

Within the meaning of the modernized Act, the 2022-2023 Public Accounts, published in the fall of 2023, indicated a budgetary deficit of $6 084 million.1 Since this deficit exceeds the revenues allocated to the Generations Fund, which stood at $3 082 million, a plan to restore balanced budget must be presented with the 2025-2026 Budget Speech.

Fiscal year 2023-2024

The budgetary balance for the fiscal year ended March 31, 2024 is a deficit of $8 041 million after taking into account the allocation of $2 047 million to the Generations Fund.

______________________________________

1 The budget balance before use of the stabilization reserve.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	37

3.  Balanced Budget Act (cont'd)

Budget balance within the meaning of the Balanced Budget Act

Fiscal year ended March 31, 2024

(millions of dollars)

Actual results
	Budget	as at
	2023-2024	March 31, 2024

Annual deficit	(1 625)	(5 994)

Revenue of the Generations Fund	(2 373)	(2 047)

Budget balance	(3 998)	(8 041)

Change in budget balance

(millions of dollars)

Note: In accordance with the Balanced Budget Act, the budgetary balance does not include the retroactive effect of a new CPA Canada standard for years prior to its coming into force. Thus, although the annual surpluses (deficits) were restated to reflect the application of the accounting standard relating to asset revenues and the standard pertaining to public private partnerships, these restatements had no impact on the budgetary balance.

(1) The provisions of the Balanced Budget Act prohibiting budgetary deficits did not apply to these years.

(2) Recourse to the stabilization reserve made it possible to achieve a balanced budget for 2020-2021 and 2021-2022 and to establish the budget deficit at $5 635M for 2022-2023. The budget balance within the meaning of the Balanced Budget Act after the stabilization reserve is presented in Table 1.4 of the financial statistics (page 68).

(3) The stabilization reserve was abrogated in 2023-2024.

38	PUBLIC ACCOUNTS 2023-2024

3.  Balanced Budget Act (cont'd)

A $725-million budget deficit was recorded in fiscal 2014-2015 in compliance with the Act then in force, since the provisions prohibiting a budget deficit were adopted in 2015-2016. The government's budgetary balances improved continuously from 2014-2015 to 2018-2019, benefiting in particular from a favourable economic situation.

On March 13, 2020, the Québec government declared a health emergency due to the global COVID-19 pandemic. Initiatives implemented to address the crisis and stimulate the economy, combined with the impact of the lockdown and temporary institutional closures, significantly affected the government's financial results for years 2019-2020 to 2021-2022.1 Against this backdrop, to gradually reduce the deficit without curtailing services to Quebecers or a revival of sustainable economic growth, the provisions in the Act that prohibited the recording or anticipation of a budget deficit and those obliging the government to resolve any deficit were suspended for the 2021-2022 to 2022-2023 fiscal years.

In 2022-2023, the budget deficit of $5 635 million2 is mainly due to measures put in place to help Quebecers cope with the rising cost of living in light of high inflation.

Lastly, in 2023-2024, the budget deficit of $8 041 million is attributable to more rapid growth in expenditures (2.8%) than in revenues (0.9%). Sluggish revenue growth is mainly explained by economic stagnation in Québec, which adversely affected income and property taxes, reduced Hydro-Québec exports due to low runoff in its main basins. As for the spending growth, it is attributable to growth in portfolio expenditures (3.2%), stemming notably from persistent inflation in 2023, by higher-than-anticipated population growth and by a major investment in public services, notably to improve working conditions for public and parapublic sector employees.

Generations Fund

The Generations Fund, created under the Act to reduce the debt and establish the Generations Fund, is used exclusively to repay the government's gross debt. The statement of change in the balance of the Generations Fund is presented in Note 12 "Generations Fund" of the consolidated financial statements.

In December 2023, the Act was amended to modify the sources of revenue devoted to the Generations Fund starting in fiscal 2023-2024. Accordingly, revenues stemming from the indexation of the price of heritage pool electricity, mining revenue, an annual amount of $500 million from the specific tax on alcoholic beverages, and amounts relating to the liquidation of unclaimed property were no longer allocated to the Generations Fund.

______________________________________

1 The change in the application of the accounting standard on government transfers also contributed to the budgetary deficit for 2020-2021.

2 The budget balance stood at $6 084 million. As stipulated in the Act prior to its modernization, it was reduced to $5 635 million after the use of the $449 million balance in the stabilization reserve.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	39

3.  Balanced Budget Act (cont'd)

Generations Fund (cont'd)

In keeping with the amended Act, the sources of revenue allocated to the Generations Fund are:

  the water-power royalties that Hydro-Québec and private power producers pay;

  Hydro-Québec's $650-million annual additional contribution drawn from the dividend that Hydro-Québec pays the government;

  gifts, bequests, and other contributions received by the Minister of Finance for debt reduction;

  revenues form the investment of the funds that make up the Generations Fund.

40	PUBLIC ACCOUNTS 2023-2024

▌ 4.  Analysis of main trends

The main trends are established with the financial information from the consolidated financial statements of the Gouvernement du Québec.

Where financial statements have been restated in a subsequent fiscal year, the restated data has been used. In 2023-2024, the accounting changes applied retroactively, presented in Note 3 of the consolidated financial statements, required the restatement of data for previous fiscal years presented in certain charts.

The data presented put into perspective the trends observed over the past 10 years for the following main items:

  the annual surplus (deficit);

  consolidated revenue by sources;

  consolidated expenditures by portfolios;

  the net book value of fixed assets;

  the government's gross debt.

Change in annual surplus (deficit)

(millions of dollars)

Between 2014-2015 and 2018-2019, annual results overall improved, which allowed for the return to a surplus starting in 2015-2016. This was driven by, among other things, restrained growth in expenditures and a favourable economic environment. Growth in annual results ended in 2019-2020 due to targeted initiatives in the budget and the COVID-19 pandemic, which resulted in lost revenue and additional expenses for the government. However, the government's finances were more impacted by the negative effects of the pandemic in 2020-2021, which explains the significant deficit of $4 378 million.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	41

4.  Analysis of main trends (cont'd)

Despite the impact of the many measures adopted by the government to address the health emergency in 2021-2022, Québec's finances benefited from the positive effects of the economic rebound and were particularly stimulated by the easing of the health measures, which resulted in a surplus of $2 567 million.

However, the economic recovery in 2021-2022 engendered significant inflationary pressure for 2022-2023 and led to a rise in the cost of living. To contend with the increase, the government established the Anti-Inflation Shield. The attendant measures, i.e., the increase in the senior assistance amount, the payment of a new one-time cost-of-living amount and the capping of indexation of several government rates, mainly explain the $3 126-million deficit recorded in 2022-2023.

In 2023-2024, the government recorded a deficit of $5 994 million. This deficit is attributable to a more rapid growth in spending (2.8%) than in revenues (0.9%).

42	PUBLIC ACCOUNTS 2023-2024

4.  Analysis of main trends (cont'd)

Change in consolidated revenue

Revenue by source

(millions of dollars)

(1) Other revenue includes revenue from duties and permits as well as miscellaneous revenue.

The government's consolidated revenue rose from $95 943 million to $145 541 million from 2014-2015 to 2023-2024. Over this period, the annual average growth of this revenue was 4.7%, while that of GDP was 4.6%. Since 2014-2015, total revenue has grown steadily. Following stronger growth of 13.2% between 2020-2021 and 2021-2022 due to the post-pandemic economic recovery, growth in total consolidated revenues considerably slowed, to reach 3.9% in 2022-2023 then 0.9% in 2023-2024. This lower-than-average annual growth is mainly explained by the economic slowdown that began in 2022-2023, the lowering of the first two tax brackets of personal income tax since January 1, 2023 announced in Budget 2023-2024, and Hydro-Québec's weaker results stemming from the low runoff from its main basins in 2023-2024.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	43

4.  Analysis of main trends (cont'd)

Change in consolidated revenue (cont'd)

Tax revenue - Income and property taxes

Income and property taxes by source

(millions of dollars)

(1) Other tax revenue includes contributions for health services and the school property tax.

Revenues from income and property taxes increased from $41 735 million in 2014-2015 to $62 948 million in 2023-2024. Average annual growth in such revenue during the period stood at 4.7%.

Personal and corporate tax revenues have experienced, respectively, average annual growth of 4.8% and 7.7% since 2014-2015. This increase was especially pronounced in 2021-2022, i.e., 16.9% for personal income tax and 44.4% for corporate tax, because of an economic rebound spurred in particular by the relaxation of the public health measures introduced during the pandemic. On the one hand, such economic strength led to a dynamic employment market and labour shortages that nudged household wages and salaries upward. On the other hand, it was sustained by a marked increase in the net operating surplus of corporations.

In 2022-2023, growth continued in revenues from personal income and corporate taxes but more moderately than in the preceding year because of an economic contraction that began during the year. Moreover, the slowdown in personal income tax was exacerbated by the lowering of the first two tax brackets by 1 percentage point starting January 1, 2023, and the significant impact of the indexation of the taxation system1 for 2023.

______________________________________

1 The indexation of the main parameters of the personal income tax system stipulated by the law, i.e., the income tax brackets, the basic personal amount, and several deductions and tax credits. The indexation rate is determined according to the increase in the consumer price index in Québec, without alcohol, tobacco, and recreational cannabis.

44	PUBLIC ACCOUNTS 2023-2024

4.  Analysis of main trends (cont'd)

Change in consolidated revenue (cont'd)

Tax revenue - Income and property taxes (cont'd)

In 2023-2024, for the first time during the reference period, personal income tax and corporate tax revenues decreased in relation to the preceding year mainly because of the decline in the net operating surplus of corporations, the impact on a full fiscal year of the lowering of the first two tax brackets by 1 percentage point for individuals, and significant indexation of the taxation system for 2023 and 2024.

Lastly, other tax revenues remained relatively stable over the reference period with average annual growth of 1.7%. Revenues related to contributions for health services increased in keeping with growth in wages and salaries since 2014-2015. However, this increase was offset by the reduction in school property tax revenues during the same period following the implementation of the reform aimed at gradually reducing the school tax rate in Québec starting in 2018-2019.

Tax revenue - Consumption taxes

Revenue from consumption taxes has grown regularly since fiscal 2014-2015, going from $17 657 million to $27 083 million in 2023-2024. The average annual growth rate for the period was 4.9% owing to sustained growth in retail sales and, particularly for 2021-2022 and 2022-2023, the high inflation that contributed to the sharp rise in prices of goods and services subject to consumption taxes.

Federal government transfers

Federal government transfer revenue rose from $18 539 million in 2014-2015 to $30 876 million in 2023-2024, which represents an average growth of 5.8% per year. Federal transfers have been in continuous growth to and including 2020-2021.

Between 2014-2015 and 2020-2021, this growth is due to the increase in all categories of federal transfers and more specifically for 2020-2021, to federal government transfers made to support the implementation by the provinces of pandemic-related measures and to partly compensate Québec's efforts to mitigate the financial impact of the COVID-19 pandemic. The one-time nature of several of these support measures account for the decrease in transfer revenue in 2021-2022 and 2022-2023. Lastly, the 7.4% increase in federal transfers in 2023-2024 resulted, in particular, from the growth in the Canada Health Transfer related to the change in Canada's nominal GDP.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	45

4.  Analysis of main trends (cont'd)

Change in consolidated revenue (cont'd)

Government enterprises

Revenue from government enterprises, which consists mainly of the results of Hydro-Québec, Loto-Québec, the Société des alcools du Québec and Investissement Québec, went from $5 407 million in 2014-2015 to $5 241 million in 2023-2024, which corresponds to an average annual decrease of 0.3%.

Revenue from government enterprises decreased significantly in 2019-2020, due in particular to the effect of the weather and following Hydro-Québec's exceptional gain in 2018-2019 from the partial sale of the TM4 subsidiary. This revenue remained at the same level in 2020-2021 due to the impact of the pandemic and started to grow again in 2021-2022 following the gradual resumption of activities, combined with the post-pandemic economic recovery. The growth in revenue in 2022-2023 is essentially attributable to higher energy prices, which have increased the value of Hydro-Québec's exports. Lastly, the significant decrease of 20.8% that occurred in 2023-2024 is attributable, in particular, to lower net electricity exports because of the low runoff in the government corporation's reservoirs.

Other revenue

Other revenue increased from $12 605 million in 2014-2015 to $19 393 million in 2023-2024. Their average annual growth was 4.9% for this period. With the exception of 2019-2020 and 2020-2021, which show a decline, the change in other revenue reflects an upward trend.

Among the factors explaining this growth since 2014-2015 are:

  growth of the auction of GHG emission allowances under Québec's cap-and-trade system for GHG emission allowances;

  growth in the income of the Generations Fund, in particular growth from portfolio investments;

  growth in revenue from registration fees;

  growth in revenue from mining resources;

  an increase in revenue related to user contributions in the health and social services, education and higher education networks.

46	PUBLIC ACCOUNTS 2023-2024

4.  Analysis of main trends (cont'd)

Change in consolidated expenditure

Expenditure by portfolios

(millions of dollars)

Expenditure by portfolios

(percentage of consolidated expenditures)

Portfolio	2014-2015	2015-2016	2016-2017	2017-2018	2018-2019	2019-2020	2020-2021	2021-2022	2022-2023	2023-2024
Santé et Services sociaux	38.3	38.9	39.2	38.2	39.0	38.6	42.2	41.5	40.3	40.3
Éducation	13.6	13.5	13.9	13.5	13.9	13.8	13.0	12.8	13.2	13.2
Enseignement supérieur	7.0	7.3	7.2	7.2	7.4	7.2	6.6	6.4	6.6	6.9
Other portfolios	30.4	29.8	30.0	32.2	31.4	33.6	32.0	32.8	33.0	33.0
Debt service	10.7	10.5	9.7	8.9	8.3	6.8	6.2	6.5	6.9	6.6

The government's consolidated expenditure level increased by $54 862 million from 2014-2015 to 2023-2024, from $96 673 million to $151 535 million. The average annual growth was 5.1%. Moreover, the share of consolidated expenditure devoted to the Santé et Services sociaux portfolio rose by 2.0 percentage points over the reference period, while the share devoted to debt service fell by 4.1 percentage points.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	47

4.  Analysis of main trends (cont'd)

Change in consolidated expenditure (cont'd)

Santé et Services sociaux portfolio

Expenditure in the Santé et Services sociaux portfolio has risen steadily since 2014-2015, with average annual growth of 5.7% between 2014-2015 and 2023-2024, compared with 5.1% for consolidated expenditure. This reflects the growing importance of spending in this portfolio, which rose from 38.3% in 2014-2015 to 40.3% in 2023-2024. Growth was more pronounced in the period from 2019-2020 to 2022-2023, mainly due to additional spending in health and social services to manage the pandemic. During this period, spending grew at an average annual rate of 10.1%, compared to 8.6% for total consolidated expenditure.

Éducation and Enseignement supérieur portfolios

Expenditure in the Éducation and Enseignement supérieur portfolios shows average annual growth of 4.8% and 5.0% respectively over the reference period, which is similar to the growth in total consolidated expenditure (5.1%). Consequently, the share of spending devoted to these portfolios remained more or less stable between 2014-2015 and 2023-2024, from 13.6% to 13.2% for education and from 7.0% to 6.9% for higher education.

Nevertheless, from 2021-2022 to 2023-2024, growth in spending on these two portfolios, namely 7.3% in education and 9.4% in higher education, was more pronounced than the average annual growth in consolidated expenditure of 5.5%. In the case of the Éducation portfolio, this was due in particular to increments, wage provisions, the increase in the number of teachers due to the rise in the number of students, and the rising cost of school transportation. For the Enseignement supérieur portfolio, growth is attributable, among other things, to increments, wage provisions and an increase in subsidies to private universities to improve higher education graduation rates. In particular, growth between 2022-2023 and 2023-2024 remained at an elevated level in the higher education system, reaching 8.5%, in particular because of the increase in funding granted to private universities, growth in remuneration, and the Perspective Québec scholarship program.

48	PUBLIC ACCOUNTS 2023-2024

4.  Analysis of main trends (cont'd)

Change in consolidated expenditure (cont'd)

Other portfolios

Expenditure in other portfolios, of which there are 22 in 2023-2024, grew at an average annual rate of 6.1% over the reference period, i.e., at a rate superior to that in the Santé et Services sociaux portfolio (5.7%), and higher than that in the Éducation and Enseignement supérieur portfolios (4.8% and 5.0%). The share of consolidated expenditure allocated to the other portfolios increased by 2.6 percentage points during the reference period, attributable, in particular, to:

  the implementation, in 2021-2022 and 2022-2023, of measures to help Quebecers cope with the rising cost of living, including one-time payments and an increase in the senior assistance amount (Emploi et Solidarité sociale portfolio);

  the increase in spending related to investments in road network improvement, development and maintenance, and in transportation systems (Transports et Mobilité durable portfolio);

  growth in spending on municipal infrastructure and housing, particularly to improve access to housing and to contribute to the repair and construction of water supply and sewer systems and the treatment of municipal wastewater in all regions of Québec (Affaires municipales et Habitation and Finances portfolios);

  growth in financial support for childcare centres and other day care services, the increase in the Family Allowance and the creation of new subsidized childcare service spaces (Famille portfolio);

  increased action on environmental protection, sustainable development and climate change (Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio).

Debt service

Between 2014-2015 and 2019-2020, debt service has declined steadily before showing a slight increase of 0.2% in 2020-2021 followed by sharp increases of 12.2% in 2021-2022 and 16.1% in 2023-2024. These increases are primarily due to higher interest rates. In 2023-2024, debt service decreased by 2.3%, despite growth in the average volume of debts and the impact of higher rates on the interest expense, because of the impact of the variation in revenues from the Retirement Plans Sinking Fund (RPSF) applied to reduce the interest expense.

Despite the higher interest rates since 2021-2022, the average annual decline in debt service is 0.4% for the entire reference period and the share of expenditure devoted to debt service fell from 10.7% in 2014-2015 to 6.6% in 2023-2024.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	49

4.  Analysis of main trends (cont'd)

Change in the net book value of fixed assets

(millions of dollars)

Fixed assets can be broken down into several different categories, including complex networks, which consist mainly of net investments in road infrastructure. Such investments accounted for 32.9% of the total net book value of fixed assets as at March 31, 2024.

The net book value of fixed assets increased by $8 238 million over the past year, from $91 850 million as at March 31, 2023 to $100 088 million as at March 31, 2024. This increase shows that investments in fixed assets outstrip the related depreciation of the government's fixed assets as a whole.

50	PUBLIC ACCOUNTS 2023-2024

4.  Analysis of main trends (cont'd)

Government's net debt

(millions of dollars)

Increase of the net debt from March 31, 2014 to March 31, 2024

Net debt as at March 31, 2014 stood at $195 304 million. It amounted to $220 016 million as at March 31, 2024. Accordingly, for fiscal 2014-2015 to 2023-2024, the government's net debt rose by $24 712 million. This increase is due to:

  cumulative budgetary deficits of $17 292 million;

  government capital assets investments of $40 159 million.

The increase in the net debt is offset by:

  deposits in the Generations Fund, which reduced the net debt by $25 168 million;

  change in other factors which decreased the net debt by $7 571 million.

Trends in the government's net debt from March 31, 2014 to March 31, 2024

(millions of dollars, unless otherwise indicated)

(1) For the purpose of establishing the trends in net debt, the budget deficits (surpluses) were established based on the restated annual deficits (surpluses) established on page 41, minus the Generations Fund's revenues.

(2) The other trends concerning the net debt include changes in other non-financial assets, other factors of the comprehensive income of government enterprises, net revaluation losses, and losses pertaining to accounting changes. Table 1.2 of the financial statistics (page 66) presents the detailed variations affecting such factors.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	51

▌ 5.  Results of the indicator analysis

The financial indicator analysis aims primarily to clarify and explain the information contained in the government's consolidated financial statements.

Where financial statements have been restated in a subsequent financial year, the restated data has been used. In 2023-2024, the accounting changes applied retroactively, presented in Note 3 of the consolidated financial statements, required the restatement of data for previous fiscal years presented in certain charts.

The Québec government presents 10 indicators based on those established by the Public Sector Accounting Board in a Statement of Recommended Practice. These indicators are intended to measure a government's sustainability, flexibility and vulnerability.

  Sustainability refers to the degree to which the government can meet its existing financial obligations without increasing, in relative terms, the debt or tax burden on the economy.

  Flexibility is the extent to which the government can change its debt burden or the tax burden of its citizens to meet its existing financial obligations without compromising its ability to meet its future obligations.

  Vulnerability is the degree to which the government is dependent on sources of funding outside its control or influence.

52	PUBLIC ACCOUNTS 2023-2024

5.  Results of the indicator analysis (cont'd)

Indicator's evolution over the past 5 years

(percent)

(1) The trend (upward or downward) is determined by comparing the values furthest away from the reference period, namely those for 2023-2024 and those for 2018-2019.

In this section, gross domestic products (GDP) used correspond to nominal GDPs as of September 25, 2024. Where applicable, GDPs for the reference years are adjusted for the purpose of calculating the indicators.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	53

5.  Results of the indicator analysis (cont'd)

Indicator 1: Assets to total liabilities

This indicator illustrates the extent to which the government finances its current operations through liabilities. A ratio of over 100% indicates that it accumulated a surplus in the past and that the value of the government's financial and non-financial assets is higher than that of its liabilities. A ratio of less than 100% indicates that the government accumulated a deficit in the past and that the value of its financial and non-financial assets is lower than that of its liabilities. An upward ratio illustrates a favourable trend.

Financial and non-financial assets

(percentage of total liabilities)

The ratio of financial and non-financial assets to total liabilities was 51.9% in 2014-2015. The ratio stood at 68.5% as at March 31, 2024. Taking the accumulated deficit into account, the value of assets is still lower than that of liabilities. In addition, the improvement in the ratio that is observed shows that assets have climbed at a faster rate than liabilities.

54	PUBLIC ACCOUNTS 2023-2024

5.  Results of the indicator analysis (cont'd)

Indicator 2: Net debt to total revenue

This indicator measures the requisite future revenues to cover past operations. A falling ratio indicates the government's tendency to reduce its net debt. Conversely, a rising ratio indicates that it will take longer to reduce its net debt.

Net debt

(percentage of total revenue)

Between 2014-2015 and 2021-2022, the change in the ratio shows a steady decline from 206.8% to 141.7%. This decline means that revenue is growing at a faster rate than net debt. The more pronounced decline in the ratio in 2021-2022 is explained by a significant growth of 13.2% in total revenue, resulting mainly from the effects of the economic rebound, compared to a 1.1% growth in the net debt for the same period.

In 2022-2023, the ratio rose by 3.1 percentage points, due to a 6.1% increase in net debt, while total revenues increased less significantly over the same period, by 3.9%. This more pronounced change in net debt notably resulted from the impact of the annual deficit, influenced by the measures implemented to combat inflation, and by the growth in capital assets investments, notably in the health and social services and education networks. Lastly, in 2023-2024, the ratio continued to rise to 151.2% because of more significant growth in relative terms of the net debt (5.4%) than consolidated revenue (0.9%), especially because of the economic slowdown.

Indicator 3: Expenditures by portfolios to consolidated expenditure

This indicator, presented in section 4, Analysis of main trends (page 47), illustrates the evolution of the distribution of consolidated government expenditure between portfolios.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	55

5.  Results of the indicator analysis (cont'd)

Indicator 4: Net debt to GDP

This indicator puts the government's net debt into perspective with its ability to pay, as measured by GDP. A downward trend in this ratio means that government debt is becoming less of a burden on the economy, while an upward trend may lead the government to take measures to reduce the debt burden, such as raising taxes or reducing portfolio expenditures to cover interest costs.

The government adopted targets in the Act to reduce the debt and establish the Generations Fund, i.e., to reduce the net debt burden to 33% of GDP by 2032-2033, and to 30% of GDP by 2037-2038.

Net debt

(percentage of GDP)

The net debt-to-GDP ratio declined between 2014-2015 and 2019-2020, reaching a low of 40.9%. The increase in the ratio of 2.2 percentage points in 2020-2021, bringing it to 43.1% is explained by an increase in debt to cope with the pandemic and a decline 1.8% in GDP caused by confinement measures, including temporary closures of certain economic sectors. Strong GDP growth (11.6%) in 2021-2022, driven mainly by the economic recovery following the easing of health measures, meant that the ratio was lower than its pre-pandemic level. The ratio continued to fall in 2022-2023, to reach 38.3%, despite a 6.1% rise in net debt, due to a robust increase in GDP (8.4%) related to sustained economic vigour since the 2021-2022 recovery.

Lastly, in 2023-2024, the ratio increased slightly to 38.9%, because of more significant growth in relative terms in the net debt (5.4%) than in GDP (3.7%), attributable to the economic downturn.

56	PUBLIC ACCOUNTS 2023-2024

5.  Results of the indicator analysis (cont'd)

Indicator 5: Debt representing accumulated deficits to GDP

This indicator relates the debt representing accumulated deficits, or the debt not used to finance assets, with the government's ability to pay, as measured by GDP. A downward trend in this ratio means a reduction in the relative weight of the debt representing accumulated deficits.

Debt representing accumulated deficits

(percentage of GDP)

The ratio of the debt representing accumulated deficits to GDP gradually declined from 2014-2015 to 2019-2020, from 35.2% to 24.1%. It then increased by 0.7 percentage point to reach 24.8% as at March 31, 2021. This increase in the ratio in relation to 2019-2020 is attributable to the deficit in the 2020-2021 fiscal year and a 1.8% downturn in GDP stemming from the confinement measures, including the temporary closing of certain economic sectors. The strong GDP growth (11.6%) in 2021-2022, due primarily to the economic rebound following the easing of the health measures, brought the ratio below its pre-pandemic level. In 2022-2023 and 2023-2024, GDP growth of 8.4% and 3.7% brought this ratio down to 21.1% and then to 20.9%, the latter being the lowest level during the reference period.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	57

5.  Results of the indicator analysis (cont'd)

Indicator 6: Portfolio expenditures to GDP

This indicator makes it possible to compare the growth of government spending with that of the economy over the years. A decline (increase) in this indicator means that spending is growing less (more) rapidly than the economy. The indicator shows the change in the relative weight of the cost of public services in the economy.

Portfolio expenditures

(percentage of GDP)

Between 2014-2015 and 2019-2020, the portfolio expenditures-to-GDP ratio was maintained, going from 22.9% to 23.3%. In 2020-2021, this ratio jumped significantly to a high of 26.4%. The key factors of such growth are one-time costs related to the COVID-19 pandemic combined with the 1.8% decline in GDP caused by confinement measures, including the temporary shutdowns of certain economic sectors.

From 2021-2022 to 2022-2023, the ratio decreased by 0.2 percentage point, reaching 25.1%. This decrease was due to a growth in GDP (8.4%) that was higher than the increase in expenditure (7.6%). The growth in GDP is related to the rebound in the economy from 2021-2022, following the lifting of the health emergency. The increase in expenditure is explained by the one-time costs associated with the health emergency, including those to support the health and social services network, and by the support measures implemented to help the population cope with to the rising cost of living. Lastly, the ratio fell in 2023-2024 for the third consecutive year, to 25.0%, because growth in GDP (3.7%) outpaced expenditures (3.2%).

58	PUBLIC ACCOUNTS 2023-2024

5.  Results of the indicator analysis (cont'd)

Indicator 7: Debt service to total revenue

This indicator illustrates the share of government revenue that must be allocated to debt service. A decline in this ratio over time means that a larger share of revenue can be devoted to other portfolio expenditures.

Debt service

(percentage of total revenue)

The proportion of revenue devoted to debt service fell constantly from 2014-2015 to 2021-2022, going from 10.8% to 6.3%, then rebounded in 2022-2023 to reach 7.1%. This increase is due in particular to a 16.1% growth in debt service higher than the 3.9% increase in total revenues. The growth in debt service stems from the rise in interest rates and the 7.2% increase in gross debt in 2022-2023. In 2023-2024, the ratio fell by 0.2 percentage point because of reduced debt service stemming, in particular, from the impact of revenues from the sinking funds pertaining to loans applied to reduce the interest expense, since the losses on the sale of assets observed were significantly lower than in 2022-2023. During the past year, the increase in revenues exceeded growth in the interest expense engendered by higher interest rates and the average volume of debts.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	59

5.  Results of the indicator analysis (cont'd)

Indicator 8: Net book value of fixed assets to their cost

This indicator shows the extent to which the estimated remaining useful life of tangible assets will enable the government to supply products and services in the future. An increase in this ratio indicates that on average the age of fixed assets is lower, and thus that their remaining useful life is longer. The fixed assets can thus be used for a longer period of time before they need to be replaced.

Net book value of fixed assets

(percentage of the cost of fixed assets)

The net book value to the cost of fixed assets indicator has gradually declined between 2014-2015 and 2018-2019 to a low of 55.8% at March 31, 2019. Following this decline, the ratio remained steady in 2019-2020 then increased to reach 57.9% in 2023-2024 because of investments in capital assets, especially in health and education institutions and the road network.

60	PUBLIC ACCOUNTS 2023-2024

5.  Results of the indicator analysis (cont'd)

Indicator 9: Own-source revenue to GDP

This indicator shows the proportion of collective wealth that the government must collect in order to fund public services. The government's own-source revenue consists of income tax and other taxes, user fees and other revenue derived from its enterprises in particular. This revenue includes all of the government's revenue, apart from transfers received from the federal government. A decline in this ratio over time tends to indicate that more created wealth is directly available to taxpayers, while an increase suggests reduced government flexibility regarding future revenues.

Own-source revenue

(percentage of GDP)

Throughout the reference period, the ratio of own-source revenue to GDP was relatively stable going from 20.5% to 20.3%. Nevertheless, the ratio has trended downward between 2015-2016 and 2019-2020, mainly because of the measures to reduce the tax burden implemented by the government and the growth of the economy. The 2018-2019 rebound is primarily explained by income from portfolio investments of the Generations Fund resulting from withdrawals totalling $8 billion, as well as an exceptional gain in Hydro-Québec's income related to the partial sale of the TM4 subsidiary. In 2020-2021, the increase in the ratio to 20.4% was mainly because of the drop in GDP (1.8%) stemming from the confinement measures, including the temporary closing of certain economic sectors. The economic recovery has caused the ratio of own-source revenue to GDP to jump to 21.8% in 2021-2022. The increase stems from growth in own-source revenue (19.2%) exceeding that of GDP (11.6%). Lastly, the ratio fell from 2022-2023 to 20.3% in 2023-2024, in particular because of the lowering of the first two tax brackets since January 1, 2023, and the economic contraction, whose impact in relative terms was more significant on own-source revenue than on GDP. Indeed, own-source revenue decreased by 0.7% in 2023-2024, while GDP grew by 3.7%.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	61

5.  Results of the indicator analysis (cont'd)

Indicator 10: Transfers from the federal government to total revenue

Transfers received from the federal government comprise equalization payments, payments from transfers for health care, and for post-secondary education and other social programs, and amounts transferred under various agreements. This indicator measures the proportion of the Québec government's revenue that comes from the federal government.

Federal government transfers

(percentage of total revenue)

Between 2014-2015 and 2020-2021, the ratio of federal government transfers in relation to total revenues shows an upward trend, to reach 25.0%, in particular because of the continued increase in equalization revenue and health transfers. The more pronounced change in the ratio in 2020-2021 is explained by a significant increase in transfers, which aim to support the implementation by the provinces of COVID-19 pandemic-related measures. In 2021-2022, the ratio fell sharply reaching 21.0% following the decrease in transfers related to the management of the pandemic and significant growth (13.2%) in total revenues in the context of economic recovery. The ratio then fell by 1.1 percentage point in 2022-2023 to 19.9%, due in particular to the end of certain health transfers linked to the pandemic which led to a 1.5% reduction in federal government transfers. In 2023-2024, the ratio increased by 1.3 percentage point due to a significant increase in transfers (7.4%), more specifically health transfers, while total revenues increased slightly (0.9%).

62	PUBLIC ACCOUNTS 2023-2024

▌ 6.  Additional information

Government's gross debt

(millions of dollars, unless otherwise indicated)

As at March 31

		2024	2023
(restated data)

Debts(1)		281 958	257 390

Plus:	Self-held securities by the Gouvernement du Québec	13 786	15 573
	Liabilities related to derivative instruments	9 911	10 684
	Pension plans and other employee future benefits liabilities	3 620	6 785

Less:	Generations Fund	(18 458)	(18 911)

Sinking funds relating to borrowings
	(balance before compensation of self-held securities)	(31 786)	(31 735)
	Assets related to derivative instruments	(10 049)	(11 209)

Gross debt including advance borrowings		248 982	228 577

Less:	Advance borrowings	(3 150)	(2 233)

Gross debt		245 832	226 344

As a % of nominal GDP		43.5%	41.5%

Note : The calculation of gross debt as at March 31, 2023 considers the retroactive application of the Section PS 3160, Public Private Partnerships accounting standard (see NOTE 3 in the consolidated financial statements).

(1) The government contracted $5 636M in debts on the financial markets in respect of which the cash flow was receivable as at March 31, 2024 (no cash flow pertaining to the debts was receivable as at March 31, 2023). Such debts were excluded from the calculation of the gross debt since it does not consider the amounts collected as at March 31.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	63

6.  Additional information (cont'd)

Net financial surpluses (requirements) and financing transactions

Net financial surpluses or requirements represent the gap between the government's cash receipts and cash payments. More specifically, they mark the government's available or required cash flow levels after it has conducted all its activities during a given fiscal year. They take into account:

  changes in annual surpluses (deficits);

  resources or requirements arising from, among other things, the acquisition or disposal of fixed assets, investments, loans and advances, as well as other activities such as the payment of accounts payable and accrued expenses and the collection of accounts receivable.

The primary objective of determining net financial surpluses or requirements is to provide the Ministère des Finances with the most accurate information so that it can make decisions about changes in government borrowing.

Generally, the impact of net financial surpluses or requirements will have a corresponding impact on gross debt, i.e. increases in net financial requirements will entail borrowing, thereby increasing gross debt, while net financial surpluses lead to loan repayments, thereby reducing gross debt.

Financing transactions show the loans contracted (repaid) and the cash flow generated (used) for all government activities during the fiscal year.

Net financial surpluses (requirements) and financing transactions

(millions of dollars)

	Fiscal year ended March 31

	2024	2023
		(restated data)

Cash flow provided by operating activities	(5 065)	(4 750)

Cash flow used for investments activities(1)	1 412	5 172

Cash flow used for fixed asset investment activities	(13 618)	(11445)

Net financial surplus (requirements)	(17 271)	(11 023)

Cash flow provided by financing activities(1)	22 271	11 037

Change in cash flow during the fiscal year	(5 000)	(14)

Financing transactions	17 271	11 023

(1) The investments made related to cash management whose maturity date at the time of acquisition was between 3 and 12 months and withdrawals from the Generations Fund to repay debt, presented in the cash flows used for investment activities totalled respectively $3 807M as at March 31, 2024 ($133M as at March 31, 2023) and $2 500M (no withdrawal as at March 31, 2023). The early redemption of securities, presented in the cash flows related to investment activities, totalled $6 250M as at March 31, 2023 (there was no redemption of securities as at March 31, 2024). For the purposes of the net financial requirements (needs) and financing transactions, such transactions are presented in the cash flows used for financing activities.

64	PUBLIC ACCOUNTS 2023-2024

6.  Additional information (cont'd)

Financial statistics

These tables present certain information published in the government's consolidated financial statements.

Where financial statements have been restated in a subsequent financial year, the restated data has been used. In 2023-2024, the accounting changes applied retroactively, presented in NOTE 3 of the consolidated financial statements, required the restatement of data for previous fiscal years presented in tables 1.1, 1.2 and 1.4.

Table 1.1 - Historical data for consolidated financial statement items

Fiscal year ended March 31

(millions of dollars)

Fiscal year	Revenue	Expenditure	Surplus (deficit)(1)	Financial assets	Liabilities	Net debt	Non-Financial assets	Accumulated deficit(2)
2023-2024	145 541	151 535	(5 994)	155 680	(375 696)	(220 016)	101 711	(118 305)
2022-2023	144 243	147 369	(3 126)	134 607	(343 427)	(208 820)	93 884	(114 936)
2021-2022	138 839	136 272	2 567	120 565	(317 354)	(196 789)	87 891	(108 898)
2020-2021	122 700	127 078	(4 378)	115 128	(309 717)	(194 589)	82 432	(112 157)
2019-2020	116 974	115 129	1 845	103 614	(291 666)	(188 052)	77 066	(110 986)
2018-2019	114 764	107 089	7 675	94 557	(283 134)	(188 577)	73 113	(115 464)
2017-2018	108 423	105 619	2 804	98 004	(290 007)	(192 003)	70 123	(121 880)
2016-2017	103 095	99 151	3 944	89 102	(284 253)	(195 151)	70 003	(125 148)
2015-2016	100 148	96 879	3 269	80 928	(278 980)	(198 052)	68 241	(129 811)
2014-2015	95 943	96 673	(730)	77 369	(275 757)	(198 388)	65 615	(132 773)

(1) The budget balance within the meaning of the Balanced Budget Act is presented in Table 1.4 (page 68).

(2) Table 1.3 (page 67) presents the breakdown of the annual change in accumulated operating deficit attributable to the accounting changes.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	65

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.2 - Trends in the government's net debt

Fiscal year ended March 31

(millions of dollars)

(millions of dollars)

Fiscal year	Net debt, beginning of the year	Changing factors in net debt								Net debt, end of the year
		Budgetary deficit (surplus)(1)	Net fixed assets	Revenues dedicated to the Generations Fund	Other factors				Total variation
					Other financials assets	Other comprehensive income items of government enterprises	Net remeasure- ment losses (gains)(2)	Accounting changes
2023-2024	208 820	8 041	8 238	(2 047)	(411)	(1 852)	(773)	-	11 196	220 016
2022-2023	196 789	6 208	6 495	(3 082)	(498)	(947)	3 855	-	12 031	208 820
2021-2022	194 589	1 050	5 036	(3 617)	422	(691)	-	-	2 200	196 789
2020-2021	188 052	7 691	4 307	(3 313)	1 060	(3 208)	-	-	6 537	194 589
2019-2020	188 577	761	3 692	(2 606)	260	(2 632)	-	-	(525)	188 052
2018-2019	192 003	(4 198)	2 956	(3 477)	35	1 258	-	-	(3 426)	188 577
2017-2018	195 151	(511)	2 126	(2 293)	7	(464)	-	(2 013)	(3 148)	192 003
2016-2017	198 052	(1 943)	1 734	(2 001)	28	(719)	-	-	(2 901)	195 151
2015-2016	198 388	(1 816)	2 646	(1 453)	(19)	306	-	-	(336)	198 052
2014-2015	195 304	2 009	2 929	(1 279)	31	(606)	-	-	3 084	198 388
Total		17 292	40 159	(25 168)	915	(9 555)	3 082	(2 013)	24 712
					(7 571)

(1) To establish trends in the net debt, budget deficits (surpluses) have been established based on the restated annual deficits (surpluses) established on page 41, reduced by revenues from the Generations Fund.

(2) Accounting of the net remeasurement gains and losses has, since April 1, 2022, stemmed from the prospective application of the accounting standards governing financial instruments.

66	PUBLIC ACCOUNTS 2023-2024

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.3 - Breakdown of the annual change in accumulated operating deficits attributable to accounting changes

Fiscal year ended March 31

(millions of dollars)

Fiscal year	Restatements of operating accumulated deficits		Total	Details of adjustments
	Government enterprises	Departments and bodies
2023-2024	―	57	57	Application of the new accounting standard governing public-private partnerships ($279M) and the standard governing revenues (-$748M) and restatement of asset retirement obligations ($526M)
2022-2023	―	(3 777)	(3 777)	Application of the accounting standard relating to asset retirement obligations ($3 777M).
2021-2022	―	―	―
2020-2021	―	(12 504)	(12 504)	Change in the application of the accounting standard on government transfers in order to account for transfer expenditures according to the completion progress of eligible work by transfer recipients ($12 504M).
2019-2020	―	―	―
2018-2019	45	―	45	Hydro-Québec's adoption of new guidance of the Financial Accounting Standards Board (FASB) on leases ($10M). Accounting changes made by other government enterprises to comply with new International Reporting Standards (IFRS) on financial instruments ($35M).
2017-2018	―	―	―
2016-2017	―	―	―
2015-2016	(107)	―	(107)	Finalization of the adjustments made in 2014-2015 to comply with IFRS ($107M).
2014-2015	(2 252)	294	(1 958)	Departments and bodies: adjustment to revenue for previous years, in respect of the sale tax, collected by Canada Revenue Agency from selected listed financial institutions ($294M). Government enterprises: adjustment to comply with IFRS ($2 252M).

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	67

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.4 - Budget balance within the meaning of the Balanced Budget Act

Fiscal year ended March 31

(millions of dollars)

(millions of dollars)

Fiscal Year	Restated Surplus (deficit)	Generations Fund	Sub-total	Adjustments(1)	Budget balance(2)	Stabilization reserve		Budget balance within the meaning of the act after the stabilization reserve
						Allocation to the stabilization reserve	Use of the stabilization reserve
2023-2024	(5 994)	(2 047)	(8 041)		(8 041)			s. o.
2022-2023	(3 126)	(3 082)	(6 208)	124	(6 084)		449	(5 635)
2021-2022	2 567	(3 617)	(1 050)	278	(772)		772	―
2020-2021	(4 378)	(3 313)	(7 691)	(3 069)	(10 760)		10 760	―
2019-2020	1 845	(2 606)	(761)	765	4	(4)		―
2018-2019	7 675	(3 477)	4 198	605	4 803	(4 803)		―
2017-2018	2 804	(2 293)	511	2 111	2 622	(2 622)		―
2016-2017	3 944	(2 001)	1 943	418	2 361	(2 361)		―
2015-2016	3 269	(1 453)	1 816	375	2 191	(2 191)		―
2014-2015	(730)	(1 279)	(2 009)	1 284	(725)			(725)

(1) In order to comply with the Budget Balance Act's provisions, it is necessary to make adjustements to the adjusted annual surpluses and deficits are required to establish the budgetary balance. One of these adjustments is that accounting changes that require affecting the accumulated deficits must be considered in the fiscal year in which the change is made. Thus, adjustments have notably been made to take into account, first, the fact that restatements arising from the application of the new accounting standard relating to public private partnerships and the standard governing revenues are not to be taken into account in establishing budget balances and, second, due to the fact that the change in application of the accounting standard respecting transfer payments must only affect the establishement of the 2020-2021 budget balance.

(2) Provisions in the Budget Balance Act prohibiting a budget deficit did not apply to the years 2014-2015, 2021-2022, and 2022-2023.

68	PUBLIC ACCOUNTS 2023-2024

Appendix 1

Risks and uncertainties

The following factors are elements of risk and uncertainty that are not directly dependent on the government but that can cause actual results to differ from forecast results:

  the economic forecasts the government uses to determine its annual budgetary revenue, particularly those concerning changes in economic growth, employment and the Consumer Price Index. For example, a 1-percentage-point difference in nominal GDP has an impact of about $1 billion on own-source revenue excluding revenue from government enterprises;

  the level of spending, whose cost is related to the economic situation. These factors include, in particular:

- a variation in the clientele, concerning for example individuals receiving last-resort financial assistance or those attending educational institutions,

- technological changes, which affect, by way of an example, the cost of medicines and diagnostic medical equipment,

- labour shortages in the context of a reduced labour pool, which limits the government's ability to implement its programs,

- the change in the general level of prices, which affects each government portfolio differently;

  revenue from government enterprises which varies according to assumptions concerning such things as weather conditions, which are hard to predict. For example, a variation of 1ºC in winter temperatures compared to normal temperatures has a nearly $75-million impact on Hydro-Québec's net earnings;

  the economic, taxation and population data the government uses to determine revenue from federal government transfers, as well as the negotiations carried out regularly with the federal government. These data and negotiations can both affect federal government transfer revenue;

  unforeseen situations such as a pandemic, natural catastrophes or work stoppages;

  the change in interest rates and in returns of the Retirement Plans Sinking Fund (RPSF), which have an impact on debt service;

  the risk that a financial intermediary will default on its contractual obligations (credit risk);

  the settlement of certain claims and lawsuits pending against the government before the courts.

The consolidated financial statements also set forth in its notes the uncertainties to which the estimates needed to prepare these statements are subject.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	69

Appendix 1

Risks and uncertainties (cont'd)

To reduce its exposure to risk, the government develops management strategies for some of these variables. With the help of economic, fiscal and budgetary policies, the government can influence its revenue and expenditure, other than debt service, by:

  using economic forecasts that do not anticipate overly high or overly low revenue-a situation that could lead to inappropriate policy decisions;

  monitoring economic, budgetary and financial indicators, including the monitoring of its consolidated revenue and expenditure;

  implementing economic support measures.

A government cannot prevent a recession or an economic slowdown single-handedly. However, it has the necessary means to play a stabilizing role in order to offset the effects of an economic slowdown and speed up the recovery.

In addition, financing policies lead the government to have an impact on its debt service through various strategies.

The financial framework includes a contingency reserve to contend with risks resulting from the economic situation or other events that affect the government's financial situation. It also includes the Contingency Fund, which is a reserve administered by the Conseil du trésor aimed, in particular, at covering unforeseen expenditures that can arise in government programs during the fiscal year and at covering certain measures announced in the budget.

70	PUBLIC ACCOUNTS 2023-2024

CONSOLIDATED

FINANCIAL

STATEMENTS

Fiscal year 2023-2024

Statement of responsibility

The Comptroller of Finance is responsible for preparing the government's consolidated financial statements for the Minister of Finance in accordance with the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). The Comptroller of Finance is also responsible for the integrity and objectivity of the consolidated financial statements in accordance with the accounting policies disclosed in the notes and established pursuant to the public sector accounting standards.

To fulfill their accounting and financial reporting responsibilities, the Comptroller of Finance and the entities making up the government's reporting entity maintain financial management systems and internal controls that take costs, benefits and risks into account. These systems are designed to provide reasonable assurance that transactions are duly authorized by Parliament, carried out based on the adopted regulations, and properly recognized in order to account for the use of public funds.

The Comptroller of Finance obtains all the information needed to meet the accounting requirements from government departments, bodies, enterprises and funds and implements processes to ensure that this information is reliable. The Comptroller of Finance submits the government's consolidated financial statements for audit to the Auditor General of Québec which states the nature and scope of its audit and expresses its opinion in its independent auditor's report to the National Assembly.

The consolidated financial statements are part of the Public Accounts and are tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Julie Gingras	Lucie Pageau, CPA
Deputy Minister of Finance	Comptroller of Finance

Québec, September 30, 2024

CONSOLIDATED FINANCIAL STATEMENTS	73

INDEPENDENT AUDITOR'S REPORT

To the National Assembly

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Gouvernement du Québec (the Government), which comprise the consolidated statement of financial position as at March 31, 2024, and the consolidated statement of operations and accumulated operating deficit, consolidated statement of change in net debt, consolidated statement of remeasurement gains and losses and consolidated statement of cash flow for the year then ended, and notes and appendices to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government as at March 31, 2024, and its consolidated results of operations, its consolidated remeasurement gains and losses, its consolidated changes in net debt and its consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Key Audit Matters

Key audit matters are those matters that, in my professional judgment, were of most significance in my audit of the consolidated financial statements of the current period. These matters were addressed in the context of my audit of the consolidated financial statements as a whole, and in forming my opinion thereon, and I do not provide a separate opinion on these matters.

CONSOLIDATED FINANCIAL STATEMENTS	75

Key audit matter	How the matter was addressed in the audit
Asset retirement obligations

As mentioned in Note 15 Environmental liability and asset retirement obligations of the government's consolidated financial statements, these obligations amounted to $4,658 million as at March 31, 2024, and mainly concern the future removal of asbestos from government buildings.

The government made several assumptions and exercised a significant degree of judgment in determining the discount and indexation rates, the cost of asset retirement activities, and the timetable for completing those activities. As a result, the amounts recorded in the consolidated financial statements may vary significantly over the coming years as these assumptions are revised in response to new information.

It is due to the magnitude of the amount of obligations and the significant degree of judgment exercised by the government in setting the various assumptions that the valuation of asset retirement obligations is considered a key audit matter.

My approach to addressing this matter included the following procedures:

  validating management's identification of new legal obligations associated with asset retirement;

  reviewing the reasonableness of management's methods and main assumptions, as well as the data and calculations used to establish:

– the costs of asset retirement activities,

– the timetable for completing those activities,

– the discount rates,

– the indexation rates for estimated costs;

  assessing the competence of specialists selected by management;

  validating the discount and accretion calculations leading to asset retirement obligation balances in the consolidated financial statements;

  assessing presentation and disclosure in the consolidated financial statements.

I used the services of an engineering firm as well as valuation experts to assist me in my audit.

Obligations relating to accrued benefits under the pension plans

As mentioned in Note 16 Assets and liabilities regarding pension plans and other employee future benefits of the government's consolidated financial statements, the obligations relating to accrued benefits under the pension plans amounted to $124,640 million as at March 31, 2024.

Obligations relating to accrued benefits under the defined-benefit pension plans are recognized using the projected benefit method prorated on years of service and the most probable assumptions set by the government. The government has exercised a significant degree of judgment in determining the discount rates and making the assumptions required to estimate these amounts. As a result, the amounts recorded in the consolidated financial statements may vary significantly as these assumptions are realized or revised as new information becomes available.

My approach to addressing this matter included the following procedures:

  gaining an understanding of the systems, processes and controls used to value the liability;

  assessing the reasonableness of assumptions, particularly the discount rate, salary growth rate and life expectancy, and of the method used;

  validating the completeness and accuracy of the underlying data used to establish the actuarial valuations;

  testing the calculation of obligations relating to accrued benefits under the pension plans;

  assessing the competence of specialists selected by management;

  assessing presentation and disclosure in the consolidated financial statements.

76	PUBLIC ACCOUNTS 2023-2024

Key audit matter	How the matter was addressed in the audit

It is due to the magnitude of the amount of obligations and the significant degree of judgment exercised by the government in setting the actuarial assumptions that the valuation of obligations relating to accrued benefits under the pension plans is considered a key audit matter.

I used the services of an actuarial consulting firm to assist me in my audit.
Personal income tax

The government recognized an adjustment to its personal income tax revenues as at the date of the consolidated financial statements to account for revenue not collected and refunds not issued before the end of the year. These adjustments are recorded on the basis of estimates established according to transactions that took place after the end of the fiscal year.

Moreover, the government recognizes the income taxes receivable at realizable value, that is, an amount equivalent to what the government expects to receive. These accounts receivable are then brought down to net recoverable value by means of an allowance for doubtful accounts. The realizable value of revenue is estimated based on the settlement rates of similar files in the past, while the allowance for doubtful accounts rate is calculated on the basis of a statistical sample of accounts receivable representative of the population as a whole.

It is due to the magnitude of the amounts estimated and the significant degree of judgment exercised by the government in setting the assumptions that the establishment of these estimates is considered a key audit matter.

Information on personal income tax is provided in the following notes:

  Note 4 - Revenue;

  Note 8 - Accounts receivable;

  Note 13 - Accounts payable, accrued expenses and other allowances.

My approach to addressing this matter included the following procedures:

  auditing the adjustments related to personal income tax not collected and refunds not issued at the end of the year, and the supporting audit evidence;

  gaining an understanding of the systems and processes used and the controls implemented to establish these estimates;

  assessing the reasonableness of the methods, assumptions, data and calculations used to establish estimates to ensure that they are appropriate;

  conducting testing to audit accounts subject to an allowance for non-realization of revenue and allowance rates;

  assessing presentation and disclosure in the consolidated financial statements.

I used the services of a statistics expert to assist me in my audit.

CONSOLIDATED FINANCIAL STATEMENTS	77

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the 2023-2024 Public Accounts, but does not include the consolidated financial statements and my auditor's report thereon.

My opinion on the consolidated financial statements does not cover the other information and I do not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

I obtained Volume 1 of the 2023-2024 Public Accounts prior to the date of this auditor's report. If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact in this auditor's report. I have nothing to report in this regard.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting. Management believes the Government has the ability to continue its operations.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

78	PUBLIC ACCOUNTS 2023-2024

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government's ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor's report. However, future events or conditions may cause the Government to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

  Obtain sufficient appropriate audit evidence regarding the financial information of the entities or activities within the Government to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with management regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide management with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

From the matters communicated with management, I determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. I describe these matters in my auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, I determine that a matter should not be communicated in my report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

CONSOLIDATED FINANCIAL STATEMENTS	79

Report on Other Legal and Regulatory Requirements

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Governement as at March 31, 2024, and the consolidated results of its operations and the changes in its consolidated financial position for the year then ended in accordance with the accounting policies of the Governement as stated in the notes to the consolidated financial statements.

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, after giving retroactive effect to the change in accounting policies for revenue and public private partnerships as explained in Note 3, these standards have been applied on a basis consistent with that of the preceding year.

Guylaine Leclerc, FCPA auditor

Auditor General of Québec

Québec, September 30, 2024

80	PUBLIC ACCOUNTS 2023-2024

Consolidated statement of operations and accumulated operating deficit

FISCAL YEAR ENDED MARCH 31, 2024

(millions of dollars)

		2024		2023

	Notes	Budget	Actual results	Actual results
		(Note 3)		(restated - Note 3)

REVENUE	4

Income and property taxes		65 446	62 948	64 521

Consumption taxes		27 290	27 083	26 597

Duties, permits and royalties		5 739	5 888	5 784

Miscellaneous revenue		12 707	13 505	11 984

Revenue from government enterprises	10	6 807	5 241	6 620

Own-source revenue		117 989	114 665	115 506

Federal government transfers		29 742	30 876	28 737

Total revenue		147 731	145 541	144 243

EXPENDITURE	5

Santé et Services sociaux		59 015	61 000	59 341

Éducation		20 335	20 058	19 511

Enseignement supérieur		10 480	10 476	9 655

Famille		8 210	8 917	7 835

Transports et Mobilité durable		6 957	6 700	6 400

Emploi et Solidarité sociale		5 322	5 728	8 983

Affaires municipales et Habitation		4 546	4 914	4 936

Économie, Innovation et Énergie		3 680	3 830	3 280

Environnement, Lutte contre les changements climatiques, Faune et Parcs		2 283	2 431	1 673

Other portfolios		17 564	17 499	15 533

Portfolio expenditure		138 392	141 553	137 147

Debt service		9 464	9 982	10 222

Total expenditure		147 856	151 535	147 369

Provision for contingencies		1 500	―	―

ANNUAL OPERATING DEFICIT		(1 625)	(5 994)	(3 126)

ACCUMULATED OPERATING DEFICIT

PREVIOUSLY ESTABLISHED OPENING BALANCE			(117 528)	(114 526)

Accounting changes	3		(57)	67

RESTATED OPENING BALANCE			(117 585)	(114 459)

CLOSING BALANCE			(123 579)	(117 585)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS	81

Consolidated statement of financial position

AS AT MARCH 31, 2024

(millions of dollars)

	Notes	2024	2023
			(restated - Note 3)

FINANCIAL ASSETS

Cash and cash equivalents	7	14 981	9 981

Accounts receivable	8	32 912	25 112

Investments	9	11 368	7 804

Investment in government enterprises	10	38 555	36 815

Loans	11	6 872	5 875

Generations Fund	12	18 458	18 911

Sinking funds relating to borrowings	18	21 748	18 249

Assets related to derivative financial instruments	17	10 049	11 209

Assets regarding other employee future benefits	16	423	452

Other financial assets		314	199

Total financial assets		155 680	134 607

LIABILITIES

Accounts payable, accrued expenses and other allowances	13	57 709	51 716

Deferred revenue	14	8 437	8 306

Environmental liability and asset retirement obligations	15	8 002	8 094

Liabilities regarding pension plans and other employee future benefits	16	4 043	7 237

Liabilities related to derivative financial instruments	17	9 911	10 684

Debts	18	287 594	257 390

Total liabilities		375 696	343 427

NET DEBT		(220 016)	(208 820)

NON-FINANCIAL ASSETS

Fixed assets	19	100 088	91 850

Other non-financial assets		1 623	2 034

Total non-financial assets		101 711	93 884

ACCUMULATED DEFICIT		(118 305)	(114 936)

Accumulated operating deficit		(123 579)	(117 585)

Accumulated remeasurement gains		5 274	2 649

		(118 305)	(114 936)

Contractual obligations and contractual rights	20
Contingencies	21
The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

82	PUBLIC ACCOUNTS 2023-2024

Consolidated statement of change in net debt

FISCAL YEAR ENDED MARCH 31, 2024

(millions of dollars)

FISCAL YEAR ENDED MARCH 31, 2024 (millions of dollars)

		2024		2023

	Notes	Budget (1)	Actual results	Actual results
				(restated - Note 3)

Annual operating deficit		(1 625)	(5 994)	(3126)

Change due to fixed assets	19

Acquisition and work in progress		(10 731)	(13 945)	(11 869)

Depreciation		4 757	5 108	4 888

Disposals, reductions in value and other			599	486

		(5 974)	(8 238)	(6 495)

Change due to other non-financial assets			411	498

Other comprehensive income items of government enterprises	10		1 852	947

Net remeasurement gains (losses)			773	(3 150)

Increase in the net debt		(7 599)	(11 196)	(11 326)

NET DEBT

PREVIOUSLY ESTABLISHED OPENING BALANCE		(206 845)	(208 712)	(197 505)

Accounting changes	3		(108)	11

RESTATED OPENING BALANCE		(206 845)	(208 820)	(197 494)

CLOSING BALANCE		(214 444)	(220 016)	(208 820)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) According to data presented in Budget 2023-2024 of the Ministère des Finances tabled on March 21, 2023.

CONSOLIDATED FINANCIAL STATEMENTS	83

Consolidated statement of remeasurement gains and losses

FISCAL YEAR ENDED MARCH 31, 2024

(millions of dollars)

(millions of dollars)

	Notes	2024			2023
		Financial	Government
		instruments	enterprises (1)	Total	Total

ACCUMULATED REMEASUREMENT GAINS (LOSSES), BEGINNING OF YEAR		(3 855)	6 504	2 649	4 852

Unrealized gains (losses)
Foreign exchange		(108)		(108)	(3 723)
Derivative financial instruments(2)		864		864	650
Investments at fair value		(82)		(82)	(76)
		674		674	(3 149)
Amounts reclassified to consolidated statement of operations
Foreign exchange		227		227	485
Deriative financial instruments(3)		(134)		(134)	(508)
Investments at fair value		6		6	22
		99		99	(1)

Other comprehensive income items of government enterprises	10
Employee future benefits			1 629	1 629	(558)
Financial instruments			215	215	1 418
Other			8	8	87
			1 852	1 852	947
Net remeasurement gains (losses)		773	1 852	2 625	(2 203)

ACCUMULATED REMEASUREMENT GAINS (LOSSES), END OF YEAR		(3 082)	8 356	5 274	2 649

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) The composition of the accumulated remeasurement gains of government enterprises is presented in NOTE 10.

(2) Net unrealized gains of $864M ($650M in 2022-2023) consist of $43M in foreign exchange gains ($3 761M in 2022-2023) and $821M in fair value gains ($3 111M in fair value losses in 2022-2023).

(3) The amounts reclassified in income of $134M ($508M in 2022-2023) consist of $181M in foreign exchange gains ($512M in 2022-2023) and $47M in fair value losses ($4M in 2022-2023).

84	PUBLIC ACCOUNTS 2023-2024

Consolidated statement of cash flow

FISCAL YEAR ENDED MARCH 31, 2024

(millions of dollars)

	Notes	2024	2023
(restated - Note 3)

OPERATING ACTIVITIES

Annual operating deficit		(5 994)	(3 126)

Items not affecting cash flow	22	6 031	5 981

Change in assets and liabilities related to operations	22	2 785	24

Benefits paid for pension plans and other employee future benefits		(7 887)	(7 629)

Cash flow used for operating activities		(5 065)	(4 750)

INVESTMENT ACTIVITIES

Investments made		(6 720)	(6 833)

Investments received		1 557	3 782

Loans made		(2 251)	(1 478)

Loans received		925	661

Government enterprises

Equity related operations		(121)	(163)

Loans and advances made		(3 967)	(1 847)

Loans and advances received		3 936	1 105

Dividends received		5 747	6 364

Investments in the Generations Fund		(1 501)	(2 802)

Withdrawals from the Generations Fund		2 500

Cash flow from (used for) investment activities		105	(1 211)

FIXED ASSET INVESTMENT ACTIVITIES

Fixed assets acquired and work in progress		(13 649)	(11 502)

Fixed assets disposed of		31	57

Cash flow used for fixed assets investment activities		(13 618)	(11 445)

FINANCING ACTIVITIES

Debt issued		36 338	28 861

Debt repaid		(12 956)	(11 073)

Investments in sinking funds relating to borrowings		(4 939)	(4 237)

Withdrawals from sinking funds relating to borrowings		4 824	3 591

Pension plans and other employee future benefits funds		311	278

Cash flow from financing activities		23 578	17 420

Increase in cash and cash equivalents		5 000	14

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		9 981	9 967

CASH AND CASH EQUIVALENTS, END OF YEAR		14 981	9 981

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS	85

Notes to the consolidated financial statements

▌ 1.  Summary of significant accounting policies

Accounting framework

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies adopted by the Conseil du trésor. The primary source of reference for establishing these policies are the Canadian public sector accounting standards.

Reporting entity

The government's reporting entity encompasses the financial transactions of the National Assembly and persons appointed by the National Assembly, departments and all the bodies, funds and enterprises under the government's control, that is, entities for which the government has the power to direct their financial and administrative policies, such that their activities will provide the government with anticipated benefits or expose it to a risk of loss.

All of the entities in the government's reporting entity over which the government exercises control are listed in APPENDIX 1. Property held and fiduciary activities carried out by government departments and bodies on behalf of the designated beneficiaries mentioned in APPENDIX 3 are not included in the government's reporting entity.

Consolidation methods

The assets, liabilities, revenues and expenditures of entities included in the government's reporting entity, with the exception of government enterprises, are consolidated line by line in the financial statements. Prior to consolidation, the accounts of each entity are harmonized according to the government's accounting policies. Inter-entity transactions and balances as well as unrealized gains and losses relating to transactions on assets and liabilities that remain within the government's reporting entity are eliminated.

Investments in government enterprises

Investments in government enterprises represent a financial asset for the government and, given their commercial orientation, management autonomy and financial self-sufficiency, they are accounted for using the modified equity method.

According to this method, which does not require that accounting policies be harmonized with those of the government, investments and interests are accounted for at cost. Every year, the cost is adjusted based on the government's share in the results of these enterprises, the counterpart being recognized in income. Cost is also adjusted based on the government's share of other comprehensive income items, with an offsetting entry in accumulated remeasurement gains and losses. The value of the investments is reduced by declared dividends and adjusted by the amount of the elimination of unrealized inter-entity gains and losses pertaining to assets and liabilities that remain within the government's reporting entity.

86	PUBLIC ACCOUNTS 2023-2024

1.  Summary of significant accounting policies (cont'd)

Translation of foreign currency

On the date a foreign currency transaction is entered into, all assets, liabilities and amounts reported in the statement of operations are translated into Canadian dollars at the exchange rate prevailing on that date. At the end of the fiscal year, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rate in effect at that date. For certain designated financial instruments, foreign exchange gains and losses are recognized directly to results, and not through the statement of remeasurement gains and losses.

Remeasurement gains and losses

Unrealized gains and losses attributable to financial instruments recognized at fair value and due to changes in foreign exchange rates are presented in consolidated statement of remeasurement gains and losses until the settlement date of the financial instrument. At that date, the accumulated balance of remeasurement gains and losses relating to these instruments is reclassified to results.

Government enterprises recognize some unrealized gains or losses on financial instruments and the actuarial gains or losses on future benefits among the other items of comprehensive income, in accordance with International Financial Reporting Standards (IFRS). Those other items are not included in the government's results and are recognized in the accumulated remeasurement gains (losses). When these gains or losses on financial instruments are realized, they will be reclassified in revenue from government enterprises and recognized as such in the government's result. Gains and losses on future benefits will never be reclassified among the government's operating results.

Measurement uncertainties

Measurement uncertainty exists when there is a difference between the amount recognized or disclosed in the consolidated financial statements and another reasonably possible amount. Some uncertainties are called "material" when the range of reasonably possible amounts is wide and when the situation could influence decisions made by the users of the consolidated financial statements. The impact of the resolution of the uncertainties may be felt in the short term or in a longer term.

The government has determined that material measurement uncertainty in the short term was attributable to the assumptions used to determine the allowances for contingencies (NOTE 21) pertaining to lawsuits and disputes. Investment in government enterprises (NOTE 10), environmental liability and asset retirement obligations (NOTE 15), and pension plans obligations (NOTE 16) present a long-term material measurement uncertainty due to the assumptions used to determine their value.

CONSOLIDATED FINANCIAL STATEMENTS	87

1.  Summary of significant accounting policies (cont'd)

Other measurement uncertainties are attributable to the estimates made in the course of the government's regular operations. New events, experience acquired or the information available to the government may lead to short-term revision of the allowances for doubtful accounts in accounts receivable (NOTE 8), tax revenue and the corresponding receivable and payable amounts (NOTES 8 and 13), long-term declines in investments (NOTE 9), the fair value of derivative financial instruments (NOTE 17), allowances for loan declines (NOTE 11), grants to be paid at the rate of repayment of the loans contracted by the recipients (NOTE 13), transfer revenue from the federal government receivable or deferred (NOTES 8 and 14), and provisions for losses on guaranteed financial initiatives (NOTE 13).

Moreover, the useful life of fixed assets is estimated based on the period during which they should be of use to the government. The length of some contracts presented in the contractual obligations and contractual rights is also estimated.

The estimates and assumptions the government uses to recognize or disclose some items in the consolidated financial statements are based on the most reliable data and the most likely assumptions available, and require the application of professional judgment.

It is reasonably possible that the amounts will change after the annual revision of the estimates and assumptions. Accounting estimates are revised during the estimate revision period if they concern only that period, or during that revision period and the next ones if they concern several periods. Further information about the nature and circumstances giving rise to measurement uncertainty is disclosed in the appropriate Notes.

88	PUBLIC ACCOUNTS 2023-2024

1.  Summary of significant accounting policies (cont'd)

Significant accounting policies by component

To increase the consolidated financial statements' understandability, significant accounting policies by component are detailed in the following accompanying notes:

Notes	Components
NOTE 4	Revenue
NOTE 5	Expenditure
NOTE 6	Financial instruments and risks
NOTE 7	Cash and cash equivalents
NOTE 8	Accounts receivable
NOTE 9	Investments
NOTE 10	Investments in government enterprises
NOTE 11	Loans
NOTE 12	Generations Fund
NOTE 13	Accounts payable, accrued expenses and other allowances
NOTE 14	Deferred revenue
NOTE 15	Environmental liability and asset retirement obligations
NOTE 16	Assets and liabilities regarding pension plans and other employee future benefits
NOTE 17	Assets and liabilities related to derivative financial instruments
NOTE 18	Debts
NOTE 19	Fixed assets
NOTE 20	Contractual obligations and contractual rights
NOTE 21	Contingencies

CONSOLIDATED FINANCIAL STATEMENTS	89

▌ 2.  Compliance with legislative authorizations

The government must be authorized by Parliament to draw money from the Consolidated Revenue Fund. Parliament grants this authorization by annually passing laws on appropriations or by adopting specific laws authorizing appropriations, which authorize departments and budget-funded bodies to make expenditures, capital acquisitions, loans, and investments, and bear other costs out of the general fund. For special funds, the annual expenditure and investment forecasts are approved by Parliament in the context of the adoption of appropriation acts or special acts, in particular when a special fund is established.

In accordance with section 86 of the Financial Administration Act (CQLR, chapter A-6.001), Volume 2 of the public accounts reports on the annual use of legislative authorizations for investments and expenditures for each of the departmental portfolios and special funds.

For the fiscal year ended March 31, 2024, no surpluses of expenditures and other costs over annual appropriations were recognized. Surpluses, corresponding respectively to $1 190 million and $652 million of expenditures and investments of special funds over approved amounts were recognized.

▌ 3.  Accounting changes and reclassifications

Adoption of new accounting standards

Revenue

On April 1, 2023, the government retroactively applied accounting standard SP 3400, Revenue. This standard provides indications concerning revenue accounting, the evaluation, and the presentation of revenues that are not treated by another accounting standard. The government revenues concerned are those from duties, permits and royalties as well as certain miscellaneous revenue.

Under the standard, the revenues in respect of which the government has a performance obligation are recorded as soon as the obligation is fulfilled, i.e., at a given time or gradually. The government has a performance obligation when it must provide a service or specific good in exchange for the amount received from an individual or a business. Revenues from duties, permits and royalties as well as certain miscellaneous revenue that do not entail a performance obligation are recognized when the government is empowered to demand or levy them in pursuance of a past event.

In application of this standard, revenues from duties stemming from the issuance of registration certificates and drivers' licences are no longer recorded on the duration of their validity but when the benefits associated with the duties are transferred to the individual or to the business. Such benefits are transferred at the time of the first of the two following events: (a) the individual or the business has confirmed its decision to renew the duty by paying it; or (b) the duties came into force. Moreover, the government records a reserve for the future reimbursement of duties and permits that it is expecting.

90	PUBLIC ACCOUNTS 2023-2024

3.  Accounting changes and reclassifications (cont'd)

Public Private Partnerships

On April 1, 2023, the government retroactively applied accounting standard SP 3160, Public Private Partnerships. This standard provides indications concerning the recognition, measurement, and presentation of infrastructure acquired by the government in the form of a public private partnership (PPP). In particular, it identifies what constitutes an infrastructure asset completed under a PPP and specifies that assets and liabilities must be recognized when the public sector entity obtains control of such infrastructure. PPP were previously recognized in the government's consolidated financial statements pursuant to indications of other existing standards, especially those stipulated in guideline PSG-2 - Leased Tangible Capital Assets.

In application of this standard, the recognition of financial liabilities has been reviewed in order to use the implicit rate of each PPP instead of the average government borrowing rate. Since the rates are higher, the revision has reduced the portion of the capital reimbursed on the debts of the PPP agreements and increased the debt service and, consequently, the accumulated deficit.

Purchased Intangibles

On April 1, 2023, the government prospectively applied guideline PSG-8 - Purchased Intangibles. The guideline stipulates that the intangibles purchased must from now on be recognized as assets rather than expenditures. Intangibles exclude software, which is recorded as capital property in keeping with existing standards.

The adoption of this guideline has not had any impact on the consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS	91

3.  Accounting changes and reclassifications (cont'd)

Accounting restatement

Asset retirement obligations

The government applied the standard governing asset retirement obligations (ARO) for the first time in 2022-2023, in a modified retroactive manner. The 2022-2023 liabilities were modified to consider the asset retirement obligations that were omitted, and to correct certain parameters used for the evaluation. The changes were recorded retroactively with the restatement of previous fiscal years.

Impacts of applying accounting changes

These accounting changes have resulted in changes in the following components of the consolidated financial statements:

	Fiscal year ended March 31, 2023
	Revenue	PPP	ARO	Total

CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED OPERATING DEFICIT

(millions of dollars)

(Decrease) in own-source revenue	(56)	―	―	(56)

(Decrease) increase in portfolio expenditure	―	(131)	35	(96)

Increase in debt service		164		164

Increase in expenditure	―	33	35	68

Increase in annual operating deficit	56	33	35	124

(Decrease) increase in opening accumulated operating deficit	(804)	246	491	(67)

Increase (decrease) in closing accumulated operating deficit	(748)	279	526	57

92	PUBLIC ACCOUNTS 2023-2024

3.  Accounting changes and reclassifications (cont'd)

	Fiscal year ended March 31, 2023

	Revenue	PPP (1)	ARO	Total

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(millions of dollars)

(Decrease) in financial assets

Accounts receivable	(2)			(2)

Increase (decrease) in liabilities

Accounts payable, accrued expenses and other allowances	95			95

Deferred revenue	(845)			(845)

Environmental liability and asset retirement obligations			577	577

Debts		279		279

Increase (decrease) in liabilities	(750)	279	577	106

Increase (decrease) in net debt	(748)	279	577	108

Increase in fixed assets and in non-financial assets	―	―	51	51

Increase (decrease) in accumulated deficit	(748)	279	526	57

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

(millions of dollars)

Increase in annual operating deficit	56	33	35	124

(Decrease) in change due to fixed assets			(5)	(5)

(Decrease) increase in opening net debt	(804)	246	547	(11)

Increase (decrease) in closing net debt	(748)	279	577	108

(1) The application of this standard has led to the recognition as capital leases of the agreements of residential and long-term care centres (CHSLD) that were previously recognized as public private partnership agreements. The changes have not affected the book value of the capital assets (cost of $103M, accumulated depreciation of $45M, and net book value of $58M) and the debts (book value of $70M).

CONSOLIDATED FINANCIAL STATEMENTS	93

3.  Accounting changes and reclassifications (cont'd)

Reclassification of budget forecasts

Budget forecasts for activities supporting the integration and francization of immigrants have been reclassified to ensure comparability with actual expenditures as at March 31, 2024.

Reconciliation of forecasts between the 2023-2024 budget and the consolidated financial statements

(millions of dollars)

			Budget after
	Budget (1)	Reclassifications	reclassifications

EXPENDITURE
Éducation	20 203	132	20 335
Emploi et Solidarité sociale	5 250	72	5 322
Other portfolios	17 768	(204)	17 564

Total	43 221	―	43 221

(1) According to data presented in Budget 2023-2024 of the Ministère des finances tabled on March 21, 2023.

Reclassification of comparative financial data

Certain 2022-2023 financial data have been reclassified to comply with the 2023-2024 presentation method.

94	PUBLIC ACCOUNTS 2023-2024

▌ 4.  Revenue

Significant accounting policies

Tax revenue (income and property taxes and consumption taxes)

Once the tax measures have been authorized by Parliament, tax revenue is recognized in the following manner:

  personal income tax and contributions dedicated to health services are recognized when the taxpayer earned the income subject to tax. Revenue not collected at the end of the fiscal year and refunds not yet issued are recognized on the basis of estimates established according to transactions that took place after the end of the fiscal year;

  corporate taxes are recognized at the time the funds are received. Receipts are primarily comprised of instalment payments the companies calculate based on estimates of their taxable earnings. These revenues are adjusted to take amounts in notices of assessment issued before the end of the fiscal year into account. The receivable or refundable amounts resulting from the variation between the estimated taxable income and the income actually earned by the companies during the fiscal year are not recognized because they cannot be accurately estimated;

  revenue from school property taxes is recognized over the period in which such taxes are levied;

  revenue from consumption taxes is recognized at the time of the sale of the products or the delivery of the services, after deducting tax credits.

Tax revenue does not take into account estimates concerning taxes due on unreported revenue within the time prescribed. These amounts are recognized when notices of assessments are issued or following tax check activities or after the filing of tax returns by taxpayers.

Duties, permits, royalties and miscellaneous revenue

Revenues from duties, permits and royalties as well as miscellaneous revenue in respect of which the government has a performance obligation are recorded as soon as the obligation is fulfilled, i.e., at a given time or gradually. The government has a performance obligation when it must provide a service or specific good in exchange for the amount received from an individual or a business. More specifically:

  revenue related to motor vehicles mainly comprise duties from the issuance of registration certificates and drivers' licences. They are recorded when the benefits associated with the fees are transferred to the individual or to the business. Such benefits are transferred at the time of the first of the two following events:

– the individual or the business has confirmed its decision to renew the fee by paying it, or

– the fees came into force;

  revenue from natural resource exploitation comprise timber cutting rights, which are recorded as timber is harvested;

  revenue from duties pertaining to greenhouse gas emissions are recognized when units are auctioned;

CONSOLIDATED FINANCIAL STATEMENTS	95

4.  Revenue (cont'd)

Significant accounting policies (cont'd)

  revenue from sales of goods and services from drug insurance premiums are recognized on the duration of the insurance coverage. The other revenues from the sale of goods, such as those related to food services in healthcare institutions, or service delivery, such as school childcare services and the provision of policing services in the municipalities, are recognized at the time of sale of the goods or the service delivery;

  revenue from the contributions of users of the health and social services network and tuition fees are recognized as the services are offered by the government.

Revenues from rights, permits, and fees as well as miscellaneous revenue that do not entail a performance obligation are recognized when the government is empowered to demand or levy them in pursuance of a past event. More specifically:

  revenue from fines are recognized when a notice is issued and the individual or business recognizes its guilt, the deadline for contesting the decisions has past, or a judgment is handed down. Fines also include penalties and tickets;

  revenue from natural resource exploitation mainly comprise the fees payable by holders of water-power on the electricity generated. Such fees are recognized when the electricity is generated.

Income from interest on accounts receivable and loans as well as income from portfolio investments are recognized as they are earned. They cease to be recognized when the recovery of interest or principal is not reasonably assured.

Revenue from donors other than governments is recognized in the year of its donation when such revenue is not designated for a specific purpose. When, on the contrary, such revenue is designated for a specific purpose, it is recognized in revenue according to the conditions of the designation. In the case of donations related to land, the revenue is recognized in the year of acquisition.

Transfers from governments

Transfers from the federal government and other governments are recognized in revenue for the fiscal year in which they are authorized by the transferring government and in which the eligibility criteria are met, except if the stipulations create an obligation that meets the definition of a liability. In such situations, the transfer is recognized in revenue as the liabilitiy is paid.

Measurement uncertainties

The measurement uncertainties that affect revenue are presented in NOTE 8 on accounts receivable, NOTE 13 on accounts payable, accrued expenses and other allowances related to income taxes and other taxes refundable and NOTE 14 on deferred revenue.

96	PUBLIC ACCOUNTS 2023-2024

4.  Revenue (cont'd)

Revenue by source

(millions of dollars)

Fiscal year ended March 31
	2024	2023
(restated - Note 3)
Own-source revenue
Income and property taxes
Personal income tax	41 863	42 251
Contributions for health services	8 533	7 914
Corporate taxes	11 402	13 243
School property tax	1 150	1 113
	62 948	64 521
Consumption taxes
Sales(1)	23 306	22 909
Fuel	2 157	2 157
Tobacco	912	817
Alcoholic beverages	618	635
Other	90	79
	27 083	26 597
Duties, permits and royalties
Motor vehicles	1 744	1 616
Natural resources	1 594	2 006
Greenhouse gas emissions	1 549	1 267
Other	1 001	895
	5 888	5 784
Miscellaneous revenue
Sales of goods and services	6 354	6 242
User contributions from the health and social services network	1 667	1 513
Income on accounts receivable and loans	1 784	1 052
Income on investments	829	525
Fines, forfeitures and recoveries	1 232	1 228
Third-party donations	1 004	904
Tuition fees	543	451
Transfers from entities other than the federal government	92	69
	13 505	11 984
Revenue from government enterprises
Hydro-Québec	2 027	3 665
Société des alcools du Québec	1 428	1 427
Loto-Québec	1 508	1 597
Investissement Québec	121	(226)
Other	157	157
	5 241	6 620
Total own-source revenue	114 665	115 506
Federal government transfers
Equalization	14 037	13 666
Health transfers	8 714	7 082
Transfers for post-secondary education and other social programs	1 451	1 294
Other programs	6 674	6 695
Total federal government transfers	30 876	28 737
Total revenue	145 541	144 243

(1) The solidarity tax credit, worth $1 800M ($1 650M in 2022-2023), is an abatement since it is designed to refund certain taxes to low-income households. It is presented as a reduction of consumption tax revenue on sales.

CONSOLIDATED FINANCIAL STATEMENTS	97

4.  Revenue (cont'd)

Income and property taxes - Additional information on refundable tax credits

In accordance with the applicable tax legislation, refundable tax credits reduce related tax revenue. However, Canadian public sector accounting standards require that these credits be presented in expenditure when they represent transfers funded by the tax system, that is, when they confer on a taxpayer a financial benefit other than a reduction of the income or other taxes that the taxpayer would otherwise have had to pay the government.

The refundable tax credits of $11 248 million ($13 115 million in 2022-2023) have been reclassified in transfer expenditures, meaning that revenue derived from income and property taxes amount to $62 948 million ($64 521 million in 2022-2023).

Income and property taxes - Reclassification of refundable tax credits

(millions of dollars)

Fiscal year ended March 31
	2024			2023
Tax revenue
net of
	refundable	Refundable tax
	tax credits	credits	Total	Total

Income and property taxes

Personal income tax	33 922	7 941	41 863	42 251

Contributions for health services	8 533		8 533	7 914

Corporate taxes	8 095	3 307	11 402	13 243

School property tax	1 150		1 150	1 113

	51 700	11 248	62 948	64 521

98	PUBLIC ACCOUNTS 2023-2024

4.  Revenue (cont'd)

Additional information - Tax-funded transfer expenditures by portfolios

(millions of dollars)

	Fiscal year ended March 31
	2024							2023
	Santé et		Emploi et	Économie,	Culture et
	Services		Solidarité	Innovation	Communi-
	sociaux	Famille	sociale	et Énergie	cations	Other	Total	Total

Income and property taxes

Personal income tax

Refundable tax credits

Family Allowance		3 632					3 632	3 403

Senior assistance	1 704						1 704	1 661

Childcare expenses		995					995	936

Home-support services for seniors	737						737	650

Work premium			309				309	259

Caregivers	203						203	187

Québec education savings incentive						122	122	140

Increase in the cost of living			69				69	3 440

Other	88		33			49	170	148

	2 732	4 627	411	―	―	171	7 941	10 824

Corporate taxes

Refundable tax credits

Film production					834		834	463

Scientific research and experimental development				563			563	386

Investments				545			545	294

E-business development				452			452	433

Multimedia titles				412			412	334

Resources						104	104	113

Other			32	128	75	162	397	268

	―	―	32	2 100	909	266	3 307	2 291

	2 732	4 627	443	2 100	909	437	11 248	13 115

CONSOLIDATED FINANCIAL STATEMENTS	99

▌ 5.  Expenditure

Significant accounting policies

Transfer expenditures

Transfer expenditures are recognized in the fiscal year during which they are duly authorized and in which the recipients satisfied the eligibility criteria.

Remuneration and operating expenses

Remuneration and operating expenses are recognized in the fiscal year during which the goods are consumed or the services are delivered.

Debt service expenditure

Interest on debt is recorded using the effective interest rate method. Interest on assets and liabilities related to derivative financial instruments are recorded when they are incurred. Interest on retirement plans and other future fringe benefits are established by the application of the discount rate for the obligation pertaining to the acquired benefits of each plan or program to the average value of the attendant obligation.

Measurement uncertainties

Measurement uncertainties that affect expenditures are presented in NOTE 8 on accounts receivable, NOTE 9 on investments, NOTE 11 on loans, NOTE 13 on accounts payable, accrued expenses and other allowances, NOTE 15 on environmental liability and asset retirement obligations, NOTE 16 on pension plans and other future benefits and NOTE 21 on contingencies.

Expenditure by supercategories

(millions of dollars)

Expenditure by supercategories (millions of dollars)

Fiscal year ended March 31
	2024	2023
(restated - Note 3)

Portfolio expenditure

Transfers	47 366	46 876

Remuneration	64 506	62 396

Operating(1)	28 534	27 151

Doubtful accounts and other allowances	1 147	724

Sub-total	141 553	137 147

Debt service	9 982	10 222

Total expenditure	151 535	147 369

(1) Operating expenditure include equipment and procurement (for example, drugs and medical and surgical supplies), professional fees, private sector services to individuals in private long-term care centres, maintenance and repairs, transportation services, advertising and communication services, as well as depreciation of fixed assets (NOTE 19).

100	PUBLIC ACCOUNTS 2023-2024

5.  Expenditure (cont'd)

Debt service

(millions of dollars)

	Fiscal year ended March 31
	2024	2023
		(restated - Note 3)

Debts	9 739	8 698

Interest on debts

Expenditure on assets and liabilities related to derivatives financial instruments	3 409	1 629

Losses on investments of the sinking funds relating to borrowings	863	1 964

Expenditure on cash equivalents and on investments		43

	14 011	12 334

Revenue on assets and liabilities related to derivatives financial instruments	(2 232)	(1 070)

Revenue on investments of the sinking funds relating to borrowings	(1 093)	(959)

Revenue on cash equivalents and on investments	(832)	(471)

	(4 157)	(2 500)

	9 854	9 834

Pension plans and other employee future benefits

Interest on obligations relating to accrued benefits	7 950	7 650

Investment income of the Retirement Plans Sinking Fund, the specific pension funds and the other employee future benefits funds	(7 822)	(7 262)

	128	388

	9 982	10 222

CONSOLIDATED FINANCIAL STATEMENTS	101

▌ 6.  Financial instruments and risks

Significant accounting policies

Classification and recognition of financial instruments

On initial recognition, financial instruments are classified as either financial instruments recognized at cost or at amortized cost, or as financial instruments recognized at fair value.

Financial instruments recognized at cost or at amortized cost

After initial recognition, the government measures financial assets and liabilities at amortized cost, taking into account the following adjustments:

  repayments or receipts;

  accumulated depreciation calculated using the effective interest method. For the purposes of calculating the effective interest rate, transaction costs, discounts and premiums are included in the cash flows considered;

  reduction for impairment or uncollectibility, directly or through the use of an allowance account.

Cash and cash equivalents, accounts receivable,[1] investments other than those made up of equity instruments quoted in an active market, loans, the Generations Fund, sinking funds relating to borrowings and sums receivable from counterparties included in assets related to derivative financial instruments are classified as financial assets recognized at cost or at amortized cost.

Accounts payable, accrued expenses and other allowances,[2] sums payable to counterparties included in derivative financial instrument liabilities, and debts are classified as liabilities at cost or at amortized cost.

Financial instruments recognized at fair value

Investments in equity instruments quoted in an active market, and assets and liabilities associated with derivative financial instruments, other than sums receivable from (payable to) counterparties, are classified as financial instruments recognized at fair value.

Transaction costs

Transaction costs relating to financial instruments recognized at fair value are recognized in expenses at the transaction date, while those relating to financial instruments recognized at cost or at amortized cost are added to their book value.

______________________________________

1 Excluding income tax and taxes receivable and certain receivables stemming from the categories of duties, permits and royalties as well as miscellaneous revenues that are not financial instruments.

2 Excluding income taxes and other taxes refundable, accrued compensation benefits remuneration-related, advances from trust funds and clearing accounts for collected taxes that are not financial instruments.

102	PUBLIC ACCOUNTS 2023-2024

6.  Financial instruments and risks (cont'd)

Significant accounting policies (cont'd)

Offsetting of financial instruments

Treasury securities

In the course of its operations, the government may repurchase its own debt securities on the financial markets without cancelling, extinguishing or discharging the corresponding debts. These securities constitute assets for the government, and the corresponding debts are offset in the consolidated statement of financial position. Interest income and expense relating to these shares and debts are also presented net in the consolidated statement of operations and accumulated operating deficit.

Other offset financial assets and financial liabilities

A financial asset and a financial liability are offset and the net balance presented in the consolidated statement of financial position only if the following conditions are met:

  there is a legally enforceable right of offset of the recognized amounts;

  the government intends to settle on a net basis, or to realize the asset and settle the liability simultaneously.

CONSOLIDATED FINANCIAL STATEMENTS	103

6.  Financial instruments and risks (cont'd)

In the normal course of operations, the government is exposed to various types of risk, such as credit risk, liquidity risk and market risk. Control and management policies and procedures are in place to manage these risks and reduce their potential impact.

Components of the consolidated financial statements	Significant risk exposure					Note
	Credit risk	Liquidity risk	Market risk
			Currency	Interest rate	Price
Cash and cash equivalents						7
Accounts receivable						8
Investments						9
Loans						11
Generations Fund						12
Accounts payable, accrued expenses and other allowances						13
Assets related to derivative financial instruments						17
Liabilities related to derivative financial instruments						17
Debts						18
Sinking funds relating to borrowings						18

104	PUBLIC ACCOUNTS 2023-2024

6.  Financial instruments and risks (cont'd)

Credit risk

Credit risk is the risk that the counterparty to a financial instrument will fail to meet an obligation and cause the government to incur a financial loss.

All financial instruments recognized as financial assets expose the government to credit risk, with the exception of investments in equity instruments.

At fiscal year-end, the government's maximum exposure to credit risk corresponds to the book value of financial assets which are financial instruments, without taking into account guarantees held or any other credit enhancements. The government is also exposed to credit risk associated with guarantees totalling $17 178 million ($16 950 million as per March 31, 2023) granted on financing initiatives, net of the allowance for losses on guaranteed financing initiatives (Note 13), as well as on loan pledges (Note 20).

Liquidity risk

Liquidity risk is the risk that the government will encounter difficulties in meeting its financial liabilities.

Schedule of undiscounted contractual cash flows

(millions of dollars)

	Maturing on March 31(1)

	2024						2023

	Maturing on March 31(1)

			2026 and	2028 and	2030 and
	2025		2027	2029	thereafter	Total	Total

Liabilities arising from transfers(2)	9 703		2 273	1 408	5 147	18 531	16 398

Debts contracted on financial markets	50 745		54 709	39 977	267 402	412 833	376 530

Debts arising from agreements and contracts	438		873	874	7 319	9 504	6 961

Liabilities related to derivative financial instruments	4 747		3 813	2 558	3 763	14 881	17 779

	65 633	(3)	61 668	44 817	283 631	455 749	417 668

Assets related to derivative financial instruments(4)	(6 557)		(2 076)	(850)	(2 248)	(11 731)	(13 189)

	59 076		59 592	43 967	281 383	444 018	404 479

(1) Amounts shown include interest and amounts related to debt whose securities are held in treasury.

(2) With the exception of these liabilities, most accounts payable, accrued expenses and other allowances are due in the short term and settled in the following fiscal year.

(3) In addition to this amount, cash flows related to liabilities in the sinking funds relating to borrowings totalling $3 813M will be paid in fiscal 2024-2025.

(4) Such assets are closely linked to liabilities related to derivative financial instruments since the government uses them to manage risks related to debts contracted on the financial markets.

CONSOLIDATED FINANCIAL STATEMENTS	105

6.  Financial instruments and risks (cont'd)

Overall liquidity risk management

To meet its financial requirements arising from its operations and investment activities, as well as those related to repayments of borrowings that are maturing, the government has provided itself with an annual financing and debt management program based on Canadian and international financial markets.

Day-to-day cash management is based on regularly updated cash forecasts and enables the government to manage the desynchronization of cash inflows and outflows. This liquidity management relies on various tools, such as short-term borrowing programs, credit facilities and sound management of cash and short-term investments.

In addition, the government has set up sinking funds relating to borrowings (Note 18) to provide for the repayment of debts contracted on financial markets, in accordance with the Financial Administration Act (CQLR, chapter A-6.001). The government makes annual contributions to these funds.

The government has also created the Generations Fund (Note 12), whose purpose is to reduce the government's debt. The government makes annual payments, which are deposited with the Caisse de dépôt et placement du Québec in accordance with the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R 2.2.0.1). The government may withdraw sums to repay the debt.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market conditions. Market risk includes currency risk, interest rate risk and price risk. The government is exposed to all of these risks.

106	PUBLIC ACCOUNTS 2023-2024

6.  Financial instruments and risks (cont'd)

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

Exposure to currency risk

(millions of dollars)

	As at March 31

	2024				2023

	Equivalent in Canadien dollars

			Other
	US dollars	Euros	currencies (1)	Total	Total

Sinking funds relating to borrowings(2)	2 691			2 691	3 527

Assets and liabilities related to derivative financial instruments	43 720	29 602	5 270	78 592	59 361

Debts(2)	(43 464)	(29 699)	(5 268)	(78 431)	(62 693)

Net exposure	2 947	(97)	2	2 852	195

(1) Other currencies include the Australian dollar, pound sterling, Swiss franc, yen, Swedish krona and New Zealand dollar.

(2) Amounts shown include treasury securities.

Overall currency risk management

The government uses derivative financial instruments to manage currency risk in order to approach the absence of exposure on currency debts.

During the fiscal year, the government modified its management strategy to focus solely on the use of derivative financial instruments. Previously, the acquisition of assets denominated in foreign currencies within the sinking funds linked to borrowings were an additional measure of the management strategy to manage currency debts.

However, in the context of the management of sinking funds relating to borrowings and in accordance with the investment policy, the government is investing in securities denominated in foreign currencies, which exposes it to fluctuating exchange rates on a small portion of its assets.

As at March 31, 2024, a 10% rise or fall in the Canadian dollar against the US dollar would have had an impact of nearly $300 million on the government's operating results (the impact was negligible as at March 31, 2023). For the other currencies, such a change would have had a negligible impact on the government's operating results.

CONSOLIDATED FINANCIAL STATEMENTS	107

6.  Financial instruments and risks (cont'd)

Intetest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

Exposure to interest rate risk

(millions of dollars)

	As at March 31

	2024	2023

Cash and cash equivalents	15 118	9 981

Investments(1)	4 080	282

Loans	1 634	1 614

Generations Fund	1 329	1 786

Sinking funds relating to borrowings(1)	13 245	16 064

Assets and liabilities related to derivative financial instruments	(14 277)	(22 218)

Debts(1)	(42 281)	(28540)

Net exposure	(21 152)	(21 031)

(1) Amounts shown include treasury securities.

Overall interest rate risk management

The government relies on several strategies to manage interest rate risk, including the use of derivative financial instruments. Moreover, investments in sinking funds related to borrowings exposed to the interest rate risk are contributing to reducing the exposure to such risk of financial liabilities.

As at March 31, 2024 and 2023, a 1% rise or fall in interest rates would have had an impact of nearly $200 million on the government's operating results.

Price risk

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices other than those arising from interest rate risk or currency risk, whether those changes are caused by factors specific to the individual instrument or its issuer, or by factors affecting all similar financial instruments traded in the market.

At fiscal year-end, the components of the consolidated financial statements with exposure to price risk are limited to investments in equity instruments quoted in an active market, with a book value of $458 million ($512 million as at March 31, 2023).

As at March 31, 2024 and 2023, a 10% rise or fall in stock market prices would have had a negligible impact on the government's operating results.

108	PUBLIC ACCOUNTS 2023-2024

6.  Financial instruments and risks (cont'd)

Among the financial instruments recognized at cost or at amortized cost, investments in equity instruments not quoted in an active market or in the form of participation deposits in a particular fund of the Caisse de dépôt et placement du Québec are not exposed to price risk. Although their fair value may fluctuate due to changes in market prices, they affect the government's consolidated financial statements only when they are disposed of, or in the event of an other-than-temporary decline in value.

▌ 7.  Cash and cash equivalents

Significant accounting policy

Cash and cash equivalents are comprised of cash and investments which are held for the purpose of meeting short-term cash commitments. These investments, highly liquid, are easily convertible into a known amount of cash and unlikely to change significantly in value.

Cash and cash equivalents

(millions of dollars)

As at March 31

	2024	2023

Cash(1)	5 681	4 555
Cash equivalents	9 300	5 426

	14 981	9 981

(1) Cash is shown net of a $949M ($970M as at March 31, 2023) bank overdraft arising from outstanding cheques.

Credit risk management

The credit risk associated with cash and cash equivalents is low. The government has adopted a management framework that limits the risks associated with its investments, including cash equivalents. This framework sets out criteria such as the minimum credit rating required for the selection of authorized issuers, that are mainly financial institutions and governments.

Interest rate risk management

Some cash equivalents bear interest. However, the interest rate risk associated with these transactions is limited, since the maturities of these securities are very short and the government may use derivative financial instruments, in accordance with its management policies.

CONSOLIDATED FINANCIAL STATEMENTS	109

▌ 8.  Accounts receivable

Significant accounting policies

Income taxes and other taxes receivable are recognized at realizable value, that is, an amount equivalent to what the government expects to receive. These accounts receivable are subsequently brought down to the net recoverable value by means of an allowance for doubtful accounts.

Revenue from personal income tax, contributions for health services and consumption taxes uncollected at the end of the fiscal year are recognized as income taxes and other taxes receivable; the amounts are estimated based on the transactions carried out after the end of the fiscal year.

Revenue from corporate taxes uncollected at the end of the fiscal year is recognized as taxes receivable; the amounts are based on notices of assessment issued before the end of the fiscal year.

Other accounts receivable are recognized at cost or amortized cost. The annual change in the allowance for doubtful accounts is recognized as an expense.

Measurement uncertainties

Initial assessment of income taxes and other taxes receivable

Income taxes and other taxes receivable stemming from notices of assessment issued after tax checks and contested taxpayer notices are based on estimates that may be hard to measure. The initial evaluation of the amounts the government expects to collect with regard to such notices is based on the settlement rates of similar files in the past. Adjustments resulting from new information obtained after checks or court rulings are recognized in the fiscal year when they become known.

Estimate of allowances for doubtful accounts

The allowance for doubtful accounts relating to taxes receivable is uncertain due to the fact that it is estimated on the basis of a statistical sample of accounts receivable representative of the population as a whole. The accounts receivable's potential recoverable amount in the sample is determined primarily by considering the financial position of taxpayers.

The allowance for doubtful accounts relating to duties, permits and royalties as well as miscellaneous revenue is uncertain because it is estimated using statistical samples or evaluations of the credit risk of accounts receivable.

Federal government transfers

Transfers from the federal government receivable for cost-sharing programs to provide financial assistance to third parties are subject to measurement uncertainty due to possible discrepancies between the estimate of eligible expenditures made by third parties and the work actually performed.

110	PUBLIC ACCOUNTS 2023-2024

8.  Accounts receivable (cont'd)

Details of accounts receivable

(millions of dollars)

As at March 31

	2024	2023
(restated - Note 3)

Income taxes and other taxes receivable
Income and property taxes	10 995	11 114
Consumption taxes	6 737	5 679
Allowance for doubtful accounts	(1 851)	(1 754)
	15 881	15 039

Duties, permits, royalties and miscellaneous revenue
Duties, permits and royalties	680	583
Miscellaneous revenue	7 012	6 367
Allowance for doubtful accounts	(1 096)	(967)
	6 596	5 983

Other

Revenue from government enterprises - dividends	375	617
Federal government transfers	4 424	3 473
Receivable cash concerning debts contracted on the financial markets	5 636

	10 435	4 090

	32 912	25 112

The government is exposed to credit risk arising from the inability of certain receivables to settle their obligations, which could result in a financial loss for the government.

Managing credit risk associated with tax receivables

The credit risk associated with tax receivables is low. On the one hand, amounts receivable totalling $17 732 million ($16 793 million as at March 31, 2023) were mainly received in the first months of fiscal 2024-2025. On the other hand, in order to reduce the credit risk associated with unreceived tax receivables, the government uses a legal offsetting mechanism before issuing a refund to a creditor. Moreover, it recognizes receivables at their net recoverable value through an allowance for doubtful accounts. In the government's opinion, the allowance of $1 851 million ($1 754 million as at March 31, 2023) is sufficient to consider credit risk.

CONSOLIDATED FINANCIAL STATEMENTS	111

8.  Accounts receivable (cont'd)

Credit risk management associated with other receivables

The government is exposed to credit risk in respect of other receivables. To protect itself against this risk, the government has established control and management policies and procedures. These policies and procedures include provisions relating to credit risk assessment, acceptable risk levels, periodic monitoring and collection measures, and the assessment of the allowance for doubtful accounts. The government periodically assesses the practices in place and, if necessary, adjusts them based on the observations and results obtained.

Credit risk - Age of other accounts receivable

(millions of dollars)

	As at March 31, 2024

	Duties, permits	Miscellaneous
	and royalties	revenue	Sub-total	Other	Total

Less than 1 month	641	2 124	2 765	6 978	9 743
1 month to less than 3 months	3	1 245	1 248	911	2 159
3 months to less than 12 months	8	1 734	1 742	1 322	3 064
12 months and more	28	1 909	1 937	1 224	3 161

	680	7 012	7 692	10 435	18 127

Allowance for doubtful accounts			(1 096)		(1 096)

			6 596	10 435	17 031

The credit quality of other accounts receivable that are neither past due nor impaired is deemed adequate.

112	PUBLIC ACCOUNTS 2023-2024

▌ 9.  Investments

Significant accounting policies

Investments are recognized at cost or amortized cost, with the exception of investments in equity instruments quoted on an active market, which are recognized at fair value.

When investments have significant concessionary terms, that is, if there is a significant difference between their nominal value and their present value using the weighted average rate for government's debt, the investments are recognized at their present value when they take effect. This difference constitutes a grant component, which is recognized as a transfer expenditure. Subsequently, investment income is recognized and added to the book value of the investment until their maturity date, using the effective interest method.

When an investment experiences a loss in value that is other than a temporary decline, its book value is reduced to reflect the decline in value. Any reduction in the book value of an investment recognized at cost or amortized cost is recognized as an expense and cannot be reversed. Where applicable, the subsequent recovery of a written-off investment is recognized in income. When the book value of an investment recognized at fair value has been reduced to reflect an other-than-temporary decline in value, the accumulated balance of unrealized losses recognized under remeasurement gains and losses is reclassified to results.

Measurement uncertainty

Investments in equity instruments in the form of shares and equity are subject to measurement uncertainty because assumptions are used to estimate their recoverable value. The factors the government relies on for determining whether there is a loss in value that is other than a temporary decline in these investments include their length and how sharply the fair value declined compared to cost. For investments in private equity instruments, the government estimates the recoverable value with the help of experts and approaches based on models that take into account current economic conditions, the financial situation and the profitability outlook for each issuing entity.

CONSOLIDATED FINANCIAL STATEMENTS	113

9.  Investments (cont'd)

Investments by nature of securities held by maturity at acquisition

(millions of dollars)

	As at March 31

	2024				2023

	3 to 12	More than
	months	12 months	No maturity	Total	Total

Recorded at cost or at amortized cost

Equity instruments not quoted in an active market			4 103	4 103	3 799

Treasury Bills(1),(2)	2 666			2 666	―

Participation deposits(3)			2 372	2 372	2 191

Bonds(1),(2)

Municipalities and municipal bodies		666		666	447

Federal and provincial governments		169		169	449

Enterprises	4	51		55	99

Other		1	1	2	3

Deposit certificates	448	26		474	90

Other(2)	293	110		403	214

	3 411	1 023	6 476	10 910	7 292

Recorded at fair value

Equity instruments quoted in an active market(4)			458	458	512

	3 411	1 023	6 934	11 368	7 804

(1) The government held $3 865M ($2 215M as at March 31, 2023) of its own securities in Treasury bills and bonds. These securities are offset against the corresponding debts.

(2) The quoted market value of marketable securities in active markets was $3 714M ($1 031M as at March 31, 2023) and their book value was $3 723M ($1 047M as at March 31, 2023).

(3) The government holds participation units in specific funds entrusted to the Caisse de dépôt et placement du Québec.

(4) Fair value measurements for these financial instruments are based on level 1 of the fair value hierarchy, that is, on observable prices (unadjusted) in active markets available at the measurement date for identical assets.

Policies governing investment activities

The government has established policies governing long-term investment activities. These investment policies aim to optimize investment returns while maintaining the degree of risk at a level deemed appropriate by the government.

114	PUBLIC ACCOUNTS 2023-2024

9.  Investments (cont'd)

Investment deposits

Investment deposits are held in six specific funds of the Caisse de dépôt et placement du Québec (the Caisse). For each of these funds, an investment policy has been established based on a number of factors, including 10-year return forecasts, the long-term target allocation of asset classes that make up the benchmark portfolio and the permitted deviations from the target portfolio. These policies also take into account positions taken in derivative financial instruments and determine the level of exposure to market risk.

The Caisse manages all market risks on an integrated basis for all specialized portfolios. The main elements contributing to risk, such as industry sectors, geographic regions and issuers, are taken into account.

Credit risk management

All investments expose the government to credit risk, with the exception of investments in equity instruments.

With regard to investment deposits with the Caisse, the credit risk is managed by setting investment policies so as to reduce the exposure to risk to a level that the government deems acceptable. Furthermore, credit risk analyses are carried out globally by the Caisse for all the portfolios it manages. Since the net assets of the government's special funds are invested in underlying portfolios, the funds are indirectly exposed to credit risk. The Caisse's exposure is described in detail in its own financial statements.

Moreover, all transactions relating to financial instruments held directly by the specific funds are conducted with the Caisse, which benefits from an AAA credit rating. With regard to other investments, credit risk is considered low, since counterparties enjoy high credit ratings from rating agencies and funds are safely invested in authorized investments, in accordance with the Financial Administration Act (CQLR, chapter A-6.001) and the Regulation respecting investments made by a body (CQLR, chapter A-6.001, r. 8).

Price risk

The government is exposed to price risk with respect to equity instruments quoted in an active market, whose fair value fluctuates due to changes in stock market prices. As a result, a decline in stock market prices could generate unrealized losses in the consolidated statement of remeasurement gains and losses or, if such a reduction indicates a permanent decline in value, losses in the consolidated statement of operations and accumulated operating deficit.

CONSOLIDATED FINANCIAL STATEMENTS	115

▌ 10.  Investment in government enterprises

Significant accounting policies

Investment in government enterprises is recognized using the modified equity method based on the government's proportionate share of each enterprise.

The financial information from government enterprises is based on the IFRS, except for information from Hydro-Québec, which is based on generally accepted accounting principles (GAAP) in the United States. Adjustments are made to Hydro-Québec's financial information to bring it in line with the IFRS standards; such adjustments mainly concern employee future benefits, financial instruments and asset retirement obligations.

Material measurement uncertainty

Investments in government enterprises are subject to uncertainty related to the measure stemming from the use of assumptions in the evaluation of the assets and liabilities pertaining to pension plans and other employee future benefits of Hydro-Québec.

Changes to the assumptions used could engender significant changes in the valuation of participations in government enterprises and remeasurement gains or losses.

116	PUBLIC ACCOUNTS 2023-2024

10.  Investment in government enterprises (cont'd)

Financial information on government enterprises

(millions of dollars)

	As at March 31

	2024											2023

							Investis-		Société des
							sement	Loto-	alcools du
	Hydro-Québec						Québec	Québec	Québec	Other	Total	Total

	(US GAAP)			(IFRS)

			Adjustments
			for the
	December 31,		three-month	Adjustments -	March 31,
	2023		periods	IFRS (1)	2024

STATEMENT OF OPERATIONS

Revenue	16 086		(611)	(1)	15 474		1 408	2 951	4 194	860	24 887	25 763

Expenditure	12 798		44	603	13 445		1 285	1 440	2 766	701	19 637	19 162

Annual (deficit) surplus	3 288		(655)	(604)	2 029		123	1 511	1 428	159	5 250	6 601

Consolidation adjustments					(2)		(2)	(3)		(2)	(9)	19

Revenue from government enterprises					2 027		121	1 508	1 428	157	5 241	6 620

Other comprehensive income items	(172)		(301)	2 310	1 837		14	―	(4)	5	1 852	947

STATEMENT OF FINANCIAL POSITION

Fixed assets	76 185		461	1 089	77 735		306	673	267	532	79 513	76 966

Other assets	16 483		3 894	1 362	21 739		9 361	471	1 041	609	33 221	31 256

Total assets	92 668		4 355	2 451	99 474		9 667	1 144	1 308	1 141	112 734	108 222

Debts and advances	55 155		5 613	115	60 883		4 451	478	295	77	66 184	63 349

Other liabilities	9 986		(2 820)	1 249	8 415	(2)	513	400	979	480	10 787	10 826

Total liabilities	65 141		2 793	1 364	69 298		4 964	878	1 274	557	76 971	74 175

Accumulated other comprehensive income items	243		(14)	7 908	8 137		34	180	(11)	(8)	8 332	6 481

Other shareholders' equity items	27 284		1 576	(6 821)	22 039		4 669	86	45	592	27 431	27 566

Total shareholders' equity	27 527		1 562	1 087	30 176		4 703	266	34	584	35 763	34 047

Consolidation adjustments					17		21			25	63	70

Equity value (modified method)					30 193		4 724	266	34	609	35 826	34 117

Loans							2 489	206		34	2 729	2 698

Investment in government enterprises					30 193		7 213	472	34	643	38 555	36 815

Dividends and other contributions paid	2 466						―	1 511	1 428	104	5 509	6 540

Main contractual obligations	105 682						1 481	68	―	43	107 274	105 592

Main contingent liabilities	6 200	(3)					406	―	3	―	6 609	6 833

(1) The adjustments to bring Hydro-Québec's financial information in line with the IFRS resulted in an increase in the government's share in this enterprise of $1 706M, as these adjustments led to a $604M reduction in the income from government enterprises and a $2 310M increase in the other items of the comprehensive income. The combined adjustments to IFRS had the effect of increasing the government's share by $1 087M (decreasing it by $619M as at March 31, 2023).

(2) The government granted a financial guarantee of $685M ($685M as at March 31, 2023) for the Gentilly-2 nuclear generating station. In order to finance the costs related to long-term nuclear fuel waste management, Hydro-Québec set up a trust of $184M ($178M as at March 31, 2023).

(3) This sum is pertaining to two lawsuits for damages and interest filed by Innu Nation inc and Innus de Uashat mak Mani-utenam. Joint lawsuits have also been instituted against Hydro-Québec and the government. Those lawsuits are disclosed in Note 21 on contingencies.

CONSOLIDATED FINANCIAL STATEMENTS	117

10.  Investment in government enterprises (cont'd)

Accumulated other comprehensive income items of government enterprises

(millions of dollars)

	Fiscal year ended March 31

	2024				2023

	Gains on	Unrealized gains
	employee future	on financial
	benefits	instruments	Other	Total	Total

Accumulated remeasurement gains, beginning of year	5 973	393	138	6 504	5 557

Other comprehensive income items of government enterprises	1 629	215	8	1 852	947

Accumulated remeasurement gains, end of year	7 602	608	146	8 356	6 504

Accumulated items reclassified in other shareholders' equity items	(24)			(24)	(23)

Accumulated other comprehensive income items	7 578	608	146	8 332	6 481

Inter-entity operations and operations with third-parties not included in the reporting entity

(millions of dollars)

As at March 31

	2024			2023

		Third parties			Third parties
		not included in			not included in
	Inter-	the reporting		Inter-	the reporting
	entities	entity	Total	entities	entity	Total

STATEMENT OF OPERATIONS

Revenue	1 145	23 742	24 887	1 031	24 732	25 763

Expenditure	1 819	17 818	19 637	1 795	17 367	19 162

Annual surplus (deficit)	(674)	5 924	5 250	(764)	7 365	6 601

STATEMENT OF FINANCIAL POSITION

Fixed assets		79 513	79 513		76 966	76 966

Other assets	2 597	30 624	33 221	3 383	27 873	31 256

Total assets	2 597	110 137	112 734	3 383	104 839	108 222

Debts and advances	2 761	63 423	66 184	2 729	60 620	63 349

Other liabilities	936	9 851	10 787	1 019	9 807	10 826

Total liabilities	3 697	73 274	76 971	3 748	70 427	74 175

Loans granted to government enterprises	2 729			2 698
Dividends and other contributions paid	5 509			6 540

118	PUBLIC ACCOUNTS 2023-2024

10.  Investment in government enterprises (cont'd)

Repayment schedule for debts and advances contracted with third parties and with the government

(millions of dollars)

						2030 and
	2025	2026	2027	2028	2029	thereafter	Total

Hydro-Québec

Third parties not included in the reporting entity	5 542	453	741	64	2 459	51 625	60 884

Investissement Québec

Third parties not included in the reporting entity	485	607	331	348	238	49	2 058

Government	1 117	813	378	131	69	35	2 543

	1 602	1 420	709	479	307	84	4 601

Loto-Québec

Third parties not included in the reporting entity	252	8	5	1	1	10	277

Government	17	16	17	17	12	128	207

	269	24	22	18	13	138	484

Société des alcools du Québec

Third parties not included in the reporting entity	54	48	42	36	30	105	315

Other

Third parties not included in the reporting entity	5	5	6	6	6	16	44

Government	17	1	4	1	1	9	33

	22	6	10	7	7	25	77

Total debt and advances

Third parties not included in the reporting entity	6 338	1 121	1 125	455	2 734	51 805	63 578

Government	1 151	830	399	149	82	172	2 783

	7 489	1 951	1 524	604	2 816	51 977	66 361

Note: The government guarantees borrowings contracted by Hydro-Québec and Investissement Québec in different currencies. The net value of these guaranteed borrowings stood at $57 376M ($53 782M as at March 31, 2023) for Hydro-Québec and at $1 941M ($2 753M as at March 31, 2023) for Investissement Québec.

CONSOLIDATED FINANCIAL STATEMENTS	119

▌ 11.  Loans

Significant accounting policies

Loans are recognized at cost.

When loans have significant concessionary terms, that is, there is a significant difference between their nominal value and their present value using the weighted average rate for government's debt, the loans are recognized at their present value when they take effect. This difference constitutes a grant component, which is recognized as a transfer expenditure. Subsequently, interest income is recognized and added to the book value of the loan until its maturity date, using the effective interest method.

When a direct link can be established between government transfers and the repayment of a loan, the latter is recognized as a transfer expenditure.

When the facts or circumstances point to the risk of a loss, a valuation allowance is recognized as a reduction in loans in order to reflect their net recoverable value. The annual change in this allowance is recognized as an expenditure and, where applicable, the subsequent recovery of a written-off loan is recognized in income.

Measurement uncertainty

Loans are subject to measurement uncertainty because estimates and assumptions are used to determine the valuation allowance and the net recovery value of the loans. The valuation allowance estimate is revised regularly and adjusted to take several factors into account, including the rate of past losses, sector risks and the borrower's financial situation.

120	PUBLIC ACCOUNTS 2023-2024

11.  Loans (cont'd)

Loans granted and weighted average rate by category of borrower

				As at March 31

		2024			2023

	Weighted		Valuation	Net book		Valuation	Net book
	average rate	Cost	allowances	value	Cost	allowances	value
	(percent)	(millions of dollars)			(millions of dollars)

Local administrations

Municipalities	2.96	403	(40)	363	432	(41)	391

Municipal bodies	3.87	2 108	(66)	2 042	1 909	(64)	1 845

	3.73	2 511	(106)	2 405	2 341	(105)	2 236

Enterprises(1),(2)	2.73	4 817	(1 138)	3 679	3 960	(894)	3 066

Students	7.55	577	(210)	367	576	(206)	370

Other	5.09	439	(18)	421	220	(17)	203

		5 833	(1 366)	4 467	4 756	(1 117)	3 639

	3.48	8 344	(1 472)	6 872	7 097	(1 222)	5 875

(1) Loans with repayment clauses based on royalties are included in the loans to enterprises. The conditions associated with these loans are such that the entire amount advanced is similar to a subsidy. Therefore, these loans have a zero value.

(2) Loans to enterprises include US$270M (US$61M as at March 31, 2023) in loans, whose equivalent value is CAN$406M (CAN$82M as at March 31, 2023), and €145M (€81M as at March 31, 2023) in loans whose equivalent value is CAN$212M (CAN$119M as at March 31, 2023).

CONSOLIDATED FINANCIAL STATEMENTS	121

11.  Loans (cont'd)

Schedule of loan payments receivable by category of borrower

(millions of dollars)

	Municipalities
Maturing on	and municipal
March 31	bodies	Enterprises	Students	Other	Total

2025	788	774	48	282	1 892

2026	137	529	48	7	721

2027	135	532	48	7	722

2028	120	847	48	6	1 021

2029	123	502	48	6	679

	1 303	3 184	240	308	5 035

2030-2034	591	1 328	240	34	2 193

2035-2039	227	464	97	32	820

2040-2044	121	49			170

2045-2049	35	5			40

2050 and thereafter	17	6		1	24

	2 294	5 036	577	375	8 282

No fixed maturity date	236	28		76	340

	2 530	5 064	577	451	8 622

(1) The payment schedule for loans is based on the contractual cash flows stipulated in the contracts. This basis differs from the net book value of loans, which, for the purposes of evaluation, considers in particular valuation allowances and significant concessionary terms. These elements have a net effect of $1 750M.

Credit risk management

As part of its operations, the government grants loans and receives assets as collateral. The majority of loans are granted by the Economic Development Fund. Decisions to grant these loans are based primarily on a risk assessment that takes into account such factors as the creditworthiness of the third party, available guarantees, and the transaction's compliance with policies, standards and procedures in effect. A systematic follow-up of interventions is then carried out.

122	PUBLIC ACCOUNTS 2023-2024

11.  Loans (cont'd)

The cost of the loans granted by the Economic Development Fund was $4 647 million ($3 775 million as at March 31, 2023). These loans are mainly granted to businesses operating in the secondary sector.

Proportion of Economic Development Fund loans with significant securities and sureties by loan categories

	As at March 31

	2024		2023

		Proportion of		Proportion of
		the nominal		the nominal
	Cost	balance of loans	Cost	balance of loans
	(millions of dollars)	(percent)	(millions of dollars)	(percent)

Loans - fixed rate	2 600	42	1 779	32

Loans - variable rate	320	51	498	54

Loans - no interest	1 727	47	1 498	43

As for loans granted by other entities within the reporting entity, the cost of which was $3 697 million ($3 322 million as at March 31, 2023), the guarantees received totalled $169 million ($183 million as at March 31, 2023).

The credit quality of loans that are neither past due nor impaired is deemed adequate.

Interest rate risk management

The majority of loans are fixed-rate. For variable-rate loans, changes in interest rates lead to fluctuations in the interest income earned. However, this interest rate risk is limited, because debt with substantially the same terms as the loans are contracted. If necessary, financial derivative instruments may be used.

CONSOLIDATED FINANCIAL STATEMENTS	123

▌ 12.  Generations Fund

The purpose of the Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), is to reduce the government's debt. In accordance with this Act, the fund's assets are used exclusively to repay the government's debt.

Significant accounting policies

Demand and participation deposits in a particular fund of the Caisse de dépôt et placement du Québec (the Caisse) are recognized at cost.

Where participation deposits suffer a loss in value that is other than a temporary decline, their book value is reduced to reflect this decline and the resulting reduction in value is recognized to expenditure. At the time of disposition of participation deposits, the difference between the amount received and the book value of these units established using the average cost method is recognized to results.

Statement of financial position

(millions of dollars)

	As at March 31

	2024	2023

Sums managed by the Caisse de dépôt et placement du Québec

Demand deposits	1 329	1 786

Income receivable on investments	86	46

Participation deposits(1)	16 998	16 998

	18 413	18 830

Accounts receivable	45	81

Fund balance	18 458	18 911

(1) The Generations Fund holds participation units in a specific fund at the Caisse. These units are repaid with prior notice according to the Caisse's settlement terms and conditions at the fair value of the fund's net equity at the end of each month. The Generations Fund had 14 108 127 participation units with a total fair value of $19 484M (14 108 127 participation units with a total fair value of $18 629M as at March 31, 2023).

124	PUBLIC ACCOUNTS 2023-2024

12.  Generations Fund (cont'd)

Statement of change in the balance of the Generations Fund

(millions of dollars)

	Fiscal year ended March 31

	2024		2023

		Actual	Actual
	Budget (1)	results	results

Opening balance	19 180	18 911	15 829

Own-source revenue

Consumption taxes

Specific tax on alcoholic beverages			500

Duties, permits and royalties

Water-power royalties	934	815	888

Mining revenues			578

Miscellaneous revenue

Unclaimed property			74

Revenue on investments	789	582	283

Revenue from government enterprises, taken out of dividends

Hydro-Québec

Indexation of the average cost of heritage pool electricity			544

Additional contribution from Hydro-Québec	650	650	215

Total own-source revenue	2 373	2 047	3 082

Balance before debt repayment	21 553	20 958	18 911

Sums used to repay debts	(2 500)	(2500)

Closing balance	19 053	18 458	18 911

(1) According to data presented in Budget 2023-2024 of the Ministère des Finances tabled on March 21, 2023.

Credit risk management

The government partly manages the credit risk associated with participation deposits at the Caisse by determining the composition of the benchmark portfolio, thereby reducing exposure to risk to a level deemed acceptable by the government.

Credit risk analyses are carried out globally by the Caisse for all the portfolios it manages. Since the net assets of the Generations Fund special fund are invested in underlying portfolios, the fund is indirectly exposed to credit risk. The Caisse's exposure is detailed in its own financial statements.

Moreover, all transactions relating to financial instruments held directly by the specific fund are conducted with the Caisse, which benefits from an AAA credit rating.

CONSOLIDATED FINANCIAL STATEMENTS	125

12.  Generations Fund (cont'd)

Interest rate risk management

Demand deposits bear interest. However, the interest rate risk associated with this financial asset is limited, since the demand deposit account represents the equivalent of the government's bank balance deposited with the Caisse. In general, sums deposited in this account are reinvested in the purchase of participation units (participation deposits) the following month.

Investment policy

The Generations Fund is administered according to an investment policy determined by the Ministère des Finances in collaboration with the managers of the Caisse. This investment policy aims to optimize rates of return on investments while maintaining the degree of risk at a level deemed appropriate by the government.

This policy is based on a number of factors, including 10-year return and risk forecasts, the long-term target allocation of asset classes making up the benchmark portfolio, and permitted deviations from the target portfolio. It also takes into account positions taken in derivative financial instruments and determines the level of exposure to market risk, including the target level of currency exposure.

The investment policy for the benchmark portfolio of the specific fund is as follows:

Investment policy

(percentage of net assets of special funds)

Specialized portfolios

Short-term equities	1.00

Rate	10.00

Credit	30.00

Total - Fixed revenue	41.00

Infrastructure	9.00

Real estate	7.00

Total - Real assets	16.00

Stock markets	34.00

Private equities	9.00

Total - Equities	43.00

Asset breakdown	―

Total	100.00

The Caisse manages all market risks on an integrated basis for all specialized portfolios. The main elements contributing to risk, such as industry sectors, geographic regions and issuers, are taken into account.

126	PUBLIC ACCOUNTS 2023-2024

▌ 13.  Accounts payable, accrued expenses and other allowances

Significant accounting policies

Refunds of income and other taxes

The amounts of refunds of income and other taxes are based on notices of assessment issued before the end of the fiscal year. Refunds of individual income taxes and consumption taxes that have not yet been made at the fiscal year end are recognized as accounts payable and accrued expenses per estimates based on transactions carried out after the end of the fiscal year.

Liabilities stemming from transfers

Liabilities stemming from transfers are recognized in the fiscal year during which the transfers were duly authorized and during which the recipients met the eligibility criteria.

Allowance for losses on guaranteed financial initiatives

Obligations resulting from financial initiatives guaranteed by the government, mainly loan guarantees, are recognized on the basis of probable losses. The allowance is established on the balance of the guaranteed financial initiatives reduced by the estimated realizable value of the security and surety obtained. The annual change in the allowance is recognized in expenditure.

Probable losses are annually estimated by grouping financial initiatives into various risk classes and applying an average loss rate to each class. In the case of enterprises whose government-guaranteed financial initiatives show an exceptionally high cumulative balance or are characterized by specific features, the estimate of probable losses relating to these initiatives is made using case-by-case analysis, regardless of risk class. The authorized guarantees in effect that are not subject to an allowance constitute a contingent liability for the government.

Measurement uncertainties

Initial valuation of income and other taxes to be refunded

Income and other tax refunds stemming from disputed taxpayer notices of assessment are based on estimates for which measurement may be uncertain. The initial valuation of the amounts the government expects to pay with regard to such disputes is based mainly on the settlement rates of similar files in the past.

Estimation of liabilities stemming from transfers

Grants to be paid at the rate of repayment of the loans contracted by the recipients are recognized as work progresses on the basis of information held by the government These liabilities are subject to measurement uncertainty due to possible differences between the estimate of the government's expenditures or work progress and actual expenditures or work performed, as the case may be.

Allowance for losses on guaranteed financial initiatives

The allowance for losses on financial guarantees is subject to measurement uncertainty because of the assumptions used to assess the likelihood of a borrower defaulting on one of his obligations and forcing the government to make good on the financial guarantee. Financial guarantees are grouped into different hazard classes with an average rate applied for each one. The allowance rate is based on past experience, the type of guarantee and past losses. When the allowances are taken individually, the main considerations are the sector risks and the borrower's financial situation.

CONSOLIDATED FINANCIAL STATEMENTS	127

13.  Accounts payable, accrued expenses and other allowances (cont'd)

Details of accounts payable, accrued expenses and other allowances

(millions of dollars)

(millions of dollars)

As at March 31

	2024	2023
(restated - Note 3)

Remuneration	15 707	13 989

Liabilities stemming from transfers

Grants to be paid at the rate of repayment of the loans contracted by the recipients(1)	7 225	7 078

Other grants to be paid	9 677	7 923

Income taxes and other taxes refundable

Income and property taxes	6 949	6 328

Consumption taxes	3 387	3 060

Suppliers	8 679	7 500

Accrued interest on debts	3 546	3 232

Advances from trust funds	1 135	1 212

Clearing accounts for collected taxes	763	830

Allowance for losses on guaranteed financial initiatives	641	564

	57 709	51 716

(1) In addition to the sums payable as a part of its transfer programs, the government subsidizes the interest that will be borne by the recipients in subsequent years.

128	PUBLIC ACCOUNTS 2023-2024

13.  Accounts payable, accrued expenses and other allowances (cont'd)

Guaranteed loans and other guaranteed financial initiatives by third party category

(millions of dollars)

	As at March 31

	2024					2023

	Authorized limit	Authorized guarantees in effect		Allowance for losses on guaranteed financial initiatives	Net risk under guarantees	Authorized limit	Authorized guarantees in effect		Allowance for losses on guaranteed financial initiatives	Net risk under guarantees

Enterprises	194	187	(1)	(96)	91	532	472	(1)	(129)	343

Non-profit organizations and cooperatives	2 635	2 609	(2)	(216)	2 393	2 613	2 609	(2)	(137)	2 472

Forest, farm and fisheries' sector producer	7 908	7 176	(3)	(93)	7 083	7 715	6 851	(3)	(66)	6 785

Students

Borrowings for which the Government pays interest as long as the borrower is a student(4)	1 447	1 447	(5)		1 447	1 404	1 404	(5)		1 404

Borrowings for which borrowers are responsible for paying principal and interest	2 407	2 407	(5)	(236)	2 171	2 442	2 442	(5)	(232)	2 210

		13 826		(641)	13 185		13 778		(564)	13 214

(1) Guarantees of $176M ($459M as at March 31, 2023) were granted by the government under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1). In addition to loan guarantees, the guarantees include loss and payment guarantees introduced to facilitate the funding of aircraft purchasers. As at March 31, 2024, the government has received significant securities and sureties for 55% of the nominal balance of its guarantee portfolio (48% of the nominal balance as at March 31, 2023).

(2) Guarantees of $2 582M ($2 581M as at March 31, 2023) are granted by the government under the Act respecting the Société d'habitation du Québec (CQLR, chapter S-8). The government guarantees borrowings with financial institutions contracted by non-profit organizations and cooperatives for periods of 25 or 35 years following its approval of an extension. The principal and interest associated with these borrowings are covered by the non-profit organization or the cooperative. These borrowings finance the acquiring of buildings. These guarantees totalled $2 522M ($2 509M as at March 31, 2023).

(3) Guarantees of $6 990M ($6 673M as at March 31, 2023) are granted by the government under the Act respecting La Financière agricole du Québec (CQLR, chapter L-0.1). This amount corresponds to balances of principal and interest on borrowings for which La Financière agricole du Québec reimburses the lenders' residual losses and related charges. The producers' assets are held as securities by the lenders; they consist particularly of farm or forest production units, milk quotas and surety.

(4) These borrowings bear interest at the banker's acceptance rate plus 150 basis points.

(5) The guarantees are granted by the government under the Act respecting financial assistance for education expenses (CQLR, chapter A-13.3). It guarantees the reimbursement of losses of principal and interest to lending institutions.

CONSOLIDATED FINANCIAL STATEMENTS	129

▌ 14.  Deferred revenue

Significant accounting policies

Revenue from government transfers is deferred when the stipulations as to the use of the transferred or received resources or as to the actions to be taken in order to keep them create an obligation that meets the definition of a liability. When these stipulations are of a general nature, the actions or communications of the government that establish those stipulations up to the date of the financial statements may also create a liability. When transfer revenue is deferred, it is recognized as revenue as the liabilities are paid.

Revenue from donors other than governments that is designated for a specific purpose is deferred and recognized as revenue when the resources are used for their prescribed purposes. Donations in the form of fixed assets or cash to acquire those resources will be deferred and recognized in revenue at the same pace as fixed asset depreciation.

Revenue from school taxes is deferred and recognized in revenue for the period during which it is levied.

Measurement uncertainty

Deferred transfer revenue from the federal government is subject to measurement uncertainty due to possible differences between the estimate of the government's expenditures or work progress and actual expenditures or work performed.

130	PUBLIC ACCOUNTS 2023-2024

14.  Deferred revenue (cont'd)

Deferred revenue by source or by nature

(millions of dollars)

	As at March 31

	2024	2023
		(restated - Note 3)

Federal government transfers	4 988	5 016

Third-party donations(1)	2 242	2 153

Transfers from entities other than the federal government	130	144

School property tax	300	288

Guarantee fees for Hydro-Québec borrowings	194	184

Other	583	521

	8 437	8 306

(1) The third-party donations are mainly from non-profit organizations, including foundations that provide financial support to public institutions in the health and social services network.

Deferred revenue - Stipulations of federal government transfers

(millions of dollars)

	As at March 31

	2024	2023

For acquisition or construction of fixed assets	3 076	2 892

For other purposes

Financing of municipal and local infrastructures	837	1 136

Financing of research and other projects	1 075	988

	1 912	2 124

	4 988	5 016

Deferred revenue - Third-party donation restriction and variations

(millions of dollars)

	Fiscal year ended March 31, 2024

	Opening	New	Recognition	Closing	Balance as at
	balance	donations	in revenue	balance	March 31, 2023

Third-party donations

For acquisition of fixed assets	1 311	150	111	1 350	1 311

For other purposes	842	821	771	892	842

	2 153	971	882	2 242	2 153

CONSOLIDATED FINANCIAL STATEMENTS	131

▌ 15.  Environmental liability and asset retirement obligations

The environmental liability represents the government's obligation to remediate contaminated sites resulting from current or past activities of various kinds, such as mining, industrial, commercial or institutional activities carried out by the government or by third parties. These activities may have taken place on a third person's private property that was abandoned.

Asset retirement obligations mainly concern the removal of asbestos from buildings. In accordance with current laws and regulations, the government will fulfill these obligations when these fixed assets are demolished or renovated.

Significant accounting policies

Environmental liability

An obligation arising from the remediation of a contaminated site is recognized as an environmental liability when all the following conditions are met:

  the contamination exceeds an existing environmental standard;

  the obligation to carry out remediation falls or is likely to fall under the direct responsibility of the government;

  it is expected that the site can be remediated;

  a reasonable estimate of the costs associated with this obligation can be made.

Sites the government does not plan to remediate are those that do not pose a danger to public health and safety or those where the contamination is hardly likely to have a significant environmental impact.

The environmental liability includes the estimated costs of contaminated sites management and remediation, which are increased to reflect the degree of precision associated with the estimation method used. This measurement represents the government's best estimate of the costs required to settle the obligation.

The liability recognized is adjusted each year based on new contaminated sites to be remediated, actual costs incurred and revisions to estimates.

Asset retirement obligations

An asset retirement obligation is recognized when all the following conditions are met:

  there is a legally enforceable obligation for the government to perform specific activities associated with the permanent retirement of a fixed asset that requires an outflow of economic resources;

  the obligation arises from the acquisition, construction, development or normal use of the asset;

  it is expected that the specific asset retirement activities will be carried out;

  a reasonable estimate of the costs relating to this obligation can be made.

Asset retirement costs are capitalized as part of the cost of the assets concerned and amortized on a straight-line basis from the date of the legal obligation until the planned completion of the asset retirement activities.

132	PUBLIC ACCOUNTS 2023-2024

15.  Environmental liability and asset retirement obligations (cont'd)

Significant accounting policies (cont'd)

Asset retirement obligations (cont'd)

The initial measurement of the liability is made by discounting the estimated cash flows required to perform the asset retirement activities. Cash flows are adjusted for inflation and discounted using a discount rate that represents the government's best estimate of the cost of funds required to settle the obligation at maturity. When the date of decommissioning activities is not foreseeable, cash flows are not discounted, although they are adjusted annually according to inflation.

The recorded liability is adjusted annually for new obligations, actual costs incurred, revised estimates and accretion expense. These adjustments are recognized as an increase or decrease in the book value of the asset concerned. The adjusted book value of the asset is amortized prospectively.

Liabilities relating to the retirement of heritage buildings are not presented in the financial statements, because the government is required to maintain the integrity of these buildings under the Cultural Heritage Act. Therefore, the probable retirement date of these buildings is so far in the future that the present value of the obligation is negligible.

Material measurement uncertainties

Environmental liability

Environmental liability is subject to measurement uncertainty and may vary because different methods are used to estimate the remediation and management costs, which are increased according to the degree of precision deployed. It is also subject to measurement uncertainty due to the constantly evolving technology used for remediation and due to the inherent limitations of measurement of the extent and nature of the remediation required.

The main assumptions used to estimate the liability are related to the contaminated areas, labour and material costs and the choice of technologies available to eliminate or control contamination. Changes to those assumptions and the regulations could entail significant changes to the recorded liabilities.

Assets retirement obligations

The liability relating to asset retirement obligations is subject to measurement uncertainty and may vary due to the continually evolving technologies used in asset retirement activities, and to differences between the assumptions used in measuring the liability and actual results. The main assumptions used include the estimated costs of asset retirement, the indexation rate for these costs, the discount rate and the discount period. In addition, the obligation to safely dispose of asbestos in buildings is subject to measurement uncertainty due to the inherent limitations in assessing the quantities of asbestos contained therein, as well as the estimated cash flow schedule to carry out the work.

Changes in the key assumptions, in the technology used or in regulations could result in significant changes to the measurement of recorded asset retirement obligations.

CONSOLIDATED FINANCIAL STATEMENTS	133

15.  Environmental liability and asset retirement obligations (cont'd)

Summary of obligations

(millions of dollars)

As at March 31

	2024	2023
(restated - Note 3)

Environmental liability	3 344	3 127

Asset retirement obligations	4 658	4 967

	8 002	8 094

Environmental liability

Number of sites inventoried

	As at March 31

	2024			2023

	Number of sites	Liability		Number of sites		Liability
		(millions of dollars)				(millions of dollars)

Direct responsibility	1 154	2 857		1 171		2 401

Likely responsibility	174	487		192		726

	1 328	3 344	(1)	1 363	(2)	3 127	(1)

(1) The environmental liability takes into account a cost increase of $699M, representing an average rate of 26% ($693M and 29% as at March 31, 2023).

(2) The number of sites as at March 31, 2023, decreased from 1 690 to 1 363 because certain lots subject to the same contamination event whose rehabilitation must be managed as a single site were grouped together, i.e., the steps in the rehabilitation process are carried out simultaneously on all the lots at the site.

Changes in environmental liability

(millions of dollars)

	Fiscal year ended March 31

	2024	2023

Opening balance	3 127	2 812

New contaminated sites to be remediated	56	90

Remediation work carried out	(61)	(48)

Revision of the estimates	222	273

Closing balance	3 344	3 127

134	PUBLIC ACCOUNTS 2023-2024

15.  Environmental liability and asset retirement obligations (cont'd)

Asset retirement obligations

Changes in asset retirement obligations

(millions of dollars)

	Fiscal year ended March 31

	2024	2023
		(restated - Note 3)

Previously established opening balance	4 390	4 592

Accounting change (note 3)	577	549

Restated opening balance	4 967	5 141

New asset retirement obligations	4

Work completed	(28)

Accretion expense	235	245

Revision of the estimates	(520)	(419)

Closing balance	4 658	4 967

The estimated costs of carrying out asset retirement activities as at March 31, 2024 total $9 020 million ($9 869 million as at March 31, 2023). Cash flows related to estimated costs of $887 million ($1 043 million in 2023) are not discounted since the completion date of the decommissioning is not foreseeable.

Main assumptions

As at March 31

	2024	2023

Indexation rate for estimated costs (percent)	0.64 to 9.66	2.21 to 11.17

Discount rate, including inflation (percent)	4.04 to 4.98	3.52 to 5.54

Discount period (years)(1)	1 to 100	1 to 101

(1) The period of discounting presented considers the estimated duration of the performance of the decommissioning work, which usually spans a period of less than one year.

CONSOLIDATED FINANCIAL STATEMENTS	135

15.  Environmental liability and asset retirement obligations (cont'd)

Impact of a change in the main assumptions on the value of asset retirement obligations

		Impact on the value of obligations
Assumptions	Change	as at March 31, 2024
		(millions of dollars)	(percent)

- Estimated costs	- Increase of 10.00%	466	+10.00
	- Decrease of 10.00%	(466)	-10.00

- Indexation rate for estimated costs	- Increase of 0.25%	306	+6.57
	- Decrease of 0.25%	(278)	-5.97

- Discount rate, including inflation	- Increase of 0.25%	(270)	-5.80
	- Decrease of 0.25%	298	+6.40

- Discount period	- Increase of 5 years	(464)	-9.96
	- Decrease of 5 years	522	+11.21

136	PUBLIC ACCOUNTS 2023-2024

▌ 16.  Assets and liabilities regarding pension plans and other employee future benefits

Significant accounting policies

Assets and liabilities of pension plans and other employee future benefits consist of the Retirement Plans Sinking Fund (RPSF), the specific pension funds and other employee future benefit programs funds as well as the obligations relating to accrued benefits under the pension plans and other employee future benefits.

When the book value of a fund exceeds the value of the corresponding liability and the government can benefit from the excess, its net value is shown as an asset. Conversely, when the liability exceeds the book value of the established asset, its net value is shown as a liability.

Retirement Plans Sinking Fund and specific pension funds

The investments of the RPSF, specific pension funds and employee future benefit programs funds are recognized at an adjusted market value. With this valuation method, the difference between the real return based on market value and the forecast return is amortized over five years.

When the adjusted market value of a pension plan fund is higher than that of its obligations, the resulting surplus is capped through a valuation allowance so that the pension plans asset reflects only the future benefit that the government expects to derive from this surplus. The annual change in the allowance is charged to expenditure.

Actuarial gains and losses attributable to the use of the forecast rate of return are amortized using the straight-line method. The amortization period corresponds to the expected average remaining service life (EARSL) of plan or program.

The annual return of a fund is obtained by applying the rate of return stipulated in the actuarial valuations of the obligations of each pension plan or the employee future benefit program to the average balance of the plan in question.

Obligations relating to the pension plans and other employee future benefits

Obligations relating to defined-benefit pension plans and employee future benefit programs are recognized using the projected benefit method prorated on years of service and the most probable assumptions set by the government. The method used takes into account the way in which benefits payable by the government are accrued by participants. The Survivor's Pension Plan's obligations are recognized using an actuarial method that determines the present value of the pensions accrued by beneficiaries as a result of the eligible person's death.

Actuarial gains and losses determined during the remeasurement of obligations stem from experience adjustments to forecasts and from changes to assumptions. They are recognized in expenditure using the straight-line method, as of the fiscal year following the year in which they are taken into account in the value of obligations relating to accrued benefits. The amortization period corresponds to the EARSL of plan or program participants. For the Survivor's Pension Plan, the amortization period corresponds to the average remaining life expectancy of beneficiaries.

Annual interest is determined by applying the discount rate of the obligation relating to accrued benefits to each program or plan to the average value of the related obligation.

CONSOLIDATED FINANCIAL STATEMENTS	137

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Material measurement uncertainty

Obligations relating to pension plans may vary because of differences between the economic and demographic assumptions made for actuarial valuation purposes and the actual results. The impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the four main pension plans is shown after the table "Main economic assumptions used".

Assets and liabilities regarding pension plans and other employee future benefits

(millions of dollars)

	As at March 31

	2024			2023

			Net assets			Net assets
	Assets	Liabilities	(net liabilities)	Assets	Liabilities	(net liabilities)

Pension plans	120 902	124 640	(3 738)	113 903	120 845	(6 942)

Université du Québec programs		305	(305)		295	(295)

	120 902	124 945	(4 043)	113 903	121 140	(7 237)

Accumulated Sick Leave	969	574	395	1 042	612	430

Survivor's Pension Plan	464	436	28	459	437	22

	1 433	1 010	423	1 501	1 049	452

	122 335	125 955	(3 620)	115 404	122 189	(6 785)

The government put in place employee future benefits programs that provide for the accumulation of sick leave and the payment of survivors' pensions. These programs result in long-term obligations for the government, which assumes the full cost of these programs.

Accumulated sick leave

Certain public service employees subject to the Public Service Act (CQLR, chapter F-3.1.1) can accumulate, in a reserve, the unused sick leave days they are entitled to annually.

For non-management employees, the number of unused sick leave days that may be accumulated in a reserve is limited to 20. This reserve is convertible into cash in its entirety in the event of termination of the employment relationship and may not be used during preretirement leave.

138	PUBLIC ACCOUNTS 2023-2024

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Accumulated sick leave (cont'd)

For non-unionized employees who are members of the Pension Plan of Management Personnel (PPMP) and Retirement Plan for Seniors Officials (RPSO), mainly management, the days accumulated in the reserve before they become managers can be utilized as fully paid leave days in certain situations provided for in the different labour agreements or for preretirement leave. In case of termination of employment, retirement or death, the employees receive in money 50% of the value of these accumulated days, up to an amount representing the equivalent of 66 days' salary.

The Financial Administration Act (CQLR, chapter A-6.001) authorizes the Minister of Finance to deposit money with the Caisse de dépôt et placement du Québec (the Caisse), up to an amount equal to the value of its obligation relating to accumulated sick leave in order to build up the Accumulated Sick Leave Fund. The purpose of this fund is to provide for the payment of some or all of the benefits due to employees for accumulated sick leave.

Actuarial gains and losses are amortized over the EARSL, which ranges from 14 to 15 years.

Survivor's Pension Plan

The Survivor's Pension Plan stipulates that a pension is paid to the spouse and dependent children following the death of an eligible person. The plan chiefly covers management and similar personnel in the public and parapublic sectors. The government pays amounts into a fund at the Caisse, reserved exclusively for the payment of benefits earned by plan beneficiaries.

Actuarial gains and losses are amortized over the average remaining life expectancy of the beneficiaries, which is 18 years.

Assets regarding other employee future benefits

(millions of dollars)

	As at March 31

	Accumulated	Survivor's
	Sick Leave	Pension Plan	2024	2023

Other employee future benefits funds	1 070	482	1 552	1 637

Less:

Obligations relating to accrued benefits	577	454	1 031	1 064

	493	28	521	573

Plus:

Unamortized actuarial gains	(98)		(98)	(121)

	395	28	423	452

CONSOLIDATED FINANCIAL STATEMENTS	139

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Change in the adjusted market value of other employee future benefit funds

(millions of dollars)

	Fiscal year ended March 31

	2024		2023

	Accumulated	Survivor's
	Sick Leave	Pension Plan
	Fund	Fund	Total	Total

Adjusted market value, beginning of year	1 160	477	1 637	1 714

Anticipated investment income(1)	71	30	101	106

Deposits from the general fund of the Consolidated Revenue Fund		17	17	9

Repayments to depositors(2)	(160)		(160)	(155)

Benefits paid		(40)	(40)	(38)

Actuarial (losses) gains	(1)	(2)	(3)	1

Adjusted market value, end of year(3)	1 070	482	1 552	1 637

(1) The forecast returns on the assets of the Accumulated Sick Leave Fund and the Survivor's Pension Plan Fund both amount to 6.35% (6.35% in 2022-2023); the realized returns, based on the market value of investments, were 5.81% and 5.46%, respectively (2.18% and 2.14% in 2022-2023).

(2) Under the Financial Administration Act (CQLR, chapter A-6.001), the payment of any benefit that affects the liabilities of the obligation relating to accumulated sick leave may be repaid to depositors out of the Accumulated Sick Leave Fund.

(3) The market values of the Accumulated Sick Leave Fund and the Survivor's Pension Plan Fund were $1 085M and $482M respectively ($1 179M and $479M as at March 31, 2023).

Change in obligations relating to accrued other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2024			2023

	Accumulated	Survivor's
	sick leave	Pension Plan	Total	Total

Obligations, beginning of year	609	455	1 064	1 166

Cost of accrued benefits	53	11	64	38

Interest on obligations	31	28	59	68

Benefits paid	(129)	(40)	(169)	(202)

Actuarial losses (gains)	13		13	(6)

Obligations, end of year	577	454	1 031	1 064

140	PUBLIC ACCOUNTS 2023-2024

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Actuarial valuations

Every three years, the value of obligations relating to accrued benefits of the accumulated sick leave and Survivors' Pension Plan is determined by actuarial valuations. The value of these obligations is extrapolated for the period between two actuarial valuations.

Date of the most recent actuarial valuations used to determine the value of obligations related to vested benefits

March 31, 2022	December 31, 2021

(filed in 2021-2022)	(filed in 2021-2022)

Accumulated sick leave	Survivor's Pension Plan

Note: The filing year corresponds to the government's fiscal year for which an actuarial valuation of the plan is required based on the production schedule of the valuation.

Main long-term economic assumptions

(per cent)

	Accumulated	Survivor's
	sick leave	Pension Plan

Rate of return, net of inflation	4.35	4.35

Inflation rate	2.00	2.00

Discount rate for obligations relating to accrued benefits	6.35	6.35

Salary growth rate, net of inflation	0.50	―

Accrued benefits expense relating to other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2024			2023

	Accumulated	Survivor's
	sick leave	Pension Plan	Total	Total

Cost of accrued benefits	53	11	64	38

Amortization of actuarial losses	6	1	7	11

	59	12	71	49

CONSOLIDATED FINANCIAL STATEMENTS	141

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Debt service expense (revenue) relating to other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2024			2023

	Accumulated	Survivor's
	sick leave	Pension Plan	Total	Total

Interest on obligations relating to accrued benefits	31	28	59	68

Investment income of the funds	(86)	(29)	(115)	(120)

	(55)	(1)	(56)	(52)

Pension plans

Several defined-benefit pension plans have been put in place by the government for its employees, for the Members of the National Assembly and for the judges. The government and participants contribute to the funding of all of these plans.

The government's defined benefits plans are divided into two categories: cost-sharing and cost-balance plans. The distinction lies in the government's responsibility for funding vested benefits and for paying benefits.

The obligations related to vested benefits borne by the participants and the net assets available for paying those benefits are set out in Appendix 4 entitled "Fiduciary transactions conducted by the government", under "Retraite Québec". Further information can be found in the financial statements of plans published by Retraite Québec.

The government's pension plans grant a defined benefit to participants when they retire, benefit calculated on the basis of an average for their best paid years, generally five, and their number of years of service. The portion of benefits accrued after July 1, 1982 or, in the case of the Pension Plan of the Université du Québec (PPUQ), after January 1, 2005, is partially indexed to the cost of living; the portion of benefits accrued before those dates is usually indexed.

The government allows its enterprises and organizations not included in the government's reporting entity1 to join its pension plans, with the employers making contributions to the plans.

______________________________________

1 It is mainly organizations that conduct fiduciary transactions for the government or provide services to bodies within the government's reporting entity.

142	PUBLIC ACCOUNTS 2023-2024

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Funding and paying benefits

The government established the RPSF to create an asset for paying all or part of the pension plans' benefits. The RPSF is for plans whose benefits are paid by the general fund of the Consolidated Revenue Fund.

Some pension plans have their own pension funds so that they can pay the benefits required by their provisions. If the amounts in a pension fund are insufficient to pay the benefits payable by the government, or if there is no pension fund, the benefits are paid by the general fund of the Consolidated Revenue Fund. This situation does not apply to the PPUQ.

Université du Québec programs

L'Université du Québec and its constituent universities offer their employees certain lump-sum payments upon early retirement as well as a retiree group insurance plan. These programs give rise to long-term obligations, the costs of which are borne in whole or in part by the government.

CONSOLIDATED FINANCIAL STATEMENTS	143

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Characteristics of the benefit plans and the other employee future benefits

	Types of plans and programs

							Expected average
					Presence of		remaining service
Benefit plans and other	Cost-		Cost-		a specific		life (EARSL)
employee future benefits	sharing(1)		balance		fund		(in years) (2)

RREGOP(3)							15
- regular service(4)	✓ 50.0%
- service transferred from the TPP and the CSSP			✓
- pension credits acquired following plan-to-plan transfers			✓		✓
PPMP							11
- regular service - excluding pensioners' benefits prior to January 1, 2015(4)	✓ 50.0%	(5)
- regular service - pensioners' benefits prior to January 1, 2015			✓	(6)
- service transferred from the TPP and the CSSP			✓
- RPSO			✓
TPP(3)			✓				15
PPCT(3)			✓				15
CSSP(3)			✓				15
PPUQ			✓		✓		11
SPMSQ							15
- regular service since January 1, 2007	✓ 50.0%	(7)			✓	(8)
- regular service prior to January 1, 2007			✓
PPPOCS	✓ 54.0%	(9)					15
PPCJQ			✓				10
PPFEQ			✓		✓		2
PPMNA			✓				7
Université du Québec programs	✓ 50.0%		✓				14

(1) The percentage indicated represents the portion of obligations relating to accrued benefits payable by the government.

(2) The EARSL is used to determine the amortization period for the plan's actuarial gains and losses.

(3) A common EARSL is used for this group of plans whose continuity is ensured by the Government and Public Employees Retirement Plan (RREGOP).

(4) Contributions paid by employers required to pay contributions are deposited in a transitional fund. This fund is liquidated regularly because the sums deposited in it are used to pay benefits.

(5) The government's portion is 58.3% in the case of benefits accrued prior to July 1, 1982.

(6) In accordance with the Act to foster the financial health and sustainability of the Pension Plan of Management Personnel and to amend various legislative provisions (S.Q. 2017, chapter 7), the government covers the portion of benefits payable by participants to pensioners who retired before January 1, 2015 or to their assigns. In exchange, a share of the value of the contribution fund of PPMP participants was deposited to the RPSF.

(7) The government's portion is 50.0% in the case of benefits accrued since January 1, 2022, 55.0% in the case of benefits accrued between January 1, 2021 and January 1, 2022, 61.0% in the case of benefits accrued between January 1, 2020 and January 1st, 2021 and 66.7% in the case of benefits accrued before January 1st, 2020.

(8) Every three years at the latest, the government must pay its contributions into the fund, as determined by the actuarial valuation realized for that purpose.

(9) The government's portion is 46.0% in the case of benefits accrued prior to January 1, 2013.

144	PUBLIC ACCOUNTS 2023-2024

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Liabilities regarding the pension plans and other employee future benefits

(millions of dollars)

		As at March 31
		Value before
		unamortized	Unamortized
		actuarial	actuarial
		(losses) gains	(losses) gains	2024	2023
Obligations relating to accrued benefits
RREGOP
-	regular service	82 918	(5 047)	77 871	74 285
-	transferred service	1 856	(205)	1 651	2 191
PPMP
-	regular service	19 758	(419)	19 339	18 642
-	transferred service	942	(75)	867	896
-	RPSO	2 546	(133)	2 413	2 267
TPP		8 005	(762)	7 243	7 587
PPCT		894	(137)	757	800
CSSP		2 513	(220)	2 293	2 428
PPUQ		4 843	173	5 016	4 820
SPMSQ		5 605	(549)	5 056	4 908
PPPOCS		746	(52)	694	657
PPCJQ		1 082	(101)	981	923
PPFEQ		221	(7)	214	205
PPMNA		260	(15)	245	236
		132 189	(7 549)	124 640	120 845
Less:
Retirement Plans Sinking Fund		117 671	3 389	114 282	107 059
Specific pension plan funds
PPUQ fund		5 812	131	5 681	5 363
SPMSQ fund		1 292	38	1 254	1 211
Other pension plan funds		451	5	446	913
Valluation allowance - PPUQ		(684)		(684)	(561)
Valluation allowance - other funds		(77)		(77)	(82)
		6 794	174	6 620	6 844
		7 724	(3 986)	3 738	6 942
Université du Québec programs
Obligations relating to accrued benefits		284	21	305	295
		8 008	(3 965)	4 043	7 237

CONSOLIDATED FINANCIAL STATEMENTS	145

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Change in obligations relating to accrued pension plan benefits and other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2024		2023

		Université		Université
	Pension	du Québec	Pension	du Québec
	plans	programs	plans	programs

Obligations, beginning of year	126 908	271	121 942	294

Cost of accrued benefits	3 352	19	3 267	21

Interest on obligations	7 881	10	7 572	10

Compensation	36		96

Benefits paid	(7 734)	(22)	(7 437)	(23)

Plan-to-plan transfers	38		33

Changes to plans	8		7

Actuarial losses (gains)	2 162	6	1 424	(31)

Change in obligations relating to certain pension credits(1)	(462)		4

Obligations, end of year	132 189	284	126 908	271

(1) Pursuant to the Act amending mainly certain Acts establishing public sector pension plans (SQ 2023, chapter 6), assented to in April 2023, the government has transferred to the members' fund the fund established to cover the payment of certain pension credits acquired following the transfer of supplemental pension plans to RREGOP. The participants in the RREGOP now assume the obligations pertaining to these pension credits. In exchange for the settlement of these obligations, the government received $44.5M from the members' fund, which was collected in the Consolidated Revenue Fund and does not affect the liabilities of the pension plans.

146	PUBLIC ACCOUNTS 2023-2024

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Actuarial valuations

Every three years, the value of obligations relating to accrued benefits of the pension plans and the Université du Québec programs is determined by actuarial valuations. The value of these obligations is extrapolated for the period between two actuarial valuations.

Date of the most recent actuarial valuations used to determine the value of obligations related to vested benefits

December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
(filed in 2023-2024)	(filed in 2023-2024)	(filed in 2022-2023)	(filed in 2021-2022)

PPUQ	RPSO	RREGOP	RREGOP

	PPPOCS	- pension credits related to plan-to-plan transfers	- regular service

	PPCJQ	- redemption of years of service	- service transferred from the CSSP and the TPP

	PPFEQ	PPCT	PPMP

	PPMNA	SPMSQ	- regular service(1)

	Université du Québec programs		- service transferred from the CSSP and the TPP

TPP

CSSP

Note: The filing year corresponds to the government fiscal year for which an actuarial valuation of the plan is required, based on the timetable for preparing the valuation.

(1) PPMP regular service is divided into two categories, as shown previously in the table entitled "Characteristics of the benefit plans and the other employee future benefits".

Main economic assumptions

(percent)

					Université
	Plans administered by				du Québec
	Retraite Québec		PPUQ		programs

		2034 and		2034 and	2024 and
	2024-2033	thereafter	2024-2033	thereafter	thereafter

Rate of return, net of inflation	4.35	4.35	4.70	4.70	―

Inflation rate	2.00	2.00	2.00	2.00	2.00

Discount rate for obligations relating to accrued benefits	6.35	6.35	6.70	6.70	3.90

Salary growth rate, net of inflation	0.64	0.50	0.64	0.50	0.50

CONSOLIDATED FINANCIAL STATEMENTS	147

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the main pension plans

Assumptions	Change	Impact on the value of obligations
		as at March 31, 2024
		(millions of dollars)	(percent)

Economic

- Rate of return, net of inflation	- Increase of 0.05%	(750)	-0.65
	- Decrease of 0.05%	760	+0.65

- Inflation rate	- Increase of 0.25%	(1 640)	-1.41
	- Decrease of 0.25%	1 740	+1.50

- Salary growth rate, net of inflation	- Increase of 0.25%	650	+0.56
	- Decrease of 0.25%	(630)	-0.54

Demographic

- Life expectancy(1)	- Increase of 0.5 year	860	+0.74
	- Decrease of 0.5 year	(880)	-0.76

Note: The main pension plans are the RREGOP - regular service, the PPMP - regular service, the Teachers Pension Plan (TPP) and the Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ).

(1) According to current RREGOP assumptions, the life expectancy of recipients aged 60 is 26.7 years for men and 29.7 years for women.

RPSF investment policy

The sums deposited in the RPSF are entrusted to the Caisse. The Caisse manages these sums according to the investment policy set by the Minister of Finance. This policy provides for investments in a diversified portfolio that includes fixed income securities (for example, bonds), inflation-sensitive investments (for example, actual assets such as real estate assets and infrastructure) and equity.

RPSF portfolio

(percent)

	As at March 31

	2024	2023

Fixed-income securities	34.00	33.00

Actual assets	23.50	23.50

Equity	42.50	43.50

	100.00	100.00

148	PUBLIC ACCOUNTS 2023-2024

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Change in the adjusted market value of the RPSF and specific pension plan funds

(millions of dollars)

	Fiscal year ended March 31

	2024						2023

					Other
			PPUQ	SPMSQ	pension
	RPSF		fund	fund	plan funds	Total	Total

Adjusted market value, beginning of year	110 948		5 499	1 258	926	118 631	111 809

Anticipated investment income	7 045	(1)	355	79	25	7 504	7 061

Contributions paid(2)			172		333	505	477

Benefits paid			(228)	(41)	(364)	(633)	(571)

Actuarial (losses) gains	(322)		14	(4)	(7)	(319)	(149)

Change in the value of assets relating to certain pension credits(3)					(462)	(462)	4

Adjusted market value, end of year(4)	117 671		5 812	1 292	451	125 226	118 631

(1) The forecast return on the RPSF was 6.35% (6.35% in 2022-2023); the realized return, based on the market value of investments, was 5.97% (2.57% in 2022-2023).

(2) This item included $238M ($231M in 2022-2023) in contributions from participants, government enterprises and organizations not included in the government's reporting entity.

(3) Pursuant to the Act amending mainly certain Acts establishing public sector pension plans (SQ 2023, chapter 6), assented to in April 2023, the government has transferred to the members' fund the fund established to cover the payment of certain pension credits acquired following the transfer of supplemental pension plans to RREGOP. The members of the RREGOP now assume the obligations pertaining to these pension credits. In exchange for the settlement of these obligations, the government received $44.5M from the members' fund, which was collected in the Consolidated Revenue Fund and does not affect the liabilities of the pension plans.

(4) The market value of the RPSF and the specific pension plan funds totalled $125 699M ($119 087M as at March 31, 2023). More precisely, the respective market values of the RPSF, the PPUQ fund, the SPMSQ fund and other specific pension funds were $118 068M, $5 896M, $1 294M and $441M, respectively ($111 400M, $5 521M, $1 260M and $906M, respectively, as at March 31, 2023).

CONSOLIDATED FINANCIAL STATEMENTS	149

16.  Assets and liabilities regarding pension plans and other employee future benefits (cont'd)

Accrued benefits expense relating to pension plans and other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2024			2023

		Université			Université
	Pension	du Québec		Pension	du Québec
	plans	programs	Total	plans	programs	Total

Cost of accrued benefits	3 352	19	3 371	3 267	21	3 288

Compensation	36		36	96		96

Contributions from participants and employers	(238)		(238)	(231)		(231)

	3 150	19	3 169	3 132	21	3 153

Changes to plans	8		8	7		7

Amortization of actuarial losses	676	3	679	734	5	739

Change in valuation allowances	118		118	112		112

	3 952	22	3 974	3 985	26	4 011

Debt service expense relating to pension plans and other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2024			2023

		Université			Université
	Pension	du Québec		Pension	du Québec
	plans	programs	Total	plans	programs	Total

Interest on obligations relating to accrued benefits	7 881	10	7 891	7 572	10	7 582

Investment income of the funds(1)	(7 707)		(7 707)	(7 142)		(7 142)

	174	10	184	430	10	440

(1) This revenue includes $203M ($81M in 2022-2023) stemming from the depreciation of the actuarial gains related to the RPSF and the specific retirement plan funds.

150	PUBLIC ACCOUNTS 2023-2024

▌ 17.  Assets and liabilities related to derivative financial instruments

The government uses derivative financial instruments to manage the financial risks associated with its financial assets and liabilities. Derivative financial instruments such as currency swap contracts and foreign exchange forward contracts are used to manage the foreign exchange risk associated with the repayment of interest and principal on foreign currency debts and the related cash management, as well as for other operations carried out in foreign currencies.

Interest rate swap contracts are used to modify exposure to interest rate risk on long-term financial instruments to meet the target breakdown of fixed-rate and variable-rate debt set by the government in its risk management strategies.

Significant accounting policies

Derivative financial instruments are recognized at fair value. Sums receivable from (payable to) counterparties are recognized at cost or amortized cost.

The government elects to recognize directly in income foreign exchange gains and losses on sums receivable from (payable to) counterparties and on foreign exchange forward contracts to cover these amounts, as well as on foreign currency operations.

Measurement uncertainty

Derivative financial instruments are subject to measurement uncertainty due to the use of assumptions in measuring their fair value. The measurement methods used for these instruments are presented below.

Measurement method for derivative financial instruments

The fair value of these financial instruments is based on Level 2 of the fair value hierarchy, which means that the fair value is calculated using valuation techniques whose significant inputs are observable, either directly or indirectly.

Interest rate swaps and currency swaps are valued by discounting future cash flows to present value at the current exchange rates. Variable future cash flows are determined on the basis of forward interest rate structures.

Foreign exchange forward contracts are valued by discounting future cash flows to present value at the current exchange rate.

These valuations require the development and use of assumptions that take into account observable inputs such as interest rate curves, yield curves as well as foreign exchange rates. The valuation method for certain swaps and other derivatives may take into account additional observable data, such as underlying instruments prices and volatility.

CONSOLIDATED FINANCIAL STATEMENTS	151

17.  Assets and liabilities related to derivative financial instruments (cont'd)

Details of assets and liabilities related to derivative financial instruments

(millions of dollars)

As at March 31

	2024	2023

ASSETS RELATED TO DERIVATIVE FINANCIAL INSTRUMENTS

Recorded at cost or amortized cost

Sums receivable from counterparties	4 127	5 043

Recorded at fair value

Currency swap contracts	2 805	2 971

Interest rate swap contracts	2 717	2 817

Other	400	378

	5 922	6 166

	10 049	11 209

LIABILITIES RELATED TO DERIVATIVE FINANCIAL INSTRUMENTS

Recorded at cost or amortized cost

Sums payable to counterparties	1 379	1 446

Recorded at fair value

Currency swap contracts	2 539	2 843

Interest rate swap contracts	5 637	6 043

Other	356	352

	8 532	9 238

	9 911	10 684

152	PUBLIC ACCOUNTS 2023-2024

17.  Assets and liabilities related to derivative financial instruments (cont'd)

Credit and liquidity risks management

As part of credit risk management for transactions involving derivative financial instruments, the government has adopted a credit risk management policy that limits potential counterparty losses. In accordance with this policy, the government conducts the transactions on over-the-counter derivative financial instruments only with counterparties with which it has concluded framework agreements.

Under framework agreements, a credit support is provided when the fair value of the derivative financial instruments held exceeds a certain threshold. The excess can then be covered through short-term securities or cash and recognized as sums receivable from (payable to) counterparties. This credit support helps limit the government's liquidity risk, in addition to its credit risk, with respect to derivative financial instruments transactions. In addition, for certain derivative financial instruments, the government exchanges guarantees with its counterparties.

The government conducts the transactions with major financial institutions whose credit rating is evaluated by at least two credit rating agencies, one of which must be Standard & Poor's or Moody's. When a transaction agreement comes into effect, the financial institution must have a rating of A or higher from at least one of the agencies that evaluated it. As at March 31, 2024 and 2023, 100% of the transactions in effect met this criterion.

Currency risk management

Certain sums receivable from (payable to) counterparties are denominated in foreign currencies. To limit the currency risk associated with these sums, the government uses foreign exchange forward contracts.

CONSOLIDATED FINANCIAL STATEMENTS	153

▌ 18.  Debts

The government's debts mainly comprise debts contracted on the financial markets. Sinking funds relating to borrowings arise from commitments made by the government to repay these debts.

They also include those stemming from public private partnerships in respect of which the government makes payments to the partner that are recorded as debts for the portion of the capital assets built (Note 19), or presented as contractual obligations (Note 20) for the portion relating to future maintenance or the future exploitation of the capital assets.

Significant accounting policies

Debts

Debts are recognized at amortized cost using the effective interest method.

Sinking funds relating to borrowings

Financial instruments included in sinking funds relating to borrowings are recognized at cost or amortized cost using the effective interest method.

Moreover, the government conducts purchases and sales of securities, such as Treasury bills and bonds, which it agrees to resell or repurchase from a counterparty at a future date. These transactions are reverse repurchase agreements or repurchase agreements. The government disburses or receives an amount upon conclusion of these transactions.

Securities purchased under reverse repurchase agreements

Under these operations, the counterparty retains the risks and benefits associated with the securities. An amount receivable is recognized under "Securities purchased under reverse repurchase agreements" when the amount is disbursed. Moreover, the government can sell these securities, but must purchase them on terms similar to those sold, in order to deliver them to the counterparty at the time stipulated in the reverse repurchase agreement. In this case, the obligation to deliver securities with similar conditions is recognized in liabilities under "Obligations to deliver securities" until the securities are effectively delivered to the counterparty.

Securities sold under repurchase agreements

Securities sold remain recorded in the consolidated statement of financial position, as the government retains the risks and benefits associated with these securities. An amount receivable is recognized under "Securities sold under repurchase agreements" when the amount is cashed.

154	PUBLIC ACCOUNTS 2023-2024

18.  Debts (cont'd)

Debts by category

(millions of dollars)

	As at March 31

	2024						2023
							(restated - Note 3)

	Equivalent in Canadian dollars

	Canadian	US		Other
	dollars	dollars	Euros	currencies (1)	Total		Total

Debts contracted on financial markets

Bonds and notes(2),(3)	194 609	34 782	29 699	5 268	264 358		245 923

Savings products(3)	15 162				15 162		13 645

Treasury bills(2)	8 410				8 410		6 439

Short-term borrowings(4)	341	8 681			9 022		2 455

Mortgage loans	39				39		43

	218 561	43 463	29 699	5 268	296 991	(5)	268 505

Less:

Debts whose securities are held in treasury

Bonds and notes	11 366	2 385			13 751		15 573

Treasury bills	35				35		―

	11 401	2 385	―	―	13 786		15 573

Sub-total	207 160	41 078	29 699	5 268	283 205		252 932

Debts arising from agreements and contracts

Private-public partnership agreements	3 830				3 830		3 891

Capital leases	559				559		567

	4 389	―	―	―	4 389		4 458

Total debts	211 549	41 078	29 699	5 268	287 594		257 390

(1) Other currencies included the Australian dollar, the pound sterling, the Swiss franc, the yen, the Swedish krona and the New Zealand dollar.

(2) The Government held $831M ($801M as at March 31, 2023) of these securities through its investments in government enterprises.

(3) These categories included securities issued with a book value of $4 037M ($4 212M as at March 31, 2023), the proceeds of which are allocated to specific projects with environmental benefits.

(4) Short-term borrowings are mainly comprised of bank loans and short-term notes.

(5) The government had debts contracted on the financial markets in respect of which the cash totalling $5 636M has not been received as at March 31, 2024 (no cash was received to this end as at March 31, 2023).

CONSOLIDATED FINANCIAL STATEMENTS	155

18  Debts (cont'd)

Debts arising from public private partnership agreements and capital leases

(millions of dollars)

	As at March 31

			2024		2023
				(restated - Note 3)

			Equivalent in Canadian dollars

	Number of		Contractual
	agreements	Maturity	obligations (1)	Debts	Debts

Public private partnership agreements(2)

University hospitals	3	2044 to 2050	3 228	2 586	2 623

Université de Montréal and McGill University (including their respective research centres)

Road transportation infrastructure	2	2043	528	1 107	1 127

Autoroutes 25 and 30 (including their respective toll bridges)

Other	2	2039 to 2044	310	137	141

Maison symphonique de Montréal

Centre de détention Sorel-Tracy

	7		4 066	3 830	3 891

Capital leases				559	567

				4 389	4 458

(1) These contractual obligations to supply goods and services (Note 20) mainly concern infrastructure exploitation and maintenance.

(2) The agreements have been concluded for a period ranging from 25 to 39 years.

156	PUBLIC ACCOUNTS 2023-2024

18  Debts (cont'd)

Weighted average rate of debts

(percent)

	As at March 31

	2024	2023
		(restated - Note 3)

Rate by currency - Before consideration of assets and liabilities related to derivative financial instruments

Debts contracted on financial markets

In Canadian dollars	3.60	3.49

In US dollars	3.71	3.40

In euros	1.16	1.06

In other currencies(1)	2.20	2.11

Debts arising from private-public partnership agreements

In Canadian dollars	8.54	8.54

Debts arising from capital leases

In Canadian dollars	5.01	5.01

Weighted average government rate - After consideration of assets and liabilities related to derivative financial instruments	3.87	3.73

Note: Weighted average rates for debt contracted on financial markets are determined on the basis of effective interest rates prevailing at March 31, and the average weighted rate of the debts stemming from public private partnerships is determined according to the implicit rate of each agreement.

(1) Other currencies included the Australian dollar, the pound sterling, the Swiss franc, the yen, the Swedish krona and the New Zealand dollar.

CONSOLIDATED FINANCIAL STATEMENTS	157

18  Debts (cont'd)

Debt repayment schedule

(millions of dollars)

	Equivalent in Canadian dollars

Maturing on March 31	Debts contracted on financial markets (nominal value)(1)	Debts arising from agreements and contracts	Total

2025	42 308	85	42 393

2026	20 837	91	20 928

2027	18 488	98	18 586

2028	12 903	106	13 009

2029	13 845	115	13 960

	108 381	495	108 876

2030-2034	93 158	712	93 870

2035-2039	13 149	993	14 142

2040-2044	18 247	1 275	19 522

2045-2049	21 655	650	33 305

2050 and thereafter	40 361	264	40 625

	294 951	4 389	299 340

Less:

Debts whose securities are held in treasury	13 728		13 728

	281 223(2)	4 389	285 612

(1) This schedule provides for repayments of $2 781M in 2025, $702M in 2026, $442M in 2027, $298M in 2028, $194M in 2029 and $237M for the years 2030-2034 in respect of demand redeemable savings products of $4 654M.

(2) The repayment schedule for debts contracted on the financial markets is based on the nominal value of the debts stipulated in the contracts. This basis differs from the book value of debts, which, for the purposes of calculating the effective interest rate, takes into account transaction costs, and discounts and premiums. These elements have a net effect of $1 982M.

Risks management relating to debts

In order to meet its financial requirements arising from its operations and investment activities as well as those related to the repayment of borrowings that are maturing, the government has provided itself with an annual financing and debt-management program based on Canadian and international financial markets.

Participation in these markets exposes the government to liquidity risk, interest rate risk and currency risk. Therefore, the government devises risk-management strategies using the different derivative financial instruments at its disposal. Risk management is carried out on debts contracted on the markets, including debts whose securities are held in treasury.

158	PUBLIC ACCOUNTS 2023-2024

18.  Debts (cont'd)

Liquidity risk

In order to limit the liquidity risk, the government has, among other things, lines of credit notably in the general fund of the Consolidated Revenue Fund totalling CAN$1 165 million with various Canadian banking institutions. As at March 31, 2024 and 2023, the balance of these lines was nil.

The government also has a credit agreement totalling US$3 250 million with a Canadian and international banking syndicate. To date, no transactions have been carried out under this credit agreement.

In addition, the government maintains prudential liquid assets in the sinking funds for government borrowings, invested mainly in highly liquid securities of the federal government. In the event of major disruptions in financial markets, these securities can be sold and the liquid assets recovered rapidly, thus enabling the government to honour its financial commitments. As at March 31, 2024, the book value of prudential liquid assets was CAN$13 200 million (CAN$13 171 million as at March 31, 2023).

Currency risk

To manage the currency risk, the government uses derivative financial instruments aimed at exchanging cash flows from one currency to another, such as currency swap contracts and foreign exchange forward contracts.

After taking into account the effect of the derivative financial instruments used to manage currency risk, the net exposure of foreign currency debts contracted on the markets was negligible at March 31, 2024 and as at March 31, 2023 compared with the nominal value of the debts. It amounts to $183 million ($143 million as at March 31, 2023).

Net exposure after currency risk management on debt in foreign currencies contracted on financial markets

(millions of dollars)

	As at March 31

	2024		2023

	Equivalent in Canadian dollars

		Derivative
		financial	Net	Net
	Debts	instruments
	(nominal value)	(nominal value)	exposure	exposure

In US dollars	43 583	43 540	43	41

In euros	29 803	29 663	140	102

In other currencies	5 270	5 270	―	―

	78 656	78 473	183	143

CONSOLIDATED FINANCIAL STATEMENTS	159

18.  Debts (cont'd)

Interest rate risk

To manage its exposure to interest rate risk, the government uses interest rate swap contracts or other types of derivative financial instruments. Interest rate swap contracts make it possible to exchange payments of interest at variable rates for payments of interest at fixed rates, or vice versa, on the basis of a reference par value.

After taking into account derivative financial instruments used to manage interest rate risk and sinking funds relating to borrowings, debt contracted on financial markets consisted of 84% fixed-rate debt and 16% variable-rate debt as at March 31, 2024 (83% at fixed interest rates and 17% at variable interest rates as at March 31, 2023). Fixed-rate debt is debt that will not mature or change interest rate during the next fiscal year.

Sinking funds relating to borrowings

These funds are attached to $108 620 million of debt ($106 484 million as at March 31, 2023).

Balance of sinking funds relating to borrowings

(millions of dollars)

As at March 31

	2024	2023

Equivalent in Canadian dollars

Assets

Investments(1)

Treasury bills	9 987	9 172

Bonds and notes(2),(3)	12 252	9 419

	22 239	18 591

Securities purchased under reverse repurchase agreements	3 089	7 407

Accrued interest and other assets(2)	96	59

	25 424	26 057

Liabilities

Securities sold under repurchase agreements	2 418	5 121

Obligations to deliver securities	1 243	2 623

Other	15	64

	3 676	7 808

Funds balance	21 748	18 249

(1) The price of securities quoted in an active market was $22 107M ($18 351M as at March 31, 2023) and their book value was $22 239M ($18 591M as at March 31, 2023).

(2) The government also held $9 921M ($13 358M as at March 31, 2023) of its own securities in bonds and notes and $117M ($128M as at March 31, 2023) in accrued interest on these securities. These items are offset against the corresponding debts.

(3) As part of its operations related to risk management, the government gives as security financial securities. As at March 31, 2024, the government had given investment securities whose book value was $83M ($217M as at March 31, 2023).

160	PUBLIC ACCOUNTS 2023-2024

18.  Debts (cont'd)

Change in the balance of sinking funds relating to borrowings

(millions of dollars)

Fiscal year ended March 31

	2024	2023

Equivalent in Canadian dollars

Opening balance before offsetting securities held in treasury	31 735	32 134

Payments from the general fund of the Consolidated Revenue Fund and from other entities included in the government's reporting entity	4 228	3 586

Net gains (losses) on investments	664	(637)

Net remeasurement (losses) gains	(17)	243

	36 610	35 326

Sums used to repay debts	(4 824)	(3 591)

Balance before offsetting securities held in treasury	31 786	31 735

Less:

Securities held in treasury	10 038	13 486

Closing balance	21 748	18 249

Risks management of sinking funds relating to borrowings

Risk management is carried out on assets and liabilities held in sinking funds relating to borrowings, including those whose securities are held in treasury. The monetary sums making up these funds are managed according to an investment policy.

CONSOLIDATED FINANCIAL STATEMENTS	161

18.  Debts (cont'd)

Credit and liquidity risks

The credit risk associated with investments held in sinking funds relating to borrowings is limited, because the management framework and the investment policy limit the risks associated with government investments. This framework includes criteria such as the minimum credit rating required for the selection of authorized issuers, which are mainly financial institutions and governments.

The credit and liquidity risks associated with reverse repurchase and repurchase agreement transactions are low, since the government has adopted a management policy specific to these financial instruments, which enables it to limit potential losses. Under this policy, agreements are signed with counterparties, providing for the exchange of guarantees based on the net position related to these transactions.

Debt repayment schedule after effect of derivative financial instruments and amounts accumulated in sinking funds relating to borrowings

(millions of dollars)

	Equivalent in Canadian dollars

	Debts contracted on financial markets after taking into account derivative financial instruments (nominal value)

							Sinking funds
Maturing on	Canadian			Other			relating to
March 31	dollars	US dollars	Euros	currencies	Sub-total		borrowings	Total

2025	41 800				41 800		(6 498)	35 302

2026	20 955				20 955		(3 322)	17 633

2027	18 046				18 046		(3 446)	14 600

2028	12 939				12 939		(1 463)	11 476

2029	13 833	3			13 836		(1 801)	12 035

	107 573	3	―	―	107 576		(16 530)	91 046

2030-2034	92 755	40	80		92 875		(11 191)	81 684

2035-2039	13 025		61		13 086		―	13 086

2040-2044	18 247				18 247		(1 242)	17 005

2045-2049	21 655				21 655		(1 826)	19 829

2050 and thereafter	40 361				40 361		(997)	39 364

	293 616	43	141	―	293 800	(1)	(31 786)	262 014

(1) The repayment schedule for debt contracted on financial markets is based on the nominal value of the debt provided for in the contracts, and takes into account the effect of derivative financial instruments. This basis differs from the book value of $296 991M, as transaction costs, discounts and premiums of $2 040M are not included in the nominal value, while the net effect of downward derivative financial instruments of $1 151M is not included in the book value.

162	PUBLIC ACCOUNTS 2023-2024

▌ 19.  Fixed assets

Significant accounting policies

Fixed assets

Fixed assets are recognized at cost and depreciated except for land-which is not depreciated-on a straight-line basis over a period corresponding to their useful life. Their cost includes financing charges capitalized during their construction, improvement, development as well as asset retirement costs, where applicable. Fixed assets under construction, development or improvement are not depreciated.

Works of art and historic properties, such as paintings, sculptures, drawings, prints, photographs, films and videos are recognized as expenditure in the fiscal year during which they are acquired.

Fixed assets acquired through government transfer or through donation, including those acquired for a nominal value, are recognized at their fair value at the time of acquisition.

Land in the public domain and natural resources, such as forests, water and mining resources, which the government holds by virtue without their being purchased, are not recorded in the government's consolidated financial statements.

Fixed assets held under capital leases

The cost of fixed assets held under capital leases is equal to the present value of minimum payments due for the rental of such assets, without exceeding the fair value of the leased asset.

Fixed assets acquired under public private partnership agreements

Fixed assets acquired under public private partnership agreements constitute infrastructure projects stemming from long-term contracts by which the government forms a partnership with at least one private partner to complete them and that satisfy the following conditions:

  the private sector partner(s) are responsible for designing, building, acquiring or improving the infrastructure element, its financing once it is commissioned, and its exploitation or maintenance;

  the government controls the infrastructure project at all times for the duration of the agreement and, upon its conclusion, the government controls its significant residual interest, if need be;

  the government and the private sector partner(s) share the project-related risks.

The capital assets acquired under the public private partnership agreements are recognized at cost, which represents the fair value on the date of recognition and are amortized on a straight-line basis over a period corresponding to their useful life.

CONSOLIDATED FINANCIAL STATEMENTS	163

19.  Fixed assets (cont'd)

Categories	Useful life

Buildings (Institutional and operational buildings, leasehold improvements, etc.)	10 to 50 years(1)

Facilities (Organization and development of natural spaces: land, parks, forests, watercourses, etc.)	5 to 20 years

Complex networks (Road, maritime and air transportation infrastructures, natural resource development networks, dams and other large structures, etc.)	10 to 60 years

Equipment (Transport vehicles, machinery, office furniture and equipment, specialized medical, educational, scientific or industrial equipment, etc.)	3 to 30 years

Data processing and office automation equipment (Computers, printers and other peripheral devices, software, telecommunication, radiocommunication or information processing equipment, etc.)	3 to 10 years

Development of data processing systems (Design, production and implementation of data processing systems, including equipment and software acquired for this purpose)	5 to 10 years

(1) Asset retirement costs capitalized in the buildings category are amortized over a period of up to 125 years.

164	PUBLIC ACCOUNTS 2023-2024

19.  Fixed assets (cont'd)

Change in fixed assets by category

(millions of dollars)

	Land	Buildings	Facilities	Complex networks	Equipment	Data processing and office automation equipment	Develop- ment of data processing systems	Total

COST

Previously established opening balance	3 136	78 310	2 698	51 894	14 010	4 065	6 592	160 705

Accounting changes (Note 3)		242						242

Restated opening balance	3 136	78 552	2 698	51 894	14 010	4 065	6 592	160 947

Acquisitions	132	882	21	36	1 099	534	90	2 794

Work in progress		6 557	286	3 679	105	97	427	11 151

Impact of disposals and reductions in value	(9)	(113)	(4)	(465)	(466)	(309)	(102)	(1 468)

Restatements and other adjustments	2	(529)	4	(2)	(6)	4	1	(526	)(1)

Closing balance	3 261	85 349	3 005	55 142	14 742	4 391	7 008	172 898

ACCUMULATED DEPRECIATION

Previously established opening balance		30 520	1 040	21 102	8 986	2 920	4 338	68 906

Accounting changes (Note 3)		191						191

Restated opening balance		30 711	1 040	21 102	8 986	2 920	4 338	69 097

Depreciation expenses		1 703	126	1 538	835	550	356	5 108

Impact of disposals		(82)	(3)	(462)	(447)	(312)	(85)	(1 391)

Restatements and other adjustments		(4)	4		(5)	2	(1)	(4)

Closing balance	―	32 328	1 167	22 178	9 369	3 160	4 608	72 810

Net book value as at March 31, 2024	3 261	53 021	1 838	32 964	5 373	1 231	2 400	100 088

Net book value as at March 31, 2023 (restated - Note 3)	3 136	47 841	1 658	30 792	5 024	1 145	2 254	91 850

(1) Restatements and other adjustments include $520M in downward adjustments to the cost of fixed assets arising from revised estimates of asset retirement obligations (Note 15). These adjustments mainly concern buildings.

CONSOLIDATED FINANCIAL STATEMENTS	165

19.  Fixed assets (cont'd)

Fixed assets acquired under public private partnership agreements

(millions of dollars)

			Complex
	Buildings	Facilities	networks	Equipment	Total

Cost	5 311	196	2 303	152	7 962

Accumulated depreciation(1)	814	68	669	84	1 635

Net book value as at March 31, 2024	4 497	128	1 634	68	6 327	(2)

Net book value as at March 31, 2023 (restated - Note 3)	4 603	137	1 691	78	6 509	(2)

Note: In exchange for the capital assets acquired, a financial liability is recognized in the debts stemming from the public private partnership agreements (Note 18) for all the agreements.

(1) The amortization expense of such capital assets stood at $188M ($185M in 2022-2023).

(2) Net book value stood at $4 454M for university hospitals ($4 571M as at March 31, 2023), $1 634M for road transportation infrastructure ($1 691M as at March 31, 2023), and $239M for the other agreements ($247M as at March 31, 2023).

Fixed assets rented under capital leases

(millions of dollars)

	Buildings	Equipment	Other	Total

Cost	605	8	83	696

Accumulated depreciation	163	7	28	198

Net book value as at March 31, 2024	442	1	55	498

Net book value as at March 31, 2023 (restated - Note 3)	462	45	4	511

Fixed assets under construction, development or improvements (work in progress)

(millions of dollars)

					Data
					processing	Development
					and office	of data
			Complex		automation	processing
	Buildings	Facilities	networks	Equipment	equipment	systems	Total

Cost as at March 31, 2024	11 523	230	1 014	188	131	710	13 796

Cost as at March 31, 2023	9 332	336	621	163	113	630	11 195

Note: No depreciation expense was recorded for these fixed assets in 2023-2024 and 2022-2023.

166	PUBLIC ACCOUNTS 2023-2024

▌ 20.  Contractual obligations and contractual rights

Significant accounting policies

A contractual obligation is presented when all of the following conditions are met:

  there is a legally enforceable written document dated March 31 giving the other party the power to take the matter to court for enforcement;

  this written document leads to the loss of discretionary power, that is, the government is likely to have little or no opportunity to amend the written terms and conditions or withdraw from them on its own initiative and therefore has no other realistic alternative than to settle the obligation when the transaction or event occurs;

  the government will have to sacrifice economic resources in the future to settle the obligation;

  the transaction or event giving rise to the obligation or right has not yet occurred.

A contractual right is disclosed under the same circumstances, that is, when there is a legally enforceable written document as at March 31 depriving the other party of discretionary power and will lead to an inflow of economic resources for the government when the transaction or event occurs.

Contractual obligations or rights stemming from agreements of indeterminate length are calculated and presented over a six-year period: each of the first five years of the agreements and an additional year for the balance. Contractual obligations resulting from agreements where the amounts are paid in perpetuity are spread over 30 years.

CONSOLIDATED FINANCIAL STATEMENTS	167

20.  Contractual obligations and contractual rights (cont'd)

Contractual obligations by expenditure and investment category

(millions of dollars)

	Expenditures					Investments

	Transfers		Operating

		Agreements
		concerning		Procurement		Acquisitions	Loan and
Maturing		non-capital	Operating	of goods and		of fixed	investment
on March 31	Capital	expenditures	leases	services	Other	assets	pledges	Total

2025	4 956	5 763	715	7 319	653	9 003	2 381	30 790
2026	2 583	4 037	578	4 441	481	3 687	943	16 750
2027	3 301	2 951	492	3 333	265	2 066	323	12 731
2028	2 057	2 086	422	2 602	22	1 399	67	8 655
2029	1 212	1 721	361	1 851	37	435	34	5 651

	14 109	16 558	2 568	19 546	1 458	16 590	3 748	74 577

2030 and thereafter	5 699	5 356	1 626	15 505		333	131	28 650

	19 808	21 914	4 194	35 051	1 458	16 923	3 879	103 227

No fixed maturity date							925	925

	19 808	21 914	4 194	35 051	1 458	16 923	4 804	104 152

Contractual rights by revenue source

(millions of dollars)

			Transfers
Maturing	Natural	Sales of goods	from federal
on March 31	resources	and services	government	Other	Total

2025	349	766	6 547	294	7 956

2026	116	679	6 502	83	7 380

2027	64	674	5 076	36	5 850

2028	62	687	3 964	19	4 732

2029	25	706	2 573	9	3 313

	616	3 512	24 662	441	29 231

2030 and thereafter	137	2 376	4 559	31	7 103

	753	5 888	29 221	472	36 334

168	PUBLIC ACCOUNTS 2023-2024

▌ 21.  Contingencies

Significant accounting policies

Contingent liabilities

Obligations stemming from lawsuits and disputes are recognized as liabilities when a future event is likely to confirm the existence of a liability as at the date of the financial statements and a reasonable estimate of the loss can be made. If it is impossible to determine the probability of the event occurring, or if the event is likely to occur but no reasonable estimate can be made, a contingent liability is presented in an additional note.

The accounting policies used for contingent liabilities relating to environmental liabilites and allowances for losses from guaranteed financial initiatives are presented in Note 13 on accounts payable, accrued expenses and other allowances and in Note 15 on environmental liability and asset retirement obligations, respectively.

Material measurement uncertainties

Contingent liabilities may vary based on the assumptions made to determine the likelihood that an existing situation will be resolved as at the date of the financial statements and the assumptions made to estimate the value of contingent liabilities. Among the assumptions used are past experience, current negotiations, recent settlements and court rulings.

Those forecasts may vary widely in the coming year. Since the disclosure of information could negatively affect the outcomes of lawsuits and disputes, information as to the amounts and extent of related uncertainties is not provided.

The measurement uncertainty with respect to the allowance for losses on guaranteed financial initiatives and environmental liability is presented in Note 13 on accounts payable, accrued expenses and other allowances and in Note 15 on environmental liability and asset retirement obligations, respectively.

CONSOLIDATED FINANCIAL STATEMENTS	169

21.  Contingencies (cont'd)

Contingent liabilities

Legal proceedings and disputes - Claims

A number of claims have been instituted against the government, which is also involved in legal proceedings before the courts. These different disputes result from breaches of contract and damages suffered by individuals or property. In some cases, the amounts claimed are mentioned, in others, no mention is made of them. Claims for which an amount has been established by the government total $4 834 million, after deducting the allowances taken in this regard.

Some of Québec's Indigenous communities have instituted legal proceedings involving $10 052 million in damages and interest against the government for land claims, the recognition of certain ancestral rights and other related questions. These proceedings are at different stages (some proceedings being currently suspended or inactive) and should eventually be resolved through negotiations, rulings or the abandonment of proceedings by applicants. Since the outcome of these legal proceedings and disputes is uncertain, the government cannot determine its potential losses.

Legal proceedings and disputes - Complaints and application of the Pay Equity Act

From the standpoint of the application of the Pay Equity Act (CQLR, chapter E-12.001), the government makes a provision for a job class when it is likely that this job class will benefit from a salary adjustment as a result of a pay equity audit, or a complaint and it can reasonably estimate the amount it will have to pay. In this regard, the government is subject to complaints and recourse to the Tribunal administratif du travail by some of its employees and unions representing them, particularly within the framework of pay equity audits conducted in 2010 and 2015 for the unionized staff in the parapublic sector plan.

During the year, the Conseil du trésor revealed the results of the 2020 pay equity audit of the parapublic sector plan. Under the Pay Equity Act, employees and the unions that represent them had until May 18, 2024 to submit complaints to the Commission des normes, de l'équité, de la santé et de la sécurité du travail (CNESST). The investigation process is ongoing at the CNESST, which will submit a report on the complaints to the Conseil du trésor in the next fiscal year.

The estimation method used to value the possible liability includes the assumptions that the government deems to be the most probable.

170	PUBLIC ACCOUNTS 2023-2024

▌ 22.  Cash flow information

Items not affecting cash flow

(millions of dollars)

	Fiscal year ended March 31

	2024		2023
			(restated - Note 3)

Doubtful accounts		716		534

Allowances related to loans, investments and guaranteed financial initiatives		386		306

Capitalized interest on loans and investments		(167)		(97)

Reinvestment of the income from Generations Fund investments		(582)		(283)

Revenue from government enterprises		(5 241)		(6 620)

Losses on the disposal of assets		623		1 457

Adjustment of debts to the effective interest rate		110		208

Loss in value of assets other than temporary		427		604

Amortization of deferred revenue related to the acquisition of fixed assets		(282)		(252)

Activities related to pension plans and other employee future benefits

Cost of accrued benefits	3 471		3 422

Changes to plans	8		7

Amortization of actuarial losses	686		750

Interest on obligations relating to accrued benefits	7 950		7 650

Change in valuation allowances	118		112

	12 233		11 941

Reinvestment of revenue from fund's investments	(7 822)	4 411	(7 262)	4 679

Depreciation of fixed assets		5 108		4 888

Accretion expenses and others on asset retirement obligations		235		245

Revision of the estimates and others related to environmental liability		278		363

Other items not affecting cash flow		9		(51)

		6 031		5 981
CONSOLIDATED FINANCIAL STATEMENTS	171

22.  Cash flow information (cont'd)

Change in assets and liabilities related to operations

(millions of dollars)

	Fiscal year ended March 31

	2024	2023
		(restated - Note 3)

Assets

Accounts receivable	(3 125)	(2 246)

Generations Fund - accounts receivable	36	3

Other financial assets	(115)	538

Other non-financial assets	36	92

	(3 168)	(1 613)

Liabilities

Accounts payable, accrued expenses and other allowances	5 601	1 339

Deferred revenue	413	346

Environmental liabilities	(61)	(48)

	5 953	1 637

	2 785	24

Additional information
(millions of dollars)

	Fiscal year ended March 31

	2024	2023
		(restated - Note 3)

Interest paid	9 984	9 014

Fixed asset acquisition included in accounts payable and accrued expenses	2 037	1 746

▌ 23.  Related party information

The government is a related party to its key management personnel, their close relatives and entities for which one or more of those people have the power to guide financial and administrative decisions. The government's main management personnel are ministers, deputy ministers, and presidents and executive directors or their equivalent.

The government concluded no significant transactions with related parties during fiscal 2023-2024, for amounts different from those that would have been established between non-related parties.

172	PUBLIC ACCOUNTS 2023-2024

Appendix 1

Reporting entity by portfolios

The government sets up programs administered directly by government entities, including departments and agencies. All entities under the responsibility of a minister constitute a portfolio. The National Assembly and persons appointed by it also constitute portfolios.

National Assembly

National Assembly

Persons Appointed by the National Assembly

Auditor General

Chief Electoral Officer

French language Commissioner

Lobbyists Commissioner

Public Protector

The Ethics Commissioner

Affaires municipales et Habitation

Department and budget-funded bodies

Affaires municipales et Habitation

Administrative Housing Tribunal

Commission municipale du Québec

Non-budget-funded body

Société d'habitation du Québec

Special fund

Regions and Rurality Fund

Agriculture, Pêcheries et Alimentation

Department and budget-funded bodies

Agriculture, Pêcheries et Alimentation

Commission de protection du territoire agricole du Québec

Régie des marchés agricoles et alimentaires du Québec

Non-budget-funded bodies

Institut de technologie agroalimentaire du Québec (June 30)

La Financière agricole du Québec

Government enterprise1

Capital Financière agricole inc.

Conseil du trésor et Administration gouvernementale

Department and budget-funded body

Conseil du trésor et Administration gouvernementale

Commission de la fonction publique

CONSOLIDATED FINANCIAL STATEMENTS	173

Appendix 1

Reporting entity by portfolios (cont'd)

Conseil du trésor et Administration gouvernementale (cont'd)

Non-budget-funded bodies

Autorité des marchés publics

Centre d'acquisitions gouvernementales

Commission de la capitale nationale du Québec

Office des professions du Québec

Société québécoise des infrastructures

Special fund

Capitale-Nationale Region Fund

Conseil exécutif

Department and budget-funded body

Conseil exécutif

Commission d'accès à l'information

Culture et Communications

Department and budget-funded body

Culture et Communications

Conseil du patrimoine culturel du Québec

Non-budget-funded bodies

Bibliothèque et Archives nationales du Québec

Conseil des arts et des lettres du Québec

Conservatoire de musique et d'art dramatique du Québec (June 30)

Musée d'art contemporain de Montréal

Musée de la Civilisation

Musée national des beaux-arts du Québec

Société de développement des entreprises culturelles

Société de la Place des Arts de Montréal

Société de télédiffusion du Québec (Télé-Québec)

Société du Grand Théâtre de Québec (August 31)

Special funds

Avenir Mécénat Culture Fund

Québec Cultural Heritage Fund

Cybersécurité et Numérique

Department

Cybersécurité et Numérique

Special fund

Cybersecurity and Digital Technology Fund

Économie, Innovation et Énergie

Department and budget-funded body

Économie et Innovation
Commission de l'éthique en science et en technologie

174	PUBLIC ACCOUNTS 2023-2024

Appendix 1

Reporting entity by portfolios (cont'd)

Économie, Innovation et Énergie (cont'd)

Non-budget-funded bodies

Fonds de recherche du Québec-Nature et technologies - Québec Research Fund-Nature and Technology

Fonds de recherche du Québec-Santé - Québec Research Fund-Health

Fonds de recherche du Québec-Société et culture - Québec Research Fund-Society and Culture

Régie de l'énergie

Société portuaire du Bas-Saint-Laurent et de la Gaspésie inc.

Special funds

Economic Development Fund

Natural Resources and Energy Capital Fund

Natural Resources Fund (fossil energy management component)2

Québec Enterprise Growth Fund

Government enterprises1

Fonds d'investissement Eurêka S.E.C.

Hydro-Québec3 (December 31)

Investissement Québec3

Société du parc industriel et portuaire de Bécancour3

Éducation

Department and budget-funded bodies

Éducation

Commission consultative de l'enseignement privé

Conseil supérieur de l'éducation

National Student Ombudsman

Non-budget-funded bodies

Institut national des mines

Société des établissements de plein air du Québec

Société des parcs de sciences naturelles du Québec

Special fund

Sports and Physical Activity Development Fund

Organizations in the government's education network - School service centres4

Centre de services scolaire au Coeur-des-Vallées

Centre de services scolaire de Charlevoix

Centre de services scolaire de Kamouraska-Rivière-du-Loup

Centre de services scolaire de la Baie-James

Centre de services scolaire de la Beauce-Etchemin

Centre de services scolaire de la Capitale

Centre de services scolaire de la Côte-du-Sud

Centre de services scolaire De La Jonquière

Centre de services scolaire de la Moyenne-Côte-Nord

Centre de services scolaire de la Pointe-de-l'Île
Centre de services scolaire de la Région-de-Sherbrooke

CONSOLIDATED FINANCIAL STATEMENTS	175

Appendix 1

Reporting entity by portfolios (cont'd)

Éducation (cont'd)

Organizations in the government's education network - School service centres4 (cont'd)

Centre de services scolaire de la Riveraine

Centre de services scolaire de la Rivière-du-Nord

Centre de services scolaire de Laval

Centre de services scolaire de la Vallée-des-Tisserands

Centre de services scolaire de l'Énergie

Centre de services scolaire de l'Estuaire

Centre de services scolaire de l'Or-et-des-Bois

Centre de services scolaire de Montréal

Centre de services scolaire de Portneuf

Centre de services scolaire de Rouyn-Noranda

Centre de services scolaire des Affluents

Centre de services scolaire de Saint-Hyacinthe

Centre de services scolaire des Appalaches

Centre de services scolaire des Bois-Francs

Centre de services scolaire des Chênes

Centre de services scolaire des Chic-Chocs

Centre de services scolaire des Découvreurs

Centre de services scolaire des Draveurs

Centre de services scolaire des Grandes-Seigneuries

Centre de services scolaire des Hautes-Laurentides

Centre de services scolaire des Hautes-Rivières

Centre de services scolaire des Hauts-Bois-de-l'Outaouais

Centre de services scolaire des Hauts-Cantons

Centre de services scolaire des Îles

Centre de services scolaire des Laurentides

Centre de services scolaire des Mille-Îles

Centre de services scolaire des Monts-et-Marées

Centre de services scolaire des Navigateurs

Centre de services scolaire de Sorel-Tracy

Centre de services scolaire des Patriotes

Centre de services scolaire des Phares

Centre de services scolaire des Portages-de-l'Outaouais

Centre de services scolaire des Premières-Seigneuries

Centre de services scolaire des Rives-du-Saguenay

Centre de services scolaire des Samares

Centre de services scolaire des Sommets

Centre de services scolaire des Trois-Lacs

Centre de services scolaire du Chemin-du-Roy

Centre de services scolaire du Fer

Centre de services scolaire du Fleuve-et-des-Lacs

Centre de services scolaire du Lac-Abitibi

Centre de services scolaire du Lac-Saint-Jean
Centre de services scolaire du Lac-Témiscamingue

176	PUBLIC ACCOUNTS 2023-2024

 Appendix 1

Reporting entity by portfolios (cont'd)

Éducation (cont'd)

Organizations in the government's education network - School service centres4 (cont'd)

Centre de services scolaire du Littoral

Centre de services scolaire du Pays-des-Bleuets

Centre de services scolaire du Val-des-Cerfs

Centre de services scolaire Harricana

Centre de services scolaire Marguerite-Bourgeoys

Centre de services scolaire Marie-Victorin

Centre de services scolaire René-Lévesque

Organizations in the government's education network - School boards4

Commission scolaire Central Québec - Central Québec School Board

Commission scolaire crie - Cree School Board

Commission scolaire Eastern Shores - Eastern Shores School Board

Commission scolaire Eastern Townships - Eastern Townships School Board

Commission scolaire English-Montréal - English Montreal School Board

Commission scolaire Kativik - Kativik School Board

Commission scolaire Lester-B.-Pearson - Lester B. Pearson School Board

Commission scolaire New Frontiers - New Frontiers School Board

Commission scolaire Riverside - Riverside School Board

Commission scolaire Sir-Wilfrid-Laurier - Sir Wilfrid Laurier School Board

Commission scolaire Western Québec - Western Québec School Board

Comité de gestion de la taxe scolaire de l'île de Montréal

Emploi et Solidarité sociale

Department and budget-funded body

Emploi et Solidarité sociale

Commission des partenaires du marché du travail

Non-budget-funded body

Office de la sécurité économique des chasseurs cris - Cree Hunters Economic Security Board
    (June 30)

Special funds

Assistance Fund for Independent Community Action

Goods and Services Fund

Information Technology Fund of the Ministère de l'Emploi et de la Solidarité sociale

Labour Market Development Fund

Québec Fund for Social Initiatives

Enseignement supérieur

Department and budget-funded bodies

Enseignement supérieur

Comité consultatif sur l'accessibilité financière aux études

Commission d'évaluation de l'enseignement collégial

Non-budget-funded body

Institut de tourisme et d'hôtellerie du Québec (June 30)

CONSOLIDATED FINANCIAL STATEMENTS	177

 Appendix 1

Reporting entity by portfolios (cont'd)

Enseignement supérieur (cont'd)

Special fund

University Excellence and Performance Fund

Organizations in the government's higher education networks - General and vocational colleges (CEGEPs)4

Cégep André-Laurendeau

Cégep Beauce-Appalaches

Cégep d'Ahuntsic

Cégep de Baie-Comeau

Cégep de Bois-de-Boulogne

Cégep de Chicoutimi

Cégep de Drummondville

Cégep de Granby

Cégep de Jonquière

Cégep de l'Abitibi-Témiscamingue

Cégep de la Gaspésie et des Îles

Cégep de La Pocatière

Cégep de Lévis

Cégep de l'Outaouais

Cégep de Maisonneuve

Cégep de Matane

Cégep de Rimouski

Cégep de Rivière-du-Loup

Cégep de Rosemont

Cégep de Sainte-Foy

Cégep de Saint-Hyacinthe

Cégep de Saint-Jérôme

Cégep de Saint-Laurent

Cégep de Sept-Îles

Cégep de Shawinigan

Cégep de Sherbrooke

Cégep de Sorel-Tracy

Cégep de St-Félicien

Cégep de Thetford

Cégep de Trois-Rivières

Cégep de Valleyfield

Cégep de Victoriaville

Cégep du Vieux Montréal

Cégep Édouard-Montpetit

Cégep François-Xavier Garneau

Cégep Gérald-Godin

Cégep Limoilou

Cégep Lionel-Groulx

Cégep Marie-Victorin

Cégep Montmorency

178	PUBLIC ACCOUNTS 2023-2024

 Appendix 1

Reporting entity by portfolios (cont'd)

Enseignement supérieur (cont'd)

Organizations in the government's higher education networks - General and vocational colleges (CEGEPs)4 (cont'd)

Cégep régional Champlain - Champlain Regional College

Cégep régional de Lanaudière

Cégep Saint-Jean-sur-Richelieu

Collège d'Alma

Dawson College

Heritage College

John Abbott College

Vanier College of General and Vocational Education

Organizations in the government's higher education networks - Université du Québec and its constituent universities5

École de technologie supérieure

École nationale d'administration publique

Institut national de la recherche scientifique

Télé-université

Université du Québec

Université du Québec à Chicoutimi

Université du Québec à Montréal

Université du Québec à Rimouski

Université du Québec à Trois-Rivières

Université du Québec en Abitibi-Témiscamingue

Université du Québec en Outaouais

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Department and budget-funded body

Environnement, Lutte contre les changements climatiques, Faune et Parcs

Bureau d'audiences publiques sur l'environnement

Non-budget-funded bodies

Fondation de la faune du Québec

Société québécoise de récupération et de recyclage

Special funds

Blue Fund

Electrification and Climate Change Fund

Energy Transition, Innovation and Efficiency Fund

Fund for the Protection of the Environment and the Waters in the Domain of the State

Natural Resources Fund (Wildlife conservation and development component)2

Famille

Department and budget-funded body

Famille

Curateur public

Special fund

Educational Childcare Services Fund

CONSOLIDATED FINANCIAL STATEMENTS	179

 Appendix 1

Reporting entity by portfolios (cont'd)

Finances

Department

Finances6

Non-budget-funded bodies

Agence du revenu du Québec7

Autorité des marchés financiers

Financement-Québec

Institut de la statistique du Québec

Société de financement des infrastructures locales du Québec

Société nationale de l'amiante8

Special funds

Financing Fund

Financial Markets Administrative Tribunal (Fund of the)9

Fund to Combat Addiction

Generations Fund

Health Services Fund

IFC Montréal Fund

Northern Plan Fund

Special Contracts and Financial Assistance for Investment Fund

Tax Administration Fund

Government enterprises1

Loto-Québec

Société des alcools du Québec (fiscal year ended on the last Saturday of March)

Société québécoise du cannabis (fiscal year ended on the last Saturday of March)

Immigration, Francisation et Intégration

Department

Immigration, Francisation et Intégration

Justice

Department and budget-funded bodies

Justice

Commission des droits de la personne et des droits de la jeunesse

Committee on the Remuneration of Criminal and Penal Prosecuting Attorneys

Committee on the remuneration of judges and justices of the peace

Conseil de la justice administrative

Conseil de la magistrature

Directeur des poursuites criminelles et pénales

Human Rights Tribunal

Office de la protection du consommateur

Non-budget-funded bodies

Commission des services juridiques

Fonds d'aide aux actions collectives

Société québécoise d'information juridique

180	PUBLIC ACCOUNTS 2023-2024

 Appendix 1

Reporting entity by portfolios (cont'd)

Justice (cont'd)

Special funds

Access to Justice Fund

Administrative Tribunal of Québec (Fund of the)9

Fund dedicated to assistance for persons who are victims of criminal offences

Register Fund of the Ministère de la Justice

Langue française

Department and budget-funded bodies

Langue française

Commission de toponymie

Office québécois de la langue française

Non-budget-funded body

Centre de la francophonie des Amériques

Relations internationales et Francophonie

Department and budget-funded body

Relations internationales et Francophonie

Conseil du statut de la femme

Non-budget-funded body

Office Québec-Monde pour la jeunesse

Ressources naturelles et Forêts

Department

Ressources naturelles et Forêts

Non-budget-funded bodies

Société de développement de la Baie-James (December 31)

Société du Plan Nord

Special funds

Natural Resources Fund (forestry, sustainable forest development, mining heritage and mining activity management components)2

Territorial Information Fund

Government enterprise1

Société ferroviaire et portuaire de Pointe-Noire S.E.C.

Santé et Services sociaux

Department and budget-funded bodies

Santé et Services sociaux

Commissaire à la santé et au bien-être

Office des personnes handicapées du Québec

Non-budget-funded bodies

Corporation d'urgences-santé

Fonds de l'assurance médicaments - Prescription Drug Insurance Fund

Héma-Québec

CONSOLIDATED FINANCIAL STATEMENTS	181

Appendix 1

Reporting entity by portfolios (cont'd)

Santé et Services sociaux (cont'd)

Non-budget-funded bodies (cont'd)

Institut national de santé publique du Québec

Institut national d'excellence en santé et en services sociaux

Régie de l'assurance maladie du Québec

Special funds

Cannabis Prevention and Research Fund

Health and Social Services Information Resources Fund

Organizations in the government's health and social services network - Integrated health and social services centres

Centre intégré de santé et de services sociaux de Chaudière-Appalaches

Centre intégré de santé et de services sociaux de l'Abitibi-Témiscamingue

Centre intégré de santé et de services sociaux de la Côte-Nord

Centre intégré de santé et de services sociaux de la Gaspésie

Centre intégré de santé et de services sociaux de la Montérégie-Centre

Centre intégré de santé et de services sociaux de la Montérégie-Est

Centre intégré de santé et de services sociaux de la Montérégie-Ouest

Centre intégré de santé et de services sociaux de Lanaudière

Centre intégré de santé et de services sociaux de Laval

Centre intégré de santé et de services sociaux de l'Outaouais

Centre intégré de santé et de services sociaux des Îles

Centre intégré de santé et de services sociaux des Laurentides

Centre intégré de santé et de services sociaux du Bas-Saint-Laurent

Centre intégré universitaire de santé et de services sociaux de la Capitale-Nationale

Centre intégré universitaire de santé et de services sociaux de la Mauricie-et-du-Centre-
    du-Québec

Centre intégré universitaire de santé et de services sociaux de l'Est-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux de l'Estrie - Centre hospitalier universitaire de Sherbrooke

Centre intégré universitaire de santé et de services sociaux de l'Ouest-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Centre-Ouest-de-l'Île-
    de-Montréal

Centre intégré universitaire de santé et de services sociaux du Centre-Sud-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Nord-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Saguenay-Lac-Saint-Jean

Organizations in the government's health and social services network - other public institutions and regional authorities

Centre de santé Inuulitsivik - Inuulitsivik Health Centre

Centre de santé Tulattavik de l'Ungava - Ungava Tulattavik Health Centre

Centre hospitalier de l'Université de Montréal

Centre hospitalier universitaire Sainte-Justine

Centre régional de santé et de services sociaux de la Baie-James

Centre universitaire de santé McGill - McGill University Health Centre

CHU de Québec - Université Laval

CLSC Naskapi

182	PUBLIC ACCOUNTS 2023-2024

 Appendix 1

Reporting entity by portfolios (cont'd)

Santé et Services sociaux (cont'd)

Organizations in the government's health and social services network - other public institutions and regional authorities (cont'd)

Conseil cri de la santé et des services sociaux de la Baie-James - Cree Board of Health and Social Services of James Bay

Institut de cardiologie de Montréal

Institut national de psychiatrie légale Philippe-Pinel

Institut universitaire de cardiologie et de pneumologie de Québec - Université Laval

Régie régionale de la santé et des services sociaux du Nunavik - Nunavik Regional Board of Health and Social Services

Sécurité publique

Department and budget-funded bodies

Sécurité publique

Bureau des enquêtes indépendantes

Bureau du coroner

Commissaire à la déontologie policière

Commissaire à la lutte contre la corruption

Commission québécoise des libérations conditionnelles

Régie des alcools, des courses et des jeux

Tribunal administratif de déontologie policière

Non-budget-funded bodies

École nationale de police du Québec (June 30)

École nationale des pompiers du Québec (June 30)

Special fund

Police Services Fund

Tourisme

Department

Tourisme

Non-budget-funded bodies

Société de développement et de mise en valeur du Parc olympique

Société du Centre des congrès de Québec

Société du Palais des congrès de Montréal

Special fund

Tourism Partnership Fund

Transports et Mobilité durable

Department and budget-funded body

Transports et Mobilité durable

Commission des transports du Québec

Non-budget-funded bodies

Société de l'assurance automobile du Québec (December 31)
Société des Traversiers du Québec

CONSOLIDATED FINANCIAL STATEMENTS	183

 Appendix 1

Reporting entity by portfolios (cont'd)

Transports et Mobilité durable (cont'd)

Special funds

Air Service Fund

Highway Safety Fund

Land Transportation Network Fund

Rolling Stock Management Fund

Travail

Department

Travail

Non-budget-funded body

Régie du bâtiment du Québec

Special fund

Administrative Labour Tribunal (Fund of the)9

Note: When an entity's fiscal year ends on a date other than March 31, it is indicated in parentheses. For the purposes of consolidation in the government's financial statements, interim data are then used for the period between the end of the fiscal year and March 31.

1. The government holds a 100% share of those enterprises, except for Capitale Financière agricole inc. where it holds 90.10%.

2. The Natural Resources Fund, established under the Act respecting the Ministère des Ressources naturelles et de la Faune (CQLR, chapter M-25.2), is composed of various components. Financial information on the fossil energy management component is presented in the Économie, Innovation et Énergie portfolio. Financial information for the wildlife conservation and development component is included in the Environnement, Lutte contre les changements climatiques, Faune et Parcs portfolio. Lastly, financial information for all other components is combined and presented in the Ressources naturelles et Forêts portfolio.

3. The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, their revenues are recognized in the Finances portfolio, since the shares of these government enterprises are held by the Minister of Finance.

4. The fiscal year of the school service centres, school boards and colleges ends on June 30. Interim data are used for the period between the end of their fiscal year and March 31.

5. The financial data of the Université du Québec and its constituent universities that were used for consolidation purposes cover the period from May 1, 2023 to April 30, 2024, the date on which their fiscal year ends. Operations and events relating to these entities that occurred between April 1 and 30, 2024 did not have a material financial impact on the government's financial position and consolidated results.

6. In accordance with section 9 of the Executive Power Act (CQLR, chapter E-18), Order-in-Council 1689-2022 entrusts the functions and responsibilities of the Minister of Revenue to the Minister of Finance.

7. Transactions of the general fund of the Consolidated Revenue Fund related to the enforcement or administration of any statute under the responsibility of the Minister of Revenue are administered by the Agence du revenu du Québec.

8. The Société nationale de l'amiante has ceased its operations. Since June 1, 2016, this entity has been constituted as a legal person established in the public interest governed by the provisions of the Business Corporations Act (CQLR, chapter S-3.1.1).

9. The financial data for this special fund, which were used for consolidation purposes, also include those pertaining to the body financed by this fund.

184	PUBLIC ACCOUNTS 2023-2024

Appendix 2

Segment disclosures

Consolidated statement of revenue

(millions of dollars)

	Fiscal year ended March 31, 2024

	Income		Duties,		Revenue
	and		permits	Miscella-	from	Federal
	property	Consump-	and	neous	government	government
	taxes	tion taxes	royalties	revenue	enterprises	transfers	Total

PORTFOLIOS

Assemblée nationale				13			13

Personnes désignées par

l'Assemblée nationale				1			1

Affaires municipales et Habitation			8	291		664	963

Agriculture, Pêcheries et Alimentation			32	80		192	304

Conseil du trésor et Administration gouvernementale			1	185			186

Conseil exécutif				14		15	29

Culture et Communications		30	1	149		2	182

Cybersécurité et Numérique				40			40

Économie, Innovation et Énergie(1)			26	201		68	295

Éducation	1 150	90		1 420		446	3 106

Emploi et Solidarité sociale			39	188		931	1 158

Enseignement supérieur				1 086		247	1 333

Environnement, Lutte contre les changements climatiques, Faune et Parcs		36	1 923	75		86	2 120

Famille			27	6			33

Finances	61 798	24 634	1 571	3 118	5 234	26 497	122 852

Immigration, Francisation et Intégration			87	12		775	874

Justice			6	337		60	403

Langue française

Relations internationales et Francophonie				4		9	13

Ressources naturelles et Forêts			401	243	7	15	666

Santé et Services sociaux			2	4 926		619	5 547

Sécurité publique			27	474		55	556

Tourisme		155	3	85			243

Transports et Mobilité durable		2 138	1 643	455		195	4 431

Travail			91	102			193

Total revenue	62 948	27 083	5 888	13 505	5 241	30 876	145 541

(1) The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, their revenues are recognized in the Finances portfolio, since the shares of these government enterprises are held by the Minister of Finance.

CONSOLIDATED FINANCIAL STATEMENTS	185

 Appendix 2

Segment disclosures (cont'd)

Consolidated statement of revenue (cont'd)

(millions of dollars)

	Fiscal year ended March 31, 2023 (restated - Note 3)

	Income		Duties,		Revenue
	and		permits	Miscella-	from	Federal
	property	Consumpti	and	neous	government	government
	taxes	on taxes	royalties	revenue	enterprises	transfers	Total

PORTFOLIOS

Assemblée nationale				7			7

Personnes désignées par l'Assemblée nationale				2			2

Affaires municipales et Habitation			6	285		596	887

Agriculture, Pêcheries et Alimentation			27	50		162	239

Conseil du trésor et Administration gouvernementale			1	142			143

Conseil exécutif				5		39	44

Culture et Communications		35	1	124		2	162

Cybersécurité et Numérique				37			37

Économie, Innovation et Énergie(1)			19	278		21	318

Éducation	1 113	90		1 309		422	2 934

Emploi et Solidarité sociale			37	182		954	1 173

Enseignement supérieur				948		243	1 191

Environnement, Lutte contre les changements climatiques, Faune et Parcs		36	1 589	110		118	1 853

Famille			24	3			27

Finances	63 408	24 146	1 829	2 095	6 581	24 058	122 117

Immigration, Francisation et Intégration			62	17		794	873

Justice			4	327		45	376

Langue française

Relations internationales et Francophonie				2		17	19

Ressources naturelles et Forêts			536	253	39	48	876

Santé et Services sociaux			2	4 731		1 091	5 824

Sécurité publique			28	454		35	517

Tourisme		149	2	104			255

Transports et Mobilité durable		2 141	1 529	434		92	4 196

Travail			88	85			173

Total revenue	64 521	26 597	5 784	11 984	6 620	28 737	144 243

(1) The Minister of Economy, Innovation and Energy is responsible for the application of the incorporating acts of Hydro-Québec, Investissement Québec and the Société du parc industriel et portuaire de Bécancour. However, their revenues are recognized in the Finances portfolio, since the shares of these government enterprises are held by the Minister of Finance.

186	PUBLIC ACCOUNTS 2023-2024

Appendix 2

Segment disclosures (cont'd)

Consolidated statement of expenditure

(millions of dollars)

	Fiscal year ended March 31, 2024

				Doubtful accounts
				and other
	Transfers	Remuneration	Operating	allowances	Total

PORTFOLIOS

Assemblée nationale		128	53		181

Personnes désignées par l'Assemblée nationale	13	92	30		135

Affaires municipales et Habitation	4 547	132	157	78	4 914

Agriculture, Pêcheries et Alimentation	1 154	223	98	27	1 502

Conseil du trésor et Administration gouvernementale	53	733	255	(1)	1 040

Conseil exécutif	743	144	29		916

Culture et Communications	1 595	223	297	6	2 121

Cybersécurité et Numérique		83	122		205

Économie, Innovation et Énergie	3 238	93	217	282	3 830

Éducation	1 362	14 236	4 449	11	20 058

Emploi et Solidarité sociale	5 018	503	163	44	5 728

Enseignement supérieur	4 903	4 209	1 324	40	10 476

Environnement, Lutte contre les changements climatiques, Faune et Parcs	1 726	337	364	4	2 431

Famille	8 680	134	103		8 917

Finances	1 340	1 366	555	489	3 750

Immigration, Francisation et Intégration	295	184	83		562

Justice	433	857	597	16	1 903

Langue française	11	40	9		60

Relations internationales et Francophonie	57	89	36		182

Ressources naturelles et Forêts	426	283	772	5	1 486

Santé et Services sociaux	8 524	37 626	14 713	137	61 000

Sécurité publique	364	1 750	636		2 750

Tourisme	296	71	130		497

Transports et Mobilité durable	2 565	827	3 299	9	6 700

Travail	23	143	43		209

Expenditure by portfolio	47 366	64 506	28 534	1 147	141 553

Debt service					9 982

Total expenditure					151 535

CONSOLIDATED FINANCIAL STATEMENTS	187

Appendix 2

Segment disclosures (cont'd)

Consolidated statement of expenditure (cont'd)

(millions of dollars)

	Fiscal year ended March 31, 2023 (restated - Note 3)

	Transfers	Remuneration	Operating	Doubtful accounts and other allowances	Total

PORTFOLIOS

Assemblée nationale		119	47		166

Personnes désignées par l'Assemblée nationale	30	139	56		225

Affaires municipales et Habitation	4 624	117	183	12	4 936

Agriculture, Pêcheries et Alimentation	1 038	208	85	6	1 337

Conseil du trésor et Administration gouvernementale	68	863	194	1	1 126

Conseil exécutif	603	129	42		774

Culture et Communications	1 232	198	256	4	1 690

Cybersécurité et Numérique		63	109		172

Économie, Innovation et Énergie	2 819	83	179	199	3 280

Éducation	1 095	14 194	4 212	10	19 511

Emploi et Solidarité sociale	8 372	442	145	24	8 983

Enseignement supérieur	4 597	3 958	1 119	(19)	9 655

Environnement, Lutte contre les changements climatiques, Faune et Parcs	1 083	293	293	4	1 673

Famille	7 627	117	91		7 835

Finances	1 263	1 215	542	345	3 365

Immigration, Francisation et Intégration	226	145	74		445

Justice	340	758	389	7	1 494

Langue française	12	28	6		46

Relations internationales et Francophonie	59	81	36		176

Ressources naturelles et Forêts	386	265	755		1 406

Santé et Services sociaux	8 168	36 490	14 562	121	59 341

Sécurité publique	192	1 584	614		2 390

Tourisme	324	64	143	1	532

Transports et Mobilité durable	2 699	708	2 984	9	6 400

Travail	19	135	35		189

Expenditure by portfolio	46 876	62 396	27 151	724	137 147

Debt service					10 222

Total expenditure					147 369

188	PUBLIC ACCOUNTS 2023-2024

Appendix 3

Properties and fiduciary transactions

Properties held and fiduciary activities are entrusted to a government department or body (the trustee) to administer in accordance with applicable contractual or legal provisions. The trustee holds and administers the property for the benefit of, and on behalf of, designated beneficiaries. The property entrusted to a trustee must be for a specific purpose defined by the donor. Properties held and fiduciary activities are not included in the reporting entity as they are not owned by the government.

Accounts under administration (December 31)

Under administration of the Curateur public

Account under administration of the Educational Childcare Services Fund under administration of the Ministère de la Famille

Caisse de dépôt et placement du Québec (December 31)

Cautionnements individuels des agents de voyages

under administration of the Office de la protection du consommateur

Comité Entraide - public and parapublic sectors

under administration of the Ministère du Travail, de l'Emploi et de la Solidarité sociale

Commission de la construction du Québec (December 31)

Compensation regime for municipal bodies

under administration of the Société québécoise de récupération et de recyclage

Conseil de gestion de l'assurance parentale (December 31)

Fonds central de soutien à la réinsertion sociale (December 31)

under administration of the Ministère de la Sécurité publique

Fonds d'assurance automobile du Québec (December 31)

under administration of the Société de l'assurance automobile du Québec

Fonds d'assurance-garantie

under administration of the Régie des marchés agricoles et alimentaires du Québec

Fonds d'assurance-récolte

Fonds d'assurance-stabilisation des revenus agricoles

under administration of the La Financière agricole du Québec

Fonds des pensions alimentaires

under administration of the Agence du revenu du Québec

Fonds d'indemnisation des clients des agents de voyages

under administration of the Office de la protection du consommateur

Fonds d'indemnisation des services financiers

under administration of the Autorité des marchés financiers

CONSOLIDATED FINANCIAL STATEMENTS	189

Appendix 3

Properties and fiduciary transactions (cont'd)

Guarantee fund

under administration of the Régie du bâtiment du Québec

Parental Insurance Fund (December 31)

under administration of the Conseil de gestion de l'assurance parentale (December 31)

Retraite Québec (December 31)

Trust fund under administration of the Bureau général de dépôts pour le Québec under administration of the Ministère des Finances

Unclaimed property (December 31)

under administration of the Agence du revenu du Québec

Workforce Skills Development and Recognition Fund

under administration of the Ministère du Travail, de l'Emploi et de la Solidarité sociale

Note: When a fiscal year ends on a date other than March 31, it is indicated in parentheses.

190	PUBLIC ACCOUNTS 2023-2024

Appendix 4

Fiduciary transactions conducted by the government

Summary of properties held and fiduciary transactions administered for designated beneficiaries

(millions of dollars)

	As at March 31, 2024

				Net assets
	Assets		Liabilities	(liabilities)

Account under administration of the Educational

Childcare Services Fund	3		3	―

Accounts under administration(1), under administration

of the Curateur public	831		118	713

Caisse de dépôt et placement du Québec(1)	511 449		77 202	434 247	(2),(3)

Cautionnements individuels des agents de voyages	9	(2)	5	4

Comité Entraide - public and parapublic sectors	3		3	―

Commission de la construction du Québec

General administration fund(1)	328		239	89

Supplemental Pension Plan(1) :

general account	3 442	(2)	1 573	1 869

complementary account	18 291	(2)	18 291	―

pensioners' account	9 560	(2)	9 506	54

Other funds(1)	2 962		1 872	1 090

Conseil de gestion de l'assurance parentale(1)	10		10	―

Parental Insurance Fund(1)	724	(2)	144	580

Fonds central de soutien à la réinsertion sociale(1)	3		―	3

Fonds d'assurance automobile du Québec(1)	13 636	(2)	10 507	3 129

Fonds d'assurance-garantie	12	(2)	―	12

Fonds d'assurance-récolte	261	(2)	36	225

Fonds d'assurance-stabilisation des revenus agricoles	12		289	(277)

Fonds des pensions alimentaires	186		186	―

Fonds d'indemnisation des clients des agents de voyages	161	(2)	4	157

Fonds d'indemnisation des services financiers	133	(2)	25	108

Guaranty fund	37		―	37

CONSOLIDATED FINANCIAL STATEMENTS	191

Appendix 4

Fiduciary transactions conducted by the government (cont'd)

Summary of properties held and fiduciary transactions administered for designated beneficiaries (cont'd)

(millions of dollars)

	As at March 31, 2024

	Assets		Liabilities	Net assets (liabilities)

Retraite Québec(1)	303		285	18

Government pension plans - share paid by participants(1):

RREGOP	86 948	(2)	78 529	8 419

PPMP	12 171	(2)	10 531	1 640

PPPOCS	822	(2)	750	72

SPMSQ	989	(2)	967	22

Other pension plans administered by Retraite Québec(1)	451	(2)	354	97

Québec Pension Plan Fund(1)

Québec Pension Plan - Base plan	112 755	(2)	1 063	111 692

Québec Pension Plan - Additional plan	10 160	(2)	3	10 157

Trust fund under administration of the Bureau général de dépôts pour le Québec	1 140		1 140	―

Unclaimed property(1), under administration of the Agence du revenu du Québec	350		147	203

Workforce Skills Development and Recognition Fund	331		35	296

(1) The data are as at December 31, 2023, that is, the end date of the trust fund's fiscal year.

(2) The funds of certain trusts are entrusted in whole or in part to the Caisse de dépôt et placement du Québec (the Caisse). The net assets of the Caisse, shown at fair value, included $266 718M in funds entrusted to it by these trusts.

(3) The net assets of the Caisse include assets taken into account in the government's consolidated financial statements, particularly those of the Retirement Plans Sinking Fund and the Generations Fund. The fair value of these assets was $145 044M.

192	PUBLIC ACCOUNTS 2023-2024

GLOSSARY

Glossary

The following terms are used in the sections "Analysis of the consolidated financial statements" and "Consolidated financial statements" contained in this volume.

Accrual basis of accounting

The accrual basis of accounting is an accounting method that involves taking into account, in determining net results of the revenues earned and the expenditures incurred during a fiscal year, without considering the moment the transactions were settled through cash receipts or disbursements or in any other manner.

Advance borrowings

Advance borrowings are borrowings made by the general fund of the Consolidated Revenue Fund in a fiscal year, of which the cash has been received as at March 31, 2024, to meet its financial requirements in the next fiscal year.

Consolidated Revenue Fund

The Consolidated Revenue Fund consists of all money received or collected from various sources over which the Parliament of Québec has the power of appropriation. It comprises a general fund and special funds.

Contingency Fund

The Contingency Fund is a provision administered by the Conseil du trésor which is intended in particular to cover unforeseen expenses that may arise in any of the government programs during the fiscal year, as well as the cost of certain measures announced in the budget.

Cost-sharing plans

Cost-sharing pension plans are joint plans for which the government's responsibility for payment of the benefits granted by the plan is limited to its share of the cost of benefits accrued by employees.

Cost-balance plans

Cost-balance pension plans are plans for which the government covers the total cost of accrued benefits, net of the contributions paid by employees and certain employers.

Debt representing accumulated deficits

The debt representing accumulated deficits consists of the accumulated operating deficits and accumulated remeasurement gains and losses.

Derivative financial instruments

Derivative financial instruments are instruments whose value fluctuates according to an underlying instrument (for example, an interest rate, a foreign exchange rate, an index or the price of a commodity) without requiring the holding or delivery of the underlying instrument itself.

PUBLIC ACCOUNTS 2023-2024	195

Glossary (cont'd)

Effective interest method

The effective interest method is used to establish the amortized cost of a financial asset or financial liability (or a group of financial assets or financial liabilities), and to allocate interest income or interest expense appropriately between the fiscal years. The effective interest rate takes into account transaction costs, discounts and premiums.

Fair value

Fair value is the amount of the consideration that would be agreed upon in an arm's length transaction between knowledgeable, willing parties who are under no compulsion to act.

Financial assets

Financial assets represent assets that are used to repay existing debts or to finance future operations. They are not intended to be used to deliver public services.

Financial instruments

Financial instruments are any contracts that give rise to financial assets, such as investments and loans, and financial liabilities or equity instrument, such as debt, derivatives and equities.

Financial liabilities

Financial liabilities are liabilities corresponding to an obligation:

  to deliver cash or another financial asset;

  to exchange financial instruments under conditions that are potentially unfavorable to the government.

General fund

The general fund consists of money paid into the Consolidated Revenue Fund that has not been credited to a special fund under legislative provisions.

Generations Fund

Under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), the Minister of Finance deposits the sums that make up this fund with the Caisse de dépôt et placement du Québec. These sums are used exclusively for repaying the government's gross debt.

196	PUBLIC ACCOUNTS 2023-2024

Glossary (cont'd)

Government enterprises

A government enterprise has all of the following characteristics:

  it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

  it is vested with the financial and administrative power to carry out commercial activities;

  its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the government's reporting entity;

  it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the government's reporting entity.

Gross debt

The gross debt corresponds to the sum of debts (before offsetting treasury securities) of which the cash has been received as at March 31, 2024, liabilities related to derivative financial instruments and the net liability regarding the pension plans and other employee future benefits. The balances of the Generations Fund, sinking funds relating to borrowings (before offsetting treasury securities), assets related to derivative financial instruments and advance borrowings are deducted from this sum.

Gross domestic product (GDP)

GDP is the value of all goods and services produced within the geographical limits of a country or a territory during a given calendar year.

Liabilities

Liabilities are obligations of the government toward third parties on the consolidated financial statement date arising from past transactions or events, and whose fulfilment will give rise to an outflow of resources representative of economic benefits in the future.

Net debt

The net debt corresponds to the difference between the government's financial assets and its liabilities. It consists of accumulated deficits and non-financial assets.

Non-budget-funded bodies

Non-budget-funded bodies depend in whole or in part on departments for their funding. However, non-budget-funded bodies have more autonomy than those funded by budgetary appropriations. Although non-budget-funded bodies also answer to a minister, the legislation grants their management more extensive funding and operating powers.

Non-financial assets

Non financial assets represent assets that are used in the normal course of the government's activities to deliver public services.

PUBLIC ACCOUNTS 2023-2024	197

Glossary (cont'd)

Organizations in the government's networks

The network bodies are part of four networks:

  the health and social services network includes integrated health and social services centres, as well as other public institutions and regional authorities;

  the education network includes school service centres and school boards;

  the higher education networks include general and vocational colleges (CEGEPs) and the Université du Québec and its constituent universities.

All of these organizations, which are funded largely through budgetary appropriations of their responsible department, are autonomous in regard to the delivery of public services. They are legal entities that are vested with the financial and administrative powers needed to provide public services. In addition, the government's ability to dispose of their assets is subject to major restrictions.

Own-source revenue

Own-source revenue consists of revenue from income and property taxes, consumption taxes, duties, permits and royalties, miscellaneous sources and government enterprises.

Retirement Plans Sinking Fund (RPSF)

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may make long-term investments by depositing money from the general fund of the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec, up to an amount equal to the sums recognized as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans.

Sinking Fund relating to government borrowings

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may create a sinking fund to provide for the repayment of any borrowing that is part of the government's debt. To that end, the Minister may, with the authorization of the government, take out of the general fund of the Consolidated Revenue Fund any sum the Minister pays into the sinking fund. In addition, prudential liquid assets are kept in the sinking fund to enable the government to fulfill its financial commitments in the event of major disruptions in financial markets.

Special fund

A special fund is a fund established by an Act to provide for certain financial commitments of a minister, a budget-funded body or a non-budget-funded body exercising an adjudicative function. Legislative provisions determine which sums paid into the Consolidated Revenue Fund must be credited to a special fund.

198	PUBLIC ACCOUNTS 2023-2024

Glossary (cont'd)

Supercategories

Supercategories consist of the categories used to account for expenditures, other than that of the debt service.

Transfer

This supercategory includes expenditures that are paid out to provide beneficiaries with various forms of financial support. For the government, these expenditures do not constitute direct acquisitions of goods or services or funds granted for the purpose of obtaining a return, as in the case of an investment, or amounts for which it expects to be repaid at a later date, as in the case of loans.

Remuneration

This supercategory includes expenditures incurred for ordinary remuneration, overtime and certain other indemnities paid directly by the government to permanent and part-time employees and to casual employees, including students and seasonal employees. It also includes the remuneration of health professionals, including that of the independent workforce, as well as salaries and allowances paid to members of the National Assembly, any person appointed or designated by the National Assembly to hold a public office and the personnel directed by that person, judges and members of the Sûreté du Québec. Lastly, it includes all benefits and other contributions paid by the government in its capacity as an employer, particularly, contributions to the pension plans, the Québec Pension Plan, the Québec Parental Insurance Plan and employment insurance.

Operating

This supercategory includes expenditures incurred in the course of administrative activities, apart from remuneration expenses, transfer expenses, doubtful accounts and other allowances, and debt service. In particular, it includes the estimated cost of reassessments and of the government's new obligations regarding the remediation of contaminated sites, as well as the depreciation of fixed assets and accretion expenses.

Doubtful accounts and other allowances

This supercategory includes expenditures resulting from changes in the allowance for doubtful accounts, the allowance for losses on financial initiatives guaranteed by the government and the valuation allowance for loans, investments and advances.

Transfer expenditures

Transfers are economic benefits granted by a government to a recipient, for no consideration in goods or services and for which the government does not expect to be reimbursed at a later date or to obtain a direct financial return.

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